UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant       ☑
Filed by a Party other than the Registrant       ☐
Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
XO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$700,000,000.00 — Determined by reference to the purchase price to be paid for the assets to be sold.

(4)	Proposed maximum aggregate value of transaction:

$700,000,000.00

(5)	Total fee paid:

$74,900.00

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

XO HOLDINGS, INC.
11111 SUNSET HILLS ROAD
RESTON, VIRGINIA 20190
[                        ], 2006
To the Stockholders of XO Holdings, Inc.:
      You are cordially invited to attend the annual meeting of stockholders of XO Holdings, Inc. (the “Company” or “XO Holdings”) to be held on [                    ], 2006, at [                    ], local time, at [                    ]. As described in the accompanying Notice of Annual Meeting and Proxy Statement, at the annual meeting, you will be asked to consider and vote upon (i) the election of eight (8) directors to hold office until the 2007 annual meeting of stockholders of the Company and/or until their respective successors are duly elected and qualified and (ii) a proposal to adopt and approve the Equity Purchase Agreement, dated as of November 4, 2005, as amended on March 1, 2006 (as so amended and as such agreement may be further amended from time to time, the “Purchase Agreement”), between XO Holdings, XO Communications, Inc. (“XO Communications”) and Elk Associates LLC (“Elk”) and the transactions contemplated by the Purchase Agreement, including the Equity Sale (as defined below) and an amendment (the “Amendment”) to the limited liability company agreement of XO Communications, LLC (“XO LLC”) necessary to consummate the Equity Sale. In addition to the matters to be acted upon, the Company will report on XO Holdings’ operations and financial results, provide XO Holdings’ perspective on recent regulatory and industry trends and respond to any questions you may have.
      The Purchase Agreement contemplates the sale of XO Holdings’ competitive local exchange carrier (or CLEC) assets that comprise its (and, formerly, XO Communication’s) wireline business through the sale (the “Equity Sale”) of all of the equity interests in XO LLC held by the Company to Elk for a total purchase price of $700 million. $625 million of the purchase price will be paid in cash and the remainder will consist of the assumption by Elk of $75 million of the Company’s senior secured debt. After the Equity Sale, XO Holdings will focus on growing its fixed wireless business, which XO Holdings operates through its subsidiary LMDS Holdings, Inc. (“LMDS Co.”).
      The Company’s board of directors (the “Board”) has determined, based upon the unanimous approval and recommendation of a Special Committee of the Board, which Special Committee consisted of independent, non-management directors of the Company, and by a unanimous vote of all of the disinterested directors of the Company, that the terms of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) are fair to, advisable and in the best interests of the Company and its stockholders. The Special Committee was advised by Greenberg Traurig, LLP (“Greenberg Traurig”) as its legal counsel and relied on Jefferies & Company, Inc. (“Jefferies”) for financial advice.
      With the assistance of Jefferies, the Company conducted an extensive solicitation and auction process for the sale of the Company’s (then XO Communications’) CLEC assets that comprise the Company’s wireline business. Simultaneously, Jefferies explored and developed strategic alternatives to such a sale, including the refinancing of the Company’s (then XO Communications’) outstanding long-term debt. At the conclusion of this process, which was overseen by the Special Committee, the Special Committee ultimately concluded that such a sale was in the best interests of the Company and its stockholders. With the assistance of Greenberg Traurig and the Company’s outside counsel, the Special Committee negotiated the terms of the Purchase Agreement and the Stockholder Voting Agreement (as defined below), adopted and approved the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment), and recommended the adoption and approval thereof by the Board.
      At the time of its recommendation to the Board, the Special Committee received an opinion from Jefferies to the effect that the consideration to be received by the Company pursuant to the Purchase Agreement in connection with the Equity Sale is fair to the Company from a financial point of view. The opinion of Jefferies is attached as Annex B to the enclosed Proxy Statement and should be read carefully and in its entirety. As a result of the foregoing, the Special Committee and the Board have adopted and approved the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
      Elk is wholly-owned directly by Mr. Carl Icahn, who is the Chairman of the Board and, through his ownership of Cardiff Holding LLC (“Cardiff”), is the majority stockholder of the Company. Prior to the Restructuring Merger described below, Mr. Icahn was also the Chairman of XO Communications’ board of directors. XO Holdings was initially formed as XO Communications’ wholly-owned subsidiary on October 25, 2005. On such date, XO LLC was formed as XO Holdings’ wholly-owned subsidiary. To facilitate the Equity Sale, on February 28, 2006, XO Communications and XO LLC consummated the restructuring merger contemplated by the Purchase Agreement (the “Restructuring Merger”) in which XO Communications merged with and into XO LLC, with XO LLC being the entity that survived the Restructuring Merger. Upon the completion of the Restructuring Merger, the Company succeeded to XO Communications’ business and your shares of capital stock, and your options, warrants and other rights to acquire shares of capital stock, of XO Communications outstanding immediately prior to the Restructuring Merger were converted into corresponding shares of capital stock, and corresponding options, warrants or other rights to acquire shares of capital stock, of the Company. In connection with the Restructuring Merger, all directors of XO Communications became directors of the Company, and all board committees, including the Special Committee described below, continued with the same membership.
      The Purchase Agreement conditions the Equity Sale upon the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote on the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment). The sale of all of the equity interests in XO LLC held by the Company as contemplated by the Equity Sale pursuant to the Purchase Agreement may be deemed a sale of substantially all of the assets of the Company, thus requiring stockholder approval. In addition, the Restructuring Merger was consummated pursuant to Section 251(g) of the Delaware General Corporation Law, which requires certain changes to the organizational documents of XO LLC, such as the Amendment, to be approved by the stockholders of XO Holdings. Cardiff Holding LLC (“Cardiff”), which beneficially owns approximately 62% of the outstanding Company common stock and approximately 95% of the outstanding preferred stock of XO Holdings, has entered into a Stockholder Voting Agreement, dated as of November 4, 2005 (the “Stockholder Voting Agreement”), with XO Holdings, which requires Cardiff to vote all of its shares of capital stock of the Company at the annual meeting in favor of the adoption and approval of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the Equity Sale contemplated by the Purchase Agreement, such superior proposal. No such third party superior proposal has been submitted or is otherwise pending at this time. In the event that such a proposal is submitted to the Company, the Company will prepare and file with the Commission and furnish to its stockholders, as appropriate, one or more amendments to this proxy statement reflecting such superior proposal.
      As a result of the Stockholder Voting Agreement, unless the Purchase Agreement is terminated prior to the annual meeting in accordance with its terms, including in connection with a superior proposal, it is assured that, at the annual meeting, the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) will be adopted and approved by the stockholders of XO Holdings. Nevertheless, we urge you to study the Proxy Statement carefully so as to make your own assessment of the advisability of the Purchase Agreement and the transactions contemplated thereby, including the proposed Equity Sale and Amendment.
      The Board recommends that, at the annual meeting, you vote “FOR” the adoption and approval of the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
      Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to vote your shares and submit your proxy card in the enclosed postage pre-paid envelope. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.
      Enclosed with this letter is a Notice of Annual Meeting of Stockholders, a Proxy Statement and a proxy card. If you have any questions concerning these documents, please feel free to contact our Investor Relations Department at (703) 547-2000. The Proxy Statement is provided by the Board in connection with the furnishing of proxies for use at the annual meeting and at any adjournments or postponements of the annual meeting. The Proxy Statement provides you with detailed information about the nominees for directors of the Company and the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment. You may obtain additional information about the Company from documents filed with the United States Securities and Exchange Commission (the “Commission”).

Sincerely,

Carl J. Grivner
President and Chief Executive Officer
      This proxy statement is dated [                    ], 2006, and is first being mailed to stockholders of the Company on or about [                    ], 2006.
      THE TRANSACTIONS DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

XO HOLDINGS, INC.
11111 SUNSET HILLS ROAD
RESTON, VIRGINIA 20190
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on [                    ], 2006
      NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of XO Holdings, Inc. (“XO Holdings”), a Delaware corporation recently formed as the holding company of XO Communications, Inc. (“XO Communications”), which was merged with and into its subsidiary XO Communications, LLC (“XO LLC”), with XO LLC as the entity surviving such merger as a wholly-owned subsidiary of XO Holdings, will be held at [                    ] on [                    ], 2006 at [                    ] (local time) to consider and vote upon (i) the election of eight (8) directors to hold office until the 2007 annual meeting of stockholders of the Company and/or until their respective successors are duly elected and qualified and (ii) a proposal to adopt and approve that certain Equity Purchase Agreement, dated as of November 4, 2005, as amended on March 1, 2006 (as so amended and as such agreement may be further amended from time to time, the “Purchase Agreement”), between the Company, XO Communications and Elk Associates LLC (“Elk”) and the transactions contemplated by the Purchase Agreement, including (a) the proposed sale of XO Holdings’ competitive local exchange carrier (or CLEC) assets that comprise its (and, formerly, XO Communication’s) wireline business through the sale (the “Equity Sale”) of all of the equity interests in XO LLC held by the Company to Elk for a total purchase price of $700 million, $625 million of which will be paid in cash and the remainder of which will consist of the assumption by Elk of $75 million of the Company’s senior secured debt, and (b) an amendment (the “Amendment”) to the limited liability company agreement of XO LLC.
      Elk is wholly-owned by Mr. Carl C. Icahn, who is the Chairman of the Company’s board of directors (the “Board”) and was the Chairman of XO Communications’ board of directors and, through his ownership of Cardiff Holding LLC (“Cardiff”), is the majority stockholder of the Company. After the Equity Sale, the Company will focus on the development of its fixed wireless business, which the Company operates through its subsidiary LMDS Holdings, Inc. (“LMDS Co.”).
      At the annual meeting, you will be asked to (i) consider and vote upon the election of eight (8) directors to hold office until the 2007 annual meeting of stockholders of the Company and/or until their respective successors are duly elected and qualified, (ii) adopt and approve the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment and (iii) transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.
      A Proxy Statement, proxy and copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 accompany this Notice of Annual Meeting of Stockholders. Your attention is directed to the accompanying Proxy Statement for more complete information regarding the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
      Only stockholders of record at the close of business (5:00 p.m., Eastern Time) on [                    ], 2006 (the “Record Date”) are entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Under the Company’s Certificate of Incorporation, subject to applicable law, the holders of the Company’s preferred stock vote together with the holders of the Company’s common stock on all matters submitted to a vote of the holders of common stock. At the close of business on the Record Date, the Company had 181,933,035 shares of common stock and 4,000,000 million shares of preferred stock outstanding (which were then convertible into 47,064,418 shares of common stock), representing a total of 228,997,453 votes on such date. Accordingly, holders of the outstanding capital stock of the Company representing 114,498,727 votes, if present at the annual meeting in person or by proxy, will constitute a quorum for the purposes of transacting business at the annual meeting.
      The Board extends a cordial invitation to all stockholders of XO Holdings to be present at and participate in the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares and submit your proxy card in the enclosed postage pre-paid envelope. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.
      This notice and the accompanying Proxy Statement and Annual Report on Form 10-K are expected to be first mailed to Company stockholders on or about [                    ], 2006.

By Order of the Board of Directors,
Reston, Virginia
[                    ], 2006
TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

i

REFERENCE TO ADDITIONAL INFORMATION
      This proxy statement refers to important business and financial information about the Company, XO Communications, XO LLC and Elk from documents that are not included in or delivered with this document. You can obtain documents related to the Company, XO Communications, XO LLC or Elk that are referred to in this document, without charge, by requesting them in writing or by telephone from the appropriate company.

XO Holdings, Inc.	Elk Associates LLC
XO Communications, LLC	c/o Icahn Associates Corp.
11111 Sunset Hills Road	767 Fifth Avenue
Reston, Virginia 20190	New York, NY 10153
Attention: General Counsel	Attention: General Counsel
(703) 547-2000	(212) 702-4300
      Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents.
      In order to receive timely delivery of requested documents in advance of the annual meeting, you should make your request no later than [                    ], 2006.
      For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.
      See “Where You Can Find More Information” beginning on (page 85).
TERMS USED IN THIS PROXY STATEMENT
      Unless otherwise indicated, the following terms used in this proxy statement will have the respective meanings below:

•	“Amendment” refers to an amendment to the limited liability company agreement of XO LLC pursuant to the Purchase Agreement;

•	“Board” refers to the Board of Directors of the Company;

•	“Cardiff” refers to Cardiff Holding LLC, a Delaware limited liability company;

•	“CLEC Company” refers to the competitive local exchange carrier assets of the Company that comprise the Company’s (and, formerly, XO Communication’s) wireline business;

•	“Company” refers to (i) XO Communications prior to the consummation of the Restructuring Merger and (ii) XO Holdings from and after the consummation of the Restructuring Merger;

•	“Company common stock” refers to the common stock, par value $0.01 per share, of XO Holdings;

•	“Elk” refers to Elk Associates LLC, a Delaware limited liability company;

•	“Equity Sale” refers to the sale of the CLEC Company through the sale of all of the equity interests in XO LLC held by XO Holdings to Elk pursuant to the Purchase Agreement;

•	“LMDS Co.” refers to LMDS Holdings, Inc., a Delaware corporation;

•	“Purchase Agreement” refers to that certain Equity Purchase Agreement, dated as of November 4, 2005, as amended on March 1, 2006, between the Company, XO Communications and Elk, as such agreement may be further amended from time to time;

•	“Restructuring Merger” refers to the merger of XO Communications with and into XO LLC, with XO LLC as the entity surviving such merger;

•	“Special Committee” refers to the special committee of the Board, established at a meeting of the Board held on April 22, 2005, consisting of Messrs. Robert Knauss, Fredrik Gradin and Adam Dell;

•	“Stockholder Voting Agreement” refers to that certain Stockholder Agreement, dated as of November 4, 2005, between the Company and Cardiff, as such agreement may amended from time to time;

•	“XO Communications” refers to XO Communications, Inc., a Delaware corporation;

•	“XO Holdings” refers to XO Holdings, Inc., a Delaware corporation; and

•	“XO LLC” refers to XO Communications, LLC, a Delaware limited liability company.
ABOUT THIS PROXY STATEMENT
      This proxy statement constitutes a proxy statement of the Company and has been sent to you because, on [                    ], 2006, you were a holder of Company common stock as a result of the Restructuring Merger and such date is the record date set by the Board as the date for determining the stockholders of XO Holdings who are entitled to vote at the annual meeting of XO Holdings’ stockholders called for the purposes of considering and voting upon eight nominees for directors of the Company and a proposal to approve the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
      As a result of the Restructuring Merger, each share of capital stock, and each option, warrant and other right to acquire shares of capital stock, of XO Communications outstanding immediately prior to the Restructuring Merger was converted into corresponding shares of capital stock, and corresponding options, warrants or other rights to acquire shares of capital stock, of XO Holdings. Immediately prior to the consummation of the Restructuring Merger, XO Communications assigned its cash, marketable securities, 100% of the outstanding shares of common stock of LMDS Co. and other Excluded Assets (as defined in the Purchase Agreement) to XO Holdings, and retained and agreed to hold XO Holdings and LMDS Co. harmless from, specified liabilities related thereto. Pursuant to Section 251(g) of the Delaware General Corporation Law, stockholder approval of the Restructuring Merger was not required.
      All information contained in this proxy statement with respect to XO Holdings or XO Communications has been provided by XO Holdings. All information contained in this proxy statement with respect to XO LLC has been provided by XO LLC. All information contained in this proxy statement with respect to Elk has been provided by Elk.

QUESTIONS AND ANSWERS ABOUT THE EQUITY SALE AND THE ANNUAL MEETING

Q1:	What is the date, time and place of the annual meeting?

A1:	The annual meeting of stockholders of XO Holdings will be held at [ ] on [ ], 2006 at [ ] (local time).

Q2:	What am I being asked to vote on?

A2:	You are being asked to consider and vote upon (i) the election of eight (8) directors to hold office until the 2007 annual meeting of stockholders of the Company and/or until their respective successors have been duly elected and qualified and (ii) the approval and adoption of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment).

Q3:	How does our Board recommend that I vote?

A3:	Our Board recommends that you vote (i) “FOR” each nominee for director described in this proxy statement and (ii) “FOR” the proposal to approve and adopt the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment).

Q4:	What vote of our stockholders is required to approve the proposals?

A4:	Assuming that a quorum is present at the meeting (which, as a result of the Stockholder Voting Agreement, is likely), the vote requirements to approve the proposals are as follows: (i) each nominee for director who receives the greatest number of affirmative votes cast in favor of such nominee will be elected by the stockholders of XO Holdings, (ii) the proposal to approve and adopt the Purchase Agreement and the Equity Sale contemplated thereby must be approved by the holders of a majority of the Company common stock and preferred stock, voting together as a single class, outstanding as of [ ], 2006, the record date set by the Board as the date for determining the stockholders entitled to vote at the annual meeting, and (iii) the proposal to approve and adopt the Amendment must be approved by the holders of a majority of the Company common stock and preferred stock, each voting as a separate class and also voting together as a single class, outstanding as of such record date.

Q5:	In general, what are the transactions contemplated by the Purchase Agreement?

A5:	XO Holdings, XO Communications and Elk, an entity owned by Mr. Carl Icahn, the Chairman of the board of directors and the majority stockholder of XO Communications until the Restructuring and now the Chairman of the Board and majority stockholder of XO Holdings, entered into an Equity Purchase Agreement (or Purchase Agreement), pursuant to which Elk has agreed to purchase the Company’s wireline business, which it operates through XO LLC, by purchasing all of the equity interests in XO LLC held by XO Holdings in consideration for $700 million, $625 million of which will be paid in cash and the remainder of which will consist of the assumption by Elk of $75 million of the Company’s senior secured debt (which transactions we refer to as the Equity Sale). In addition, the Purchase Agreement provides for the amendment of XO LLC limited liability company agreement, in the form attached to this proxy statement as Annex C (which we refer to as the Amendment).

Q6:	Will our stockholders receive any payment from the Equity Sale?

A6:	No. The proceeds of the proposed Equity Sale under the Purchase Agreement will be paid to XO Holdings and used, at the closing of the Equity Sale, to repay, in accordance with the Company’s senior credit facility, all of the debt outstanding under the such credit facility, except the $75 million to be assumed by Elk, and to offer to redeem the Company’s preferred stock. Most of such indebtedness and preferred stock are owned by affiliates of Mr. Icahn. But for waivers of compliance with applicable financial covenants through December 31, 2006 granted by affiliates of Mr. Icahn, the Company would have been in default under the terms of such indebtedness since March 31, 2004, and has been advised that no additional waivers were likely to be forthcoming. The Company will use the remaining sale proceeds and its other available cash resources, which together is currently expected to exceed $300 million, to fund the growth and development of the Company’s wireless business.

Q7:	What will the stockholders receive from the Equity Sale?

A7:	While the stockholders will not receive any direct compensation, once the Equity Sale is completed, XO Holdings will be debt-free and is currently expected to have in excess of $300 million in cash after the Equity Sale to fund the development and operation of its fixed wireless business and for other corporate purposes. XO Holdings’ fixed wireless services are already being offered to business customers and major mobile wireless service providers in select markets. Using its liquid cash position and strengthened balance sheet, the Company plans to roll out its fixed wireless service in additional areas and develop additional fixed wireless service offerings.

Q8:	What is the Company’s wireless business?

A8:	The Company is the nation’s largest holder of local multipoint distribution service (or LMDS) wireless spectrum, with exclusive licenses to between the 28 GHz and 31 GHz spectrum range in more than 70 U.S. major metropolitan markets. Through LMDS Co., the Company currently offers wireless T-1s, wireless dedicated internet access and wireless Ethernet services utilizing broadband radio signals transmitted between points of presence located within a line-of-sight over distances of less than five miles. LMDS Co. presently operates in Los Angeles, San Diego and Miami, is deploying networks in ten additional cities and anticipates expanding its market presence to more than 50 major U.S. cities. XO Holdings has commenced implementation of its fixed wireless services under an agreement with a major mobile wireless telecommunications carrier.

Q9:	Was a Special Committee formed in respect of the Equity Sale?

A9:	Yes. When the Company commenced the evaluation of its strategic alternatives in early 2005, the possible alternatives considered were a refinancing or renegotiation of the Company’s senior credit facility, a sale of the entire Company and a sale of the assets of the Company comprising its wireline business (or the CLEC Company). Mr. Icahn indicated at that time that he might consider making an offer to purchase the CLEC Company. In light of the possibility that the strategic alternatives being explored might entail potential conflicts of interest with Mr. Icahn in his several capacities as the Chairman of the Board and as the controlling stockholder, directly or indirectly, of the Company’s majority stockholder and the holder of a majority of the Company’s outstanding debt and preferred stock, the Board determined that it was advisable to form the Special Committee of independent directors to evaluate and negotiate any such transaction, as well as the other strategic alternatives (particularly the refinancing or renegotiation of the Company’s senior credit facility).

Q10:	Did the Special Committee consider exercising its right to retain an additional financial advisor?

A10:	Yes. The Special Committee was advised by Jefferies & Company, Inc. (or Jefferies), which also advised the Company. The Special Committee received advisory representation proposals from, and interviewed senior bankers representing, three reputable investment banks. The Special Committee gave consideration to the retention of an additional financial advisor at various stages in the sale process, and on each occasion determined that an additional financial advisor for the Special Committee was not necessary or appropriate. In making that judgment, the Special Committee requested and received information concerning Jefferies’ prior engagements with other affiliates of Mr. Icahn and gave weight in its determinations to Jefferies’ (i) substantial familiarity with the Company and its operations, which it gained through, among other things, its work in connection with its advisory services to the Official Committee of Unsecured Creditors in the Company’s bankruptcy restructuring in 2003 and to a special committee of the board in connection with a 2004 offering of the Company’s outstanding preferred stock, (ii) extensive knowledge of the industries within which the Company and its affiliates operate, and (iii) competitive fee structure that provided an incentive for Jefferies to seek out buyers that are not affiliated with Mr. Icahn or Telecom X so as to encourage a broad solicitation of interest in the purchase of the CLEC Company. The Special Committee also took into account the fees proposed by the candidates for the role of additional financial advisor, and concluded that that the engagement of another financial advisor would not add value to the solicitation process, in light of the instruction given by the Special Committee to conduct a fair and open auction process, the extent of the process conducted by Jefferies, and the additional delay that such a retention would entail.

Q11:	Has the Special Committee concluded that the Equity Sale is fair to the Company’s stockholders?

A11:	Yes. The Special Committee has determined that the Equity Sale is fair to the Company’s stockholders.

Q12:	Has the Board concluded that the Equity Sale is fair to the Company’s stockholders?

A12:	Yes. The Board, on the unanimous recommendation of the Special Committee, has determined that the Equity Sale is fair to the Company’s stockholders.

Q13:	Did the Special Committee conduct an extensive sale process for the sale of the Company’s wireline business?

A13:	Yes. Through the end of the sale process, which began in June 2005, Jefferies contacted a total of 89 potential buyers, including both industry participants and private equity investment firms. Of these, 30 executed confidentiality agreements and received the confidential information memorandum for the sale of the CLEC Company and, over the course of the process, four requested and received draft Equity Purchase Agreements for the transaction prepared by the Company’s counsel.

Q14:	Did the Special Committee receive any offers to purchase the CLEC Company at prices higher than $700 million?

A14:	While the Special Committee initially received indications of interest from three bidders in amounts higher than $700 million, each of those bidders withdrew their respective proposals before, during and/or after completion of its due diligence review.

Q15:	How did I become a stockholder of XO Holdings?

A15:	On October 25, 2005, XO Communications formed XO Holdings as its wholly-owned subsidiary and XO Holdings formed XO LLC as its wholly-owned subsidiary. Pursuant to the Purchase Agreement and to facilitate the Equity Sale, on February 28, 2006, XO Communications and XO LLC consummated a Restructuring Merger in which XO Communications merged with and into XO LLC, with XO LLC as the entity that survived the Restructuring Merger. Upon the completion of the Restructuring Merger, your shares of capital stock, and your options, warrants and other rights to acquire shares of capital stock, of XO Communications outstanding immediately prior to the Restructuring Merger were converted into an equal number of corresponding shares of capital stock, and an equal number of corresponding options, warrants or other rights to acquire shares of capital stock, of the Company. Such capital stock and options, warrants and other rights to acquire such capital stock of XO Holdings issued to you (as applicable) pursuant to the Restructuring Merger have the same designations, rights, powers and preferences as the capital stock and/or options, warrants and other rights of XO Communications that you held immediately prior to the Restructuring Merger.

Q16:	Why didn’t I get to vote either for or against the Restructuring Merger?

A16:	The Restructuring Merger was consummated pursuant to Section 251(g) of the Delaware General Corporation Law (or the DGCL). Under Section 251(g) of the DGCL, stockholder approval is not required to consummate a reorganization of the type contemplated by the Restructuring Merger, as the rights of the Company’s stockholders were unchanged.

Q17:	What is the corporate structure of XO Holdings?

A17:	You are now a stockholder of XO Holdings, which is the parent company of LMDS Co., the entity that holds the Company’s wireless business and XO LLC (successor by merger to XO Communications), the entity that holds the Company’s wireline business.

Q18:	Why do the stockholders of the Company have to vote to amend the limited liability company agreement of XO LLC?

A18:	Pursuant to the Purchase Agreement, the Company agreed to cause the Amendment to become effective. The Restructuring Merger was consummated pursuant to Section 251(g) of the DGCL, which requires the Limited Liability Company Agreement of XO LLC to provide that any action by XO LLC that would require a stockholder vote if XO LLC were a corporation, such as an amendment to its organizational documents (i.e., the Amendment), also requires an affirmative vote of the stockholders of XO Holdings.

Q19:	When do you expect the Equity Sale to occur?

A19:	We expect to complete the Equity Sale promptly after we receive the Company’s stockholder approval at the annual meeting and once the other conditions to the Equity Sale have been satisfied or waived, including receipt of all necessary regulatory approvals. We currently anticipate closing in the Company’s second fiscal quarter of 2006, which ends June 30, 2006.

Q20:	What do I need to do now?

A20:	After carefully reading and considering the information contained in this proxy statement, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be represented and voted at the annual meeting. Your proxy card will instruct the persons named on the card to vote your shares at the annual meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” each nominee for director described in this proxy statement and “FOR” the adoption and approval of the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment. If you do not vote or if you abstain, the effect will be a vote against the Purchase Agreement. You may also grant your proxy by telephone, on the Internet or vote in person at the annual meeting.

Q21:	May I change my vote after I have mailed my signed proxy card?

A21:	You may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of four ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:
Ms. Simone Wu
Secretary
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Third, you can submit a proxy by telephone or the Internet at a later time. Fourth, you can attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.
If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q22:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A22:	Your broker will generally not have the discretion to vote your shares without your instructions. You should instruct your broker to vote your shares, following the directions your broker provides. Failure to instruct your broker to vote your shares will result in a “broker non-vote.” Because the proposal to approve and adopt the Purchase Agreement and the transactions contemplated thereby require an affirmative vote of the holders of a majority of the shares of Company common stock outstanding as of the record date for the meeting, these so-called “broker non-votes” have the same effect as votes cast against such Purchase Agreement and contemplated transactions.

Q23:	Who can help answer my questions?

A23:	If you have any questions about the proposals contained in this proxy statement or if you need additional copies of this proxy statement or the enclosed proxy, you should contact:
Investor Relations Department
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, VA 20190
(703) 547-2000

SUMMARY
      This summary highlights selected information from this proxy statement and is not intended to be complete. It does not contain all of the information that may be important to you and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement. Stockholders are urged to carefully read and review this entire proxy statement and the other documents to which this document refers for a more complete understanding of the matters being considered at the annual meeting.
Wireline Assets to be sold (see page 59, Annex A and Annex B)
      The Company emerged from bankruptcy on January 16, 2003 with a new senior credit facility (which we refer to as the existing credit facility), the obligations under which are secured by substantially all of the Company’s assets. Substantially all of the terms of the existing credit facility (including the financial covenants and the prepayment, default and event of default provisions) were negotiated with the Company’s pre-petition senior lenders. The Company emerged from bankruptcy under new management. In early 2004, the Company’s new management recognized that the Company would not be in compliance with one of the covenants under the existing credit facility requiring it to generate minimum amounts of consolidated earnings before interest, taxes, depreciation and amortization (or EBITDA) for the fiscal quarters ended March 31, 2004 and June 30, 2004. Accordingly, management requested and, on March 22, 2004, received from Arnos Corp., a company controlled by Mr. Icahn which holds a majority of the indebtedness outstanding under the existing credit facility, for no consideration a waiver from compliance with such EBITDA covenant during such quarters. The Company subsequently requested from Arnos Corp. an additional waiver from compliance with the EBITDA covenant through December 31, 2005 and, on August 3, 2004, such waiver was granted, also for no consideration.
      In obtaining the second waiver, the Company recognized that a waiver that did not extend for at least twelve months beyond the end of an audited fiscal year would result in a so-called “going concern” exception to the opinion of its auditors in respect of the Company’s consolidated financial statements which, in turn, would have resulted in substantial negative consequences for the Company. Consequently, in May 2005, at management’s request, Arnos Corp. again waived the requirement of the Company to comply with the EBITDA covenants under the existing credit facility through December 31, 2006. At the time that this third waiver was granted, the Company was considering its available strategic alternatives, including the renegotiation or refinancing of the existing credit facility, a sale of the Company and a sale of only the CLEC Company. In exchange for such waiver, the Company agreed to clarify its existing obligation under the existing credit facility to use the proceeds of any sale of the Company or all or substantially all of its assets (which would include the Equity Sale) to repay, in accordance with the existing credit facility, the amounts outstanding under the existing credit facility and further agreed to offer to redeem all of the Company’s outstanding preferred stock.
      Under the direction and supervision of the Board and the Special Committee (and their respective legal advisors), with the assistance of Jefferies, the Company conducted an extensive solicitation and auction process for the sale of the CLEC Company while simultaneously exploring and developing viable strategic alternatives to such a sale, including the refinancing of the Company’s outstanding senior secured debt. At the conclusion of this process, the Special Committee concluded that such a sale was in the best interests of the Company and its stockholders, and with the assistance of Greenberg Traurig, LLP (“Greenberg Traurig”) and the Company’s outside counsel, negotiated the terms of the Purchase Agreement and the Stockholder Voting Agreement with affiliates of Mr. Icahn, adopted and approved the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment), and recommended the adoption and approval of such Purchase Agreement and contemplated transactions by the Board. A copy of the Purchase Agreement is included with this proxy statement as Annex A hereto. See “The Equity Sale — Background of the Equity Purchase Agreement.”

Purchase price; Use of proceeds from the Equity Sale (see page 59, Annex A and Annex B)
      The consideration to be paid to XO Holdings pursuant to the Purchase Agreement is $700 million, $625 million of which will be paid in cash and the remainder of which will consist of the assumption by Elk or one of its affiliates of $75 million of XO Holdings’ senior secured debt. Concurrently with the execution of the Purchase Agreement, Thornwood Associates Limited Partnership (or Thornwood), an entity owned by Mr. Icahn, executed a Guaranty (or the Thornwood Guaranty), dated as of November 4, 2005, pursuant to which Thornwood agreed to guaranty Elk’s obligation to pay the consideration payable in connection with the Equity Sale pursuant to the Purchase Agreement. See “The Equity Sale — Thornwood Guaranty.”
      The proceeds of the Equity Sale under the Purchase Agreement will be used, at the closing of the Equity Sale, (i) to repay, in accordance with the existing credit facility, all but $75 million, which will be assumed by Elk, of the Company’s then outstanding senior secured debt, (ii) to offer to redeem the Company’s outstanding preferred stock and (iii) to fund the growth and development of the Company’s fixed broadband wireless spectrum business. See “The Equity Sale — General.”
      The Company, which currently provides fixed broadband wireless services to several major metropolitan markets, is the largest holder of fixed wireless licenses in the 28 GHz-31 GHz spectrum range. Once the Equity Sale is completed, XO Holdings will be debt-free and is currently expected to have in excess of $300 million in cash to fund the development and operation of its fixed wireless business and for other corporate purposes. The availability of cash as a result of the Equity Sale will give the Company the ability to meet increasing demands for robust fixed wireless solutions by businesses, governmental agencies, mobile phone companies and wireline telecommunications companies. See “The Equity Sale — General.”
Conduct of the Company following the Equity Sale (see page 46)
      After the closing of the Equity Sale, the Company will no longer operate a wireline business. The Company will, however, focus its business on the delivery of broadband, fixed wireless communications services via its wholly-owned subsidiary LMDS Co., the nation’s largest holder of fixed wireless LMDS spectrum, with exclusive licenses in the 28 GHz-31 GHz spectrum range in more than 70 U.S. major metropolitan markets. LMDS Co. currently offers wireless T-1s, wireless dedicated internet access and wireless Ethernet services utilizing broadband radio signals transmitted between points of presence located within a line-of-sight over distances of less than five miles. LMDS Co. presently operates in Los Angeles, San Diego and Miami, is deploying networks in ten additional cities and anticipates expanding its market presence to more than 50 major U.S. cities. XO Holdings has commenced implementation of its fixed wireless services under an agreement with a major mobile wireless telecommunications carrier. See “The Equity Sale — Business of the Company following the Equity Sale.”
      We believe the products that we intend to offer after the Equity Sale are attractive to telecommunications carriers because such products will provide critical telecommunications links within their networks without requiring them to construct their own facilities or to purchase capacity from the regional incumbent local exchange carrier, or ILEC. We expect these products to also provide carriers as well as end-user customers network diversity and redundancy to permit them to deploy telecommunications services that are less vulnerable to natural disasters, terrorism, or other disruptions that may affect traditional, terrestrial telecommunications networks.
The Company’s board recommends that you vote “FOR” the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Equity Sale and the Amendment (see page 42)
      The Board, with Messrs. Icahn, Intrieri, Meister and Weber abstaining or absent from the vote, on November 2, 2005 and March 1, 2006, among other things:

•	determined that the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Equity Sale and the Amendment, are fair to, advisable and in the best interests of the Company and its stockholders;

•	approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Equity Sale and the Amendment;

•	directed that the Purchase Agreement and the transactions contemplated thereby be submitted to the Company’s stockholders in accordance with the Delaware General Corporation Law (or the DGCL) for the purpose of approving and adopting such Purchase Agreement and contemplated transactions; and

•	recommended that the Company’s stockholders vote in favor of approving and adopting the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
      The Board recommends that you vote “FOR” the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Equity Sale and the Amendment. See “The Equity Sale — Recommendation of the Special Committee and the Board.”
Recommendation to the Company’s stockholders (see page 42 and Annex B)
      A Special Committee consisting entirely of independent, non-management, disinterested directors of the Company was appointed by the Board to represent the interests of the Company’s stockholders, other than Mr. Icahn and his affiliates. Based in part upon the advice and recommendation of Jefferies and upon the advice of Greenberg Traurig, the Special Committee unanimously approved the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Equity Sale and the Amendment), and unanimously recommended that the Board approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
      Based on the recommendation of the Special Committee, the Board, with Messrs. Icahn, Intrieri, Meister and Weber abstaining from the vote, unanimously approved the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment), and unanimously recommends adoption and approval of such Purchase Agreement and contemplated transactions by the Company’s stockholders at the annual meeting. The Board concurred with and adopted the analysis of the Special Committee with respect to the Purchase Agreement and the transactions contemplated thereby in deciding to recommend that the Company’s stockholders vote “FOR” the adoption and approval of such Purchase Agreement and contemplated transactions.
      You should refer to the factors considered by the Special Committee in approving and making its recommendation to the Board, and the factors considered by the Board in making its decision to adopt and approve the Purchase Agreement and the transactions contemplated thereby. See “The Equity Sale — Reasons for the Special Committee’s Recommendation” and “The Equity Sale — Reasons for the XO Board’s and the Board’s Respective Recommendation.”
The Annual Meeting (see page 24)
      The annual meeting is scheduled to be held at [                    ] on [                    ], 2006, at [                    ] (local time). Only holders of shares of Company common stock as of the close of business (5:00 p.m., Eastern time) on [                    ], 2006, the record date determined by the Board as the date for determining the stockholders of the Company entitled to vote at the annual meeting, will be entitled to receive notice of and to vote at the annual meeting and any adjournments or postponements thereof. Each share of Company common stock (whether outstanding or deemed outstanding for voting purposes pursuant to the terms of the Company’s preferred stock, which is convertible into Company common stock) is entitled to one vote at the annual meeting. See “The Annual Meeting — General; Date; Time and Place”, “The Annual Meeting — Record Date; Voting Power.”
Purpose of the Annual Meeting (see page 24)
      The purpose of the annual meeting is to (i) consider and vote upon the election of eight (8) directors to hold office until the 2007 annual meeting of stockholders of the Company and/or until their respective successors have been duly elected and qualified, (ii) consider and vote upon the approval and adoption of the

Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) and (iii) to transact any other business that is properly brought before the annual meeting. “The Annual Meeting — Purpose of the Annual Meeting.”
Company stockholder vote required (see page 24 and Annex A)
      To constitute a quorum for the transaction of business at the annual meeting, the presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of Company common stock and the Company’s 6% Class A Convertible Preferred Stock (or the preferred stock) as of [                    ], 2006, the record date (or the Record Date) set by the Board for determining the Company’s stockholders who are entitled to vote at the annual meeting, is required. Under the Company’s Certificate of Incorporation, as amended (which we refer to as the Certificate of Incorporation), subject to applicable law, the holders of the Company’s 6% Class A Convertible Preferred Stock (or the preferred stock) vote together with the holders of Company common stock on all matters submitted to a vote of the holders of Company common stock.
      On the Record Date, the Company had 181,933,035 shares of common stock and 4,000,000 shares of preferred stock outstanding, which together represented 228,997,453 votes on such date. Accordingly, holders of the outstanding capital stock of the Company representing 114,498,727 votes, if present at the annual meeting in person or by proxy, will constitute a quorum for the purposes of transacting business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is not present at the annual meeting, which is unlikely by virtue of the Stockholder Voting Agreement, the Company expects to adjourn or postpone the meeting to solicit additional proxies.
      At the annual meeting, each holder of Company common stock (on an as converted basis) as of the Record Date will be entitled to one vote in respect of each such share of Company common stock. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees for director or other proposals. Proxies and ballots returned by mail will be received and tabulated by American Stock Transfer & Trust Company, our transfer agent, and votes cast at the annual meeting will be tabulated by a representative of American Stock Transfer & Trust Company, as the inspector of elections for the annual meeting.
      With respect the election of the nominees for director, under Delaware law and our Bylaws (which we refer to as the Bylaws), if a quorum is present (which, as a result of the Stockholder Voting Agreement, is likely), each proposed nominee who receives the greatest number of affirmative votes cast at the annual meeting will be elected by the stockholders of XO Holdings. Under our Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares of Company common stock and preferred stock, voting together as a single class, outstanding on the Record Date is required to approve and adopt the Purchase Agreement and the Equity Sale contemplated thereby. Pursuant to Section 251(g) of the DGCL and the Limited Liability Company Agreement of XO LLC, the affirmative vote of the holders of a majority of the shares of Company common stock and preferred stock, each voting as a separate class and also voting together as a single class, outstanding on the Record Date is required to approve and adopt the Amendment. See “The Annual Meeting — Required Vote; Quorum; Voting of Proxies.”
      Elk will proceed with the Equity Sale only if the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) are so approved by the Company’s stockholders and upon the satisfaction or waiver of the other conditions to the Equity Sale set forth in the Purchase Agreement. Pursuant to the Stockholder Voting Agreement, the Company’s controlling stockholder owned by Mr. Icahn, which beneficially owns about 62% of the outstanding Company common stock and approximately 95% of the preferred stock, Cardiff agreed to vote all of its shares of capital stock of the Company at the annual meeting in favor of the approval and adoption of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the

Equity Sale contemplated by the Purchase Agreement, such superior proposal. No such third party superior proposal has been submitted or is otherwise pending at this time. In the event that such a proposal is submitted to the Company, the Company will prepare and file with the Commission and furnish to its stockholders, as appropriate, one or more amendments to this proxy statement reflecting such superior proposal. As a result of the Stockholder Voting Agreement, unless the Purchase Agreement is terminated prior to the annual meeting in accordance with its terms, including in connection with a superior proposal, it is assured that, at the annual meeting, the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) will be adopted and approved by the stockholders of XO Holdings. See “The Equity Sale — Stockholder Voting Agreement.”
      Except as otherwise required by Delaware law, if a quorum is present (which, as a result of the Stockholder Voting Agreement, is likely), approval of all other matters that properly come before the meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions.
Proxy Solicitation Expenses (see page 27)
      The Company will bear the cost of this proxy solicitation. For more information see “The Annual Meeting — Expenses of Solicitation.”
Jefferies has delivered to the Special Committee a written opinion to the effect that the consideration payable in connection with the Equity Sale pursuant to the Purchase Agreement is fair to the Company from a financial point of view (see page 48 and Annex B)
      In connection with adopting and approving the Purchase Agreement, the Special Committee received an opinion from Jefferies to the effect that the consideration payable in connection with the Equity Sale pursuant to the Purchase Agreement is fair to the Company from a financial point of view. In its analysis, Jefferies made numerous assumptions with respect to the Company, Elk and the Equity Sale. Such assumptions and estimates contained in its analyses, and the valuation ranges resulting from the particular analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. The opinion of Jefferies is dated November 2, 2005 and opines as to the fairness as of that date only. Pursuant to Jefferies’ engagement letter, Jefferies will receive fees of $2.5 million, in the aggregate, if the Equity Sale and the other transactions contemplated by the Purchase Agreement are completed. Jefferies’ fee arrangement with respect to the Equity Sale was structured so as to provide it with an incentive to seek out a buyer that is not affiliated with Mr. Icahn or Telecom X in order to encourage a broad solicitation of interest in the purchase of the CLEC Company. A copy of the fairness opinion is attached as Annex B to this proxy statement. You should read the opinion carefully and in its entirety. “The Equity Sale — Fairness Opinion of Jefferies.”
Dissenting Company stockholders will not have appraisal rights (see page 57)
      Neither Delaware law nor the Company’s Certificate of Incorporation or Bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Equity Sale. Accordingly, the Company’s stockholders will have no right to dissent and obtain payment for their shares in respect of the Equity Sale. “The Equity Sale — Appraisal Rights.”
The interests of some Company officers and directors in the Purchase Agreement may differ from yours (see page 53 and Annex A)
      When considering the recommendation by the Board to vote “FOR” the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendments), you should be aware that certain directors and executive officers of the Company have interests in the Purchase Agreement that are different from, and may conflict with, your interests. After the Equity Sale, each current director of the Company is expected to remain a director of the Company. As the Company’s majority stockholder, Mr. Icahn has the right to name additional or different directors of the Company after the Equity Sale. In addition, after the Equity Sale, certain executive officers of the Company, including Carl Grivner, the

Company’s Chief Executive Officer, Wayne Rehberger, the Company’s Executive Vice President and Chief Operating Officer, and William Garrahan, the Company’s Acting Chief Financial Officer and Senior Vice President of Corporate Development and Strategic Planning, will become officers of the sold CLEC Company and will no longer be executive officers of the Company. The Company is in the process of considering individuals to assume the executive officer positions of the Company after the Equity Sale. See “The Equity Sale — Interests of Certain Persons in the Equity Sale.”
      There is no current plan or arrangement for materially increasing the compensation of any director or executive officer of the Company after the Equity Sale (although the Company expressly reserves the right to make any changes it deems necessary or appropriate in the future). However, in the event that the employment of certain executive officers of the Company is terminated after the closing of the Equity Sale, it is possible that some or all of such terminated executive officers will be entitled to change of control or severance payments under the Company’s severance plan or such executive officer’s employment agreement. For additional information regarding the compensation of the Company’s directors or executive officers, please see “Executive Compensation.”
Certain governmental or regulatory approvals must be obtained (see page 56)
      While there are no federal regulatory approvals which will need to be obtained by the Company in order to consummate the Equity Sale, the transactions contemplated by the Purchase Agreement may be subject to regulatory requirements of state and foreign governmental agencies and authorities. “The Equity Sale — Governmental and Regulatory Approvals.”
Certain federal income tax consequences (see page 57)
      The transactions contemplated by the Purchase Agreement will generally not have any federal income tax consequences to the Company’s stockholders. Furthermore, the tax liability of the Company resulting from such transactions is not expected to be material. However, the tax attributes of the CLEC business, including its net operating losses, will generally not be available to reduce tax liabilities of the Company after the closing of the Equity Sale. See “The Equity Sale — Material United States Federal Income Tax Consequences.”
Accounting treatment of the Equity Sale (see page 56)
      The Company will account for the Equity Sale as a sale of assets transaction. At the closing of the Equity Sale, any excess in the purchase price received by the Company, less transaction expenses, over the book value of the wireline business sold in the Equity Sale will be recognized as a gain for financial accounting purposes. See “The Equity Sale — Accounting Treatment.”
Payments to Company stockholders (see page 59 and Annex A)
      All of the consideration payable by Elk in connection with the Equity Sale will be paid to XO Holdings. Holders of Company common stock will not receive any payment as a result of the Equity Sale. The proceeds of the Equity Sale under the Purchase Agreement will be used by XO Holdings to repay, in accordance with the existing credit facility, all but $75 million, which will be assumed by Elk, of its then outstanding senior secured debt, to offer to redeem its outstanding preferred stock and to fund the growth and development of its fixed broadband wireless spectrum business. Once the Equity Sale is completed, XO Holdings will be debt-free and is currently expected to have in excess of $300 million in cash to fund the development and operation of its fixed wireless business and for other corporate purposes. See “The Equity Sale — General.”
The obligations of Elk and the Company to close the Purchase Agreement are subject to a number of conditions (see page 65 and Annex A)
      Unless waived in accordance with the Purchase Agreement, the obligations of each of Elk and the Company to complete the Purchase Agreement are conditioned upon the other party’s representations and warranties being true and correct in all material respects and the other party having complied in all material respects with such other party’s covenants. In addition, Elk’s and the Company’s obligations are further conditioned upon the following (which conditions may be waived in accordance with the Purchase Agreement, subject to applicable law):

•	the approval of the Purchase Agreement and the transactions contemplated by the Purchase Agreement (including the Equity Sale and the Amendment) by the Company’s stockholders, which approval, subject to the terms and conditions of the Stockholder Voting Agreement, is assured by Cardiff’s obligation to votes its share in favor of the approval and adoption of such Purchase Agreement and contemplated transactions, unless the Special Committee recommends a superior proposal in accordance with the Purchase Agreement, in which case Cardiff must vote in favor of such superior proposals;

•	the completion of the Restructuring Merger;

•	no order issued by any court preventing the consummation of the transactions contemplated by the Purchase Agreement being in effect, nor any material proceeding seeking such an order, or in any way challenging the transactions contemplated by the Purchase Agreement or seeking damages from any person in connection therewith be pending or threatened, nor any action being taken, or any applicable law or order enacted, entered or enforced that makes the consummation of the transactions contemplated by the Purchase Agreement illegal;

•	the expiration or termination of any waiting period (including any extension thereof) applicable to the Equity Sale under the HSR Act and the approvals by the FCC (if any) and all other regulatory agencies, except for regulatory approvals the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect; and

•	the execution, delivery and effectiveness of the Amendment.
      The Company’s obligations are further conditioned upon the receipt by the Special Committee, if requested, of an updated fairness opinion from Jefferies. See “The Equity Purchase Agreement — Conditions to the Equity Sale.”
      Elk’s obligations are further conditioned upon the non-occurrence of any event resulting in a material adverse effect on the business, financial condition, properties, operations, net income or assets of the Company and its subsidiaries, taken as a whole, or that would prevent or materially impair the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, the Purchase Agreement. See “The Equity Purchase Agreement — Conditions to the Equity Sale.”
Under certain circumstances Elk and the Company may terminate the Purchase Agreement (see page 66 and Annex A)
      The Purchase Agreement may be terminated and abandoned at any time prior to the completion of the Equity Sale by the mutual written consent of Elk and the Company, approved by the Board and the Special Committee and the managing member of Elk. The Purchase Agreement also may be terminated by either Elk or the Company:

•	if the Equity Sale is not completed on or before 240 days after November 4, 2005 (i.e., July 3, 2006), but such right to terminate the Purchase Agreement will not be available to a party whose failure to fulfill any obligation under the Purchase Agreement was the cause of, or resulted in, the failure of such completion to occur prior to such date;

•	if any governmental authority permanently enjoins or prohibits the Purchase Agreement or declares it illegal; or

•	if the stockholders of the Company fail to approve the Purchase Agreement and the transactions contemplated thereby at the annual meeting.

      Additionally, the Company may terminate the Purchase Agreement if:

•	Elk breaches a representation, warranty, covenant or agreement such that Elk’s conditions to its obligation to consummate the Equity Sale are not satisfied and such breach is either not capable of being cured or has not been cured within 30 days of written notice of the breach; or

•	prior to the Company’s stockholders approving the Purchase Agreement, the Special Committee changes or withdraws its recommendation to the Board to approve and adopt the Purchase Agreement and the transactions contemplated thereby.
      Elk may terminate the Purchase Agreement if:

•	the Company breaches a representation, warranty, covenant or agreement such that the Company’s conditions to its obligation to consummate the Equity Sale are not satisfied and such breach is either not capable of being cured or has not been cured within 30 days of written notice of the breach; or

•	prior to the annual meeting of the stockholders of the Company, XO Communications or the Company enters into a definitive agreement with a third party respect to a proposal determined in good faith by the Special Committee in accordance with the Purchase Agreement to be superior to the Equity Sale as contemplated by the Purchase Agreement (in which case, subject to the terms and conditions of the Stockholder Voting Agreement, Cardiff would be required to vote its shares in favor of the approval and adoption of such superior proposal).
      If the Purchase Agreement is terminated under certain circumstances, including if the Company terminates the Purchase Agreement to enter into an agreement in respect of a third party superior proposal, the Special Committee changes its recommendation or the Company’s stockholders fail to approve and adopt the Purchase Agreement and the transactions contemplated thereby, XO Holdings will have to pay Elk a termination (or break-up) fee of $7 million (or 1% of the $700 million purchase price under the Purchase Agreement). See “The Equity Purchase Agreement — Termination of the Purchase Agreement.”
The Company has agreed not to solicit or accept third party proposals except under certain circumstances (see page 62 and Annex A)
      Upon the execution of the Purchase Agreement, XO Holdings, XO Communications and their respective subsidiaries were required to cease and terminate all discussions and negotiations with third parties (other than a company that we refer to as Telecom Z) pending at such time with respect to any direct or indirect sale, transfer or other disposition of all, substantially all or a material portion of the assets or stock of XO Holdings, XO Communications or their respective business. We refer to any such third party transaction as an alternative transaction. Notwithstanding such obligation to cease and terminate such third party discussions and negotiations with third parties, the Purchase Agreement authorized the discussion and negotiation of an alternative transaction with Telecom Z. In addition, subject to certain exceptions, prior to the consummation of the Equity Sale, neither the Company nor any of its subsidiaries, whether directly or indirectly through affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries, may solicit any proposal for any alternative transaction other than with Telecom Z. However, the Purchase Agreement does not preclude the Company from engaging in discussions or negotiations, or from providing information to any third party, so long as such discussions or negotiations were not commenced prior to the date of the Purchase Agreement or initiated by the Company or any of its subsidiaries, whether directly or indirectly through affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries.
      Subject to certain conditions, the Company may accept or enter into an alternative transaction at any time prior to the approval of the Purchase Agreement by the Company’s stockholders. The Company may not accept or enter into any alternative transaction unless it was unsolicited (except with respect to Telecom Z) and the Special Committee determines in good faith in accordance with the Purchase Agreement that such alternative transaction is superior to the Equity Sale as contemplated by the Purchase Agreement. In addition, any such acceptance would be subject to a three-day waiting period during which higher and better offers from Elk, Telecom Z or any other third parties could be made and considered, which in turn would be subject to their own three-day periods for higher bids for as many bidding rounds as necessary to obtain the best final offer. In the event that the Purchase Agreement is terminated to permit the Company to enter into an alternative transaction determined in accordance with the Purchase Agreement to be superior to the Equity Sale (as modified or otherwise), the Company will be required to pay Elk a break-up fee of $7 million, or 1% of the $700 million purchase price under the Purchase Agreement.
      In general, under the Purchase Agreement, an alternative transaction would be deemed superior to the Equity Sale if, prior to the annual meeting, the Special Committee determines in good faith, after consultation with, and based in part on the advice of, its legal and financial advisors, that such alternative transaction is more favorable to the Company than the transactions contemplated by the Purchase Agreement after taking into account any conditions to and risks of consummation and the ability of the party proposing such transaction to obtain financing for the transaction. However, an alternative transaction may not be deemed superior to the Equity Sale if it is subject to (i) the satisfaction of the competing bidder or any party providing financing thereto with the results of any further due diligence review of the Company or XO LLC or (ii) the competing bidder obtaining the financing necessary to consummate the alternative transaction, unless such proposal is accompanied by one or more written commitments containing only customary conditions from each source of such financing, which source must be of recognized standing. See “The Equity Purchase Agreement — Alternative Transactions.”
Information about the parties to the Purchase Agreement
Elk Associates LLC
c/o Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
      Elk is a Delaware limited liability company of which Mr. Icahn is the sole member. Elk was formed on October 28, 2005 to execute the Purchase Agreement and consummate the transactions contemplated thereby (including the Equity Sale). Mr. Icahn is the Chairman of the Board and, prior to the Restructuring Merger, was Chairman of XO Communications’ Board of Directors. Through his ownership of Cardiff, Mr. Icahn is the majority stockholder of XO Holdings.
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, VA 20190
      XO Holdings is a Delaware corporation and the parent of XO LLC. XO Holdings was formed on October 25, 2005 to enable XO Communications to implement a holding company reorganization structure and to effect the transactions contemplated by the Purchase Agreement. XO Holdings owns all of the issued and outstanding interests of XO LLC, the entity through which XO Holdings operates the CLEC Company. Immediately prior to the consummation of the Restructuring Merger, XO Communications assigned all of its equity interests in LMDS Co. to XO Holdings and, consequently, LMDS Co. became a wholly-owned subsidiary of the Company through which it operates its wireless business.
      LMDS Co. is the nation’s largest holder of local multipoint distribution service (or LMDS) wireless spectrum, with exclusive licenses in the 28 GHz-31 GHz spectrum range in more than 70 U.S. major metropolitan markets. Through LMDS Co., the Company currently offers wireless T-1s, wireless dedicated internet access and wireless Ethernet services utilizing broadband radio signals transmitted between points of presence located within a line-of-sight over distances of less than five miles. LMDS Co. presently operates in Los Angeles, San Diego and Miami, is deploying networks in ten additional cities and anticipates expanding its market presence to more than 50 major U.S. cities. In addition, XO Holdings has commenced implementation of its fixed wireless services under an agreement with a major mobile wireless telecommunications carrier. See “The Equity Sale — Business of the Company following the Equity Sale.”
      XO Holdings has not yet carried on any activities other than in connection with Restructuring Merger and the Purchase Agreement and, from and after the Restructuring Merger, the ordinary course operations of the CLEC Company and the Company’s wireless business. XO Holdings trades on the NASDAQ Over the Counter Bulletin Board under the ticker [                    ].
XO Communications, LLC (formerly XO Communications, Inc.)
11111 Sunset Hills Road
Reston, VA 20190
      Pursuant to the Restructuring Merger, on February 28, 2006, XO Communications merged with and into XO LLC, with XO LLC as the entity that survived the Restructuring Merger. XO LLC (as the successor to XO Communications) is a leading facilities-based competitive telecommunications services provider that delivers a comprehensive array of telecommunications services to business customers. XO LLC provides its services, including local and long distance voice, Internet access, private data networking and hosting services, through its national telecommunications network, which consists of more than 6,700 metro route miles of fiber optic lines connecting 953 unique ILEC end-office collocations in 37 U.S. cities. XO LLC markets its services primarily to business customers, ranging from small and medium businesses to Fortune 500 companies to carrier and wholesale customers. XO LLC’s services offer an effective telecommunications solution for nearly any business, and its national telecommunications network is particularly advantageous to multi-location businesses that desire to improve communications among their locations, whether within a single metropolitan area or across the country. Prior to the Restructuring Merger, XO Communications traded on the NASDAQ Over the Counter Bulletin Board under the ticker XOCM.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY
      We are providing the following financial information concerning the Company to aid you in your analysis of the financial aspects of the Equity Sale. The selected consolidated financial data set forth below have been derived from the Company’s consolidated financial statements for the periods indicated. Our audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The information provided below is only a summary and should be read in conjunction with our historical consolidated financial statements (and related notes) contained in our annual reports and other information that we have filed with the Securities and Exchange Commission (or the “Commission”). See “Where You Can Find More Information.” In the opinion of the Company’s management, the selected consolidated financial data contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the selected financial data for such periods.

	Reorganized XO(9)
					Predecessor XO(6)(9)

			Year Ended
	Nine Months	Nine Months	December 31,		Year Ended December 31,
	Ended	Ended
(Dollars in thousands,	September 30, 2005	September 30, 2004	2004(1)	2003	2002	2001	2000
except share data)
Statement of Operations Data:
Revenue	$1,082,341	$931,013	$1,300,420	$1,110,483	$1,259,853	$1,258,567	$723,826
Loss from operations(2)(4)(5)	(84,524)	(114,346)	(370,292)	(111,858)	(1,208,898)	(1,949,891)	(1,011,652)
Net loss(2)(3)(4)(5)(6)	(103,000)	(134,094)	(405,543)	(102,554)	(3,386,818)	(2,086,125)	(1,101,299)
Net loss applicable to common shares(2)(3)(4)(5)(6)	(112,464)	(135,933)	(410,453)	(102,554)	(3,350,362)	(1,838,917)	(1,247,655)
Net loss per common share, basic and diluted(6)(7)	(0.62)	(0.89)	(2.57)	(1.07)	(7.58)	(4.55)	(3.87)
Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$71,564	$(29,172)	$150	$6,301	$17,602	$(560,877)	$(559,414)
Net cash (used in) provided by investing activities	(31,734)	(412,681)	(444,837)	153,036	57,582	(708,598)	(1,464,495)
Net cash (used in) provided by financing activities	(2,176)	200,681	200,116	5,185	(6,079)	(1,019,647)	1,648,663
Balance Sheet Data:
Cash, cash equivalents and marketable securities(2)	$271,643	$—	$251,289	$520,612	$560,983	$755,167	$1,860,963
Property and equipment, net(3)(4)	742,447	—	820,536	485,984	2,780,589	3,742,577	2,794,105
Broadband wireless licenses and other intangibles, net(3)	103,138	—	139,866	109,515	984,614	2,977,575	3,912,209
Total assets(3)(4)	1,338,675	—	1,459,385	1,265,165	4,585,496	7,930,465	9,085,375
Total long-term debt and accrued interest payable(3)(4)(5)(8)	391,887	—	366,247	536,791	5,165,718	5,109,503	4,396,596
Redeemable preferred stock, net of issuance costs(2)(3)(4)	213,817	—	204,353	—	1,708,316	1,781,990	2,097,016
Total stockholders’ equity (deficit)(5)(8)	369,688	—	485,552	380,425	(3,032,282)	297,416	1,838,401

(1)	The selected consolidated financial data includes the accounts and activities of the businesses we acquired from Allegiance Telecom, Inc, from June 23, 2004, the acquisition date through December 31, 2004.

(2)	In 2004, loss from operations, net loss, and net loss applicable to common shares included a $212.5 million non-cash impairment charge of goodwill. Also, in 2004, cash, cash equivalents and marketable securities and redeemable preferred stock, net of issuance costs includes approximately $199.4 million in proceeds from a private placement of preferred stock.

(3)	In 2003, property and equipment, net, broadband wireless licenses and other intangibles, net, and total assets reflect adjustments of $2,304.0 million, $848.9 million, and $3,237.4 million, respectively, to adjust the historical cost of the Company’s assets to fair value pursuant to the fresh start accounting provisions of SOP 90-7. Also in 2003, total long-term debt and accrued interest payable includes the extinguishment of all amounts due under its pre-petition unsecured senior and subordinated notes of approximately $5.4 billion, and redeemable preferred stock, net of issuance costs includes elimination of $1.7 billion of pre-petition redeemable preferred stock and $50.6 million of accrued dividends, each of which is in accordance with the Company’s Plan of Reorganization. Lastly in 2003, net loss and net loss applicable to common shares included a $33.5 million gain on investment sales.

(4)	In 2002, loss from operations, net loss and net loss applicable to common shares included non-cash charges totaling $477.3 million and corresponding reductions in property and equipment, net and total assets in connection with the amendment to the terms of fiber acquisition and maintenance arrangements with Level 3 Communications, and the return of previously acquired intercity fiber in connection therewith. Also in 2002, net loss, net loss applicable to common shares and total assets reflects a $1,876.6 million impairment charge to write-off all of our goodwill as a cumulative effect of accounting change, pursuant to SFAS No. 142.

(5)	In 2001, loss from operations, net loss and net loss applicable to common shares included restructuring charges totaling $509.2 million associated with the restructuring of certain aspects of our business operations. Also, in 2001, net loss and net loss applicable to common shares included a gain of $345.0 million resulting from the repurchase of certain of our senior notes, and net loss applicable to common shares includes a gain of $376.9 million resulting from the repurchase of certain of our preferred stock.

(6)	In 2000, net loss and net loss applicable to common shares included a $225.1 million net gain from the sale of an equity investment.

(7)	The comparability of net loss per common shares is impacted by the transactions discussed in (2) through (6) above.

(8)	In January 2004, we completed a rights offering. An aggregate of 39.7 million shares were issued in the offering, yielding net proceeds of $197.6 million. These proceeds were used to pay down our long-term debt and accrued interest payable.

(9)	The reorganized selected consolidated financial data as of and for the years ended December 31, 2004 and 2003 reflects the impact of adopting fresh start as of January 1, 2003, and is not comparable to that of predecessor of the Company. The predecessor selected consolidated financial data below as of and for the years ended December 31, 2002, 2001, and 2000 does not include the effects of the fresh start accounting provisions of SOP 90-7. Fresh start required that the Company adjust the historical cost of its assets and liabilities to their fair values as determined by the reorganization value of the Company.

PRO FORMA FINANCIAL INFORMATION
      The following Unaudited Pro Forma Combined Condensed Balance Sheet of the Company as of September 30, 2005 and the Unaudited Pro Forma Combined Condensed Statements of Operations of the Company for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to (i) the acquisition by the Company of substantially all of the assets of Allegiance Telecom, Inc. (or Allegiance) on June 23, 2004, (ii) the consummation of the Equity Sale, (iii) the consummation by the Company of the repurchase of all of the outstanding 6% Class A Convertible Preferred Stock, and (iv) the prepayment of all of the outstanding principal and accrued interest under the existing credit facility, except for an aggregate of $75 million of indebtedness thereunder (which we refer to as the Pro Forma Transactions). The Unaudited Pro Forma Combined Condensed Balance Sheet assumes the Pro Forma Transactions occurred on September 30, 2005. The Unaudited Pro Forma Combined Condensed Statements of Operations for the nine months ended September 30, 2005 and the year ended December 31, 2004 assume the Pro Forma Transactions occurred on January 1, 2004. The unaudited pro forma financial data is based on the historical consolidated financial statements of the Company and the historical consolidated financial statements of Allegiance and the pro forma assumptions and adjustments set forth in the accompanying explanatory notes.
      The Company’s historical cost structure includes general overhead expenses to support the operations of the CLEC Company and LMDS Co. Upon obtaining stockholder approval of the Equity Sale, the CLEC Company will be reported as a discontinued operation of the Company, and rules applicable to the preparation of financial statements do not permit the allocation of general overhead expenses to a discontinued operation in the financial statements unless they can be specifically attributed to such discontinued operation. Our general corporate overhead costs include the following:

	Year Ended	Nine Months Ended
	December 31, 2004	September 30, 2005

	(Dollars in thousands)
Facility rent and related support costs	$80,350	$76,965
Information technology costs	27,443	24,033
Finance costs, excluding audit, audit related and Sarbanes Oxley compliance costs	18,324	12,721
Internal and external legal and regulatory costs	10,523	10,797
Audit, audit related and Sarbanes Oxley compliance costs	3,318	3,889
Corporate business insurance	2,132	969
Other general corporate overhead costs	12,442	7,706

Total	$154,532	$137,080

      Management believes, however, that substantially all of the general overhead expenses described above, which are included in selling, operating and general expenses on the accompanying Unaudited Pro Forma Combined Statements of Operations, were incurred in support of the CLEC Company. The Company is not permitted to apply allocation methodologies to support the elimination of any such general overhead expenses from the Unaudited Pro Forma Combined Condensed Statements of Operations of the Company. Consequently, the Company has reflected the elimination of the following general overhead expenses by means of a pro forma adjustment to the extent that it has other factual support that the Company would have incurred substantially lower general overhead expenses as a result of the Equity Sale:

	Year Ended	Nine Months Ended
	December 31, 2004	September 30, 2005

	(Dollars in thousands)
Facility rent and related support costs	$79,653	$76,930
Information technology costs	27,382	23,972
Finance costs, excluding audit, audit related and Sarbanes Oxley compliance costs	14,575	10,126
Internal and external legal and regulatory costs	3,736	3,647
Other general corporate overhead costs	8,146	6,115

Total pro forma adjustments	$133,492	$120,790

      Following this pro forma adjustment, the Unaudited Pro Forma Combined Condensed Statements of Operations of the Company reflect the following general overhead expenses:

	Year Ended	Nine Months Ended
	December 31, 2004	September 30, 2005

	(Dollars in thousands)
Internal and external legal and regulatory costs	$6,787	$7,150
Audit, audit related and Sarbanes Oxley compliance costs	3,318	3,889
Finance costs, excluding audit, audit related and Sarbanes Oxley compliance costs	3,749	2,596
Corporate business insurance	2,132	969
Other general corporate overhead costs	5,054	1,686

Total general corporate overhead costs	$21,040	$16,290

      Notwithstanding that such general overhead expenses are reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations of the Company, management believes that substantially all of such expenses were incurred in support of the CLEC Company. Such general corporate and overhead costs, together with the pro forma adjustments of $120.8 and $133.5 million of general overhead expenses in the Unaudited Pro Forma Combined Condensed Statements of Operations of the Company for the nine months ended September 30, 2005 and the year ended December 31, 2005, respectively, represent costs that management believes will likely continue to be incurred by the CLEC Company following the consummation of the Equity Sale. As a result, management believes that the actual general corporate overhead expenses of the Company will be significantly lower than those reflected on the Unaudited Pro Forma Combined Condensed Statements of Operations of the Company following the Equity Sale.
      Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma condensed financial information is presented for illustrative purposes only, and is not necessarily indicative of the financial position or results that would have occurred if the Pro Forma Transactions had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto for the Company, and the historical consolidated financial statements and accompanying notes thereto for Allegiance incorporated by reference in this proxy statement.

XO HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of September 30, 2005
(dollars in thousands expect per share data)

		Pro Forma Adjustments

	Historical —	Equity Sale	Other Pro Forma		Pro Forma
	the Company	(1)	Adjustments		LMDS Co.

ASSETS
Current assets:
Cash and cash equivalents	$271,643	$625,000	$(213,817	)(2)	$365,939
			(316,887	)(3)
Marketable securities	8,559	—	—		8,559
Accounts receivable, net of allowance for doubtful accounts	138,732	(138,555)	—		177
Other current assets	29,542	(21,546)	—		7,996

Total current assets	448,476	464,899	(530,704)		382,671
Property and equipment, net	742,447	(739,935)	—		2,512
Broadband wireless licenses, net	42,109	—	—		42,109
Other intangibles, net	61,029	(61,029)	—		—
Other assets, net	44,614	(18,561)	—		26,053

Total assets	$1,338,675	$(354,626)	$(530,704)		$453,345

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,080	$(87,972)	—		$108
Other current liabilities	207,580	(204,997)	—		2,583

Total current liabilities	295,660	(292,969)	—		2,691
Long-term debt and accrued interest payable	391,887	(75,000)	(316,887)		—
Other long-term liabilities	67,623	(66,346)	—		1,277

Total liabilities	755,170	(434,315)	(316,887)		3,968
Class A convertible preferred stock	213,817	—	(213,817)		—
Commitments and contingencies Stockholders’ equity:
Warrants, common stock and APIC	980,048	—	—		980,048
Deferred compensation	(443)	443	—		—
Accumulated other comprehensive income	1,180	—	—		1,180
Accumulated deficit	(611,097)	79,246	—		(531,851)

Total stockholders’ equity	369,688	79,689	—		449,377

Total liabilities and stockholders’ equity	$1,338,675	$(354,626)	$(530,704)		$453,345

(1)	Reflects the receipt of net proceeds of $625.0 million from the sale of the CLEC Company and the disposition of the respective assets and liabilities, including $75.0 million of the outstanding indebtedness under the existing credit facility to be retained by XO LLC, pursuant to the Purchase Agreement, after the consummation of the Equity Sale.

(2)	Reflects the repurchase of the Company’s preferred stock at its liquidation value. In accordance with the May 2005 waiver under the existing credit facility, the Company is required to offer to redeem all outstanding shares of its preferred stock with the proceeds from the Equity Sale. Cardiff, the holder of approximately 95% of the preferred stock, has agreed to accept such offer. This adjustment assumes such offer is accepted by all holders of preferred stock.

(3)	Reflects the payment of amounts due under the existing credit facility. In accordance with the existing credit facility, as clarified by the May 2005 waiver thereunder, the Company is required to prepay the amount due under the existing credit facility with the proceeds from the Equity Sale.

XO HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(dollars in thousands expect per share data)

		Acquired				Other Pro
	Historical — the	Allegiance	Allegiance		Equity	Forma		Pro Forma
	Company(1)	Assets(2)	Acquisition		Sale(7)	Adjustments		LMDS Co.

Revenue	$1,300,420	$231,801	$(2,468	)(3)	$1,529,753	$77	(8)	$77
Costs and expenses:
Cost of service (exclusive of depreciation and amortization)	552,735	98,213	(2,468	)(3)	648,480	—		—
Selling, operating, and general	727,666	125,927			700,238	(133,492	)(9)	19,863
Depreciation and amortization	177,781	102,263	(57,585	)(4)	226,806	—		6,327
			10,674	(5)
Goodwill impairment charge	212,530	—	—		212,530	—		—

Total costs and expenses	1,670,712	326,403	(49,379)		1,788,054	(133,492)		26,190
Income (loss) from operations	(370,292)	(94,602)	46,911		(258,301)	133,569		(26,113)
Interest income	3,682	—			—			3,682
Investment income, net	(12,719)	—			—			(12,719)
Interest expense, net	(26,214)	(478)			(26,692)			—
Net income (loss)	(405,543)	(95,080)	46,911		(284,993)	133,569		(35,150)
Preferred stock accretion	(4,910)	—				4,910	(10)	—

Net loss applicable to common shares	$(410,453)	$(95,080)	$46,911		$(284,993)	$138,479		$(35,150)

Net loss per common share, basic and diluted	$(2.57)							$(0.19)

Weighted average shares, basic and diluted	159,883,403		45,380,000	(6)				181,457,087

(1)	Reflects the historical statement of operations of the Company for the year ended December 31, 2004, which includes the results of operations of the acquired Allegiance assets from June 23, 2004, the date of acquisition, through December 31, 2004.

(2)	Reflects the results of operations of Allegiance, net of businesses not acquired, from January 1, 2004 through the date of acquisition.

(3)	Eliminates historical intercompany sales transactions between the Company and Allegiance from January 1, 2004 through the date of acquisition.

(4)	Adjusted depreciation expense for the revaluation of tangible assets obtained in the Allegiance acquisition.

(5)	Adjusted amortization expense for intangible assets obtained in the Allegiance acquisition.

(6)	Shares issued as part of the consideration paid to Allegiance in connection with the Allegiance acquisition.

(7)	Reflects the disposal of the CLEC Company, excluding general corporate overhead. Because of rules applicable to the preparation of financial statements, general corporate overhead costs are not allocable to the CLEC Company.

(8)	Reflects revenue of the CLEC Company in accordance with a Master Spectrum Lease Agreement by and between XO Communications Services, Inc. and LMDS Co. Because the assets of LMDS Co. had previously been operated by the Company, there were no intercompany charges for the services provided.

(9)	Reflects the removal of general corporate overhead costs that will be reduced in accordance with a Transition Services Agreement between XO Communications Services, Inc. and LMDS Co. Not all general corporate overhead costs will be replaced by charges under such agreement. The costs remaining after the application of the pro forma adjustments are expected to decrease, but such costs could not be factually quantified.

(10)	Reflects the repurchase of the Company’s preferred stock at its liquidation value. In accordance with the May 2005 waiver under the existing credit facility, the Company is required to offer to redeem all outstanding shares of its preferred stock with the proceeds from the Equity Sale. This adjustment assumes such offer is accepted by all holders of preferred stock.

XO HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2005
(dollars in thousands expect per share data)

	Historical —	Equity	Other Pro Forma		Pro Forma
	the Company(1)	Sale(2)	Adjustments		LMDS Co.

Revenue	$1,082,341	$1,082,244	$68	(3)	$165
Costs and expenses:
Cost of service (exclusive of depreciation and amortization)	432,955	432,955			—
Selling, operating, and general	557,179	412,588	(120,790	)(4)	23,801
Depreciation and amortization	176,731	171,977			4,754

Total costs and expenses	1,166,865	1,017,520	(120,790)		28,555
Income (loss) from operations	(84,524)	64,724	120,858		(28,390)
Interest income	6,308				6,308
Investment income, net	936	—			936
Interest expense, net	(25,720)	(25,720)			—

Net Income (loss)	(103,000)	39,004	120,858		(21,146)
Preferred stock accretion	(9,464)		9,464	(5)	—

Net income (loss) applicable to common shares	$(112,464)	$39,004	$130,322		$(21,146)

Net loss per common share, basic and diluted	$(0.62)				$(0.12)

Weighted average shares, basic and diluted	181,933,035				181,933,035

(1)	Reflects the historical statement of operations of the Company for the nine months ended September 30, 2005.

(2)	Reflects the disposal of the CLEC Company, excluding general corporate overhead. Because of rules applicable to the preparation of financial statements, general corporate overhead costs are not allocable to the CLEC Company.

(3)	Reflects revenue of the CLEC Company in accordance with a Master Spectrum Lease Agreement by and between XO Communications Services, Inc. and LMDS Co. Because the assets of LMDS Co. had previously been operated by the Company, there were no intercompany charges for the services provided.

(4)	Reflects the adjustment of general corporate overhead costs that are contractually reduced in accordance with a Transition Services Agreement between XO Communications Services, Inc. and LMDS Co. and the Purchase Agreement. Not all general corporate overhead costs will be replaced by charges under such agreement. The costs remaining after the application of the pro forma adjustments are expected to decrease, but such costs could not be factually quantified.

(5)	Reflects the repurchase of the Company’s preferred stock at its liquidation value. In accordance with the May 2005 waiver under the existing credit facility, the Company is required to offer to redeem all outstanding shares of its preferred stock with the proceeds from the Equity Sale. Cardiff, the holder of approximately 95% of the preferred stock, has agreed to accept such offer. This adjustment assumes such offer is accepted by all holders of preferred stock.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
      Some of the statements contained or incorporated by reference in this proxy statement, including those relating to Elk’s, XO LLC’s and the Company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “if,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “could,” “should,” “will” and expressions of similar import, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward looking statements include the information concerning possible or assumed future results of operations of Elk, XO LLC and the Company as set forth under “The Equity Sale — Recommendation of the Special Committee and the Board,” “The Equity Sale — Reasons for the Special Committee’s Recommendation,” “The Equity Sale — Reasons for the Board’s Recommendation,” and “The Equity Sale — Fairness Opinion of Jefferies.” These statements are not historical facts but instead represent only Elk’s, XO LLC’s and the Company’s (as applicable) expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal and operational uncertainties discussed elsewhere in this document. You must recognize that actual results may differ from Elk’s, XO LLC’s and the Company’s expectations. None of Elk, XO LLC or the Company undertakes a duty to update such forward looking statements.
THE ANNUAL MEETING
General; Date; Time and Place
      This proxy statement is being provided by, and the enclosed proxy is solicited by and on behalf of, the Board for use at an annual meeting of XO Holdings’ stockholders (including any adjournment or postponement that may take place).
      The annual meeting is scheduled to be held at [                    ] on [                    ], 2006, at [                    ] (Eastern Time).
Purpose of the Annual Meeting
      The purpose of the annual meeting is to (i) consider and vote upon the election of eight (8) directors to hold office until the 2007 annual meeting of stockholders of the Company and/or until their respective successors have been duly elected and qualified, (ii) consider and vote upon the approval and adoption of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) and (iii) to transact any other business that is properly brought before the annual meeting.
Record Date; Voting Power
      Only holders of shares of Company common stock and the Company’s preferred stock as of the close of business (5:00 p.m., Eastern time) on the Record Date will be entitled to receive notice of and to vote at the annual meeting and any adjournments or postponements thereof. Each such share of Company common stock is entitled to one vote at the annual meeting.
Required Vote; Quorum; Voting of Proxies
      Under the Certificate of Incorporation, subject to applicable law, the holders of the Company’s preferred stock vote together with the holders of Company common stock on all matters submitted to a vote of the holders of Company common stock. On the Record Date, the Company had 181,933,035 shares of common stock and 4,000,000 shares of preferred stock outstanding, which together represented 228,997,453 votes on such date. Accordingly, holders of the outstanding capital stock of the Company representing 114,498,727 votes, if present at the annual meeting in person or by proxy, will constitute a quorum for the purposes of transacting business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting, but will not be counted either in favor of or against the election of nominees for director or other proposals. If a quorum is not present at the annual meeting, which is unlikely by virtue of the Stockholder Voting Agreement, the Company expects to adjourn or postpone the meeting to solicit additional proxies.
      Under Delaware law and our Bylaws, if a quorum is present (which, as a result of the Stockholder Voting Agreement, is likely), each proposed nominee for director who receives the greatest number of affirmative votes cast at the annual meeting will be elected by the stockholders of XO Holdings. Under our Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares of Company common stock and preferred stock, voting together as a single class, outstanding on the Record Date is required to approve and adopt the Purchase Agreement and the Equity Sale contemplated thereby. Pursuant to Section 251(g) of the DGCL and the Limited Liability Company Agreement of XO LLC, the affirmative vote of the holders of a majority of the shares of Company common stock and preferred stock, each voting as a separate class and also voting together as a single class, outstanding on the Record Date is required to approve and adopt the Amendment. Except as otherwise required by Delaware law, if a quorum is present (which, as a result of the Stockholder Voting Agreement, is likely), approval of all other matters that properly come before the meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions.
      The Stockholder Voting Agreement requires Cardiff, which beneficially owns approximately 62% of the outstanding Company common stock and approximately 95% of the preferred stock, to cause its shares of capital stock of XO Holdings to be present and counted for purposes of determining whether a quorum is present at the annual meeting. In addition, pursuant to the Stockholder Voting Agreement, Cardiff must vote all of its shares at the annual meeting in favor of the adoption and approval of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the Equity Sale contemplated by the Purchase Agreement, such superior proposal. No such third party superior proposal has been submitted or is otherwise pending at this time. In the event that such a proposal is submitted to the Company, the Company will prepare and file with the Commission and furnish to its stockholders, as appropriate, one or more amendments to this proxy statement reflecting such superior proposal. As a result of the Stockholder Voting Agreement, unless the Purchase Agreement is terminated prior to the annual meeting in accordance with its terms, including in connection with a superior proposal, it is assured that, at the annual meeting, the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) will be adopted and approved by the stockholders of XO Holdings. For a more detailed description of the Stockholder Voting Agreement, see “The Equity Sale — Stockholder Voting Agreement.”
      Because the required vote of the stockholders with respect to the Purchase Agreement and the transactions contemplated thereby is based upon the total number of eligible votes as of the Record Date, the failure to submit a proxy card (or to vote in person at the annual meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval and adoption of such Purchase Agreement and contemplated transactions. Each share of capital stock of the Company represented by a properly executed proxy that was received by the Company in time to be voted at the annual meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted “FOR” (i) the election of the eight (8) nominees for director described in this proxy statement and (ii) the approval and adoption of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment). Proxies and ballots returned by mail will be received and tabulated by American Stock Transfer & Trust Company, our transfer agent, and votes cast at the annual meeting will be tabulated by a representative of American Stock Transfer & Trust Company, as the inspector of elections for the annual meeting.
      Brokers holding shares of capital stock of the Company as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Accordingly, the failure to provide voting instructions to your broker will (i) cause your shares to be excluded from consideration of any vote taken with respect to the nominees for director and (ii) have the same effect as a vote against the Purchase Agreement and the transactions contemplated thereby.
Voting by the Company’s Directors and Executive Officers
      At the close of business on the record date, the Company’s directors and executive officers and their affiliates were entitled to vote, in the aggregate, approximately [136,135,000] shares of Company common stock (or approximately [59.5]%) of the aggregate number of shares of Company common stock outstanding (on an as converted basis) as of the Record Date. In addition to Cardiff’s voting obligations under the Stockholder Voting Agreement, the Company’s directors and executive officers have indicated that they intend to vote the shares of Company common stock they own “FOR” (i) the election of the eight (8) nominees for director described in this proxy statement and (ii) the approval and adoption of the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
How to Vote
      A stockholder may vote in person at the annual meeting or by proxy without attending the annual meeting. To vote by proxy, a stockholder must either:

•	submit a proxy by telephone;

•	submit a proxy on the Internet; or

•	complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.
      The enclosed proxy card sets forth instructions for submitting a proxy by the telephone and the Internet.
      A proxy card is enclosed for use by the Company’s stockholders. The Board requests that stockholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact:

Investor Relations Department
XO Holdings, Inc.
11111 Sunset Hills Road
Reston, VA 20190
(703) 547-2000
Revocation of Proxy
      All properly executed proxies that are not revoked will be voted at the annual meeting as instructed on those proxies. Proxies containing no instructions will be voted “FOR” (i) the election of the eight (8) nominees for director described in this proxy statement and (ii) the approval and adoption of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment). A stockholder who executes and returns a proxy may revoke it at any time before it is voted. A proxy may be revoked by either:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date;

•	submitting a proxy by telephone or the Internet at a later date; or

•	attending the annual meeting and voting in person.
      Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Ms. Simone Wu, Secretary, XO Holdings, Inc., 11111 Sunset Hills Road, Reston, Virginia

20190, or by attending the annual meeting and voting in person. If you appear in person at the annual meeting, you must vote in order to revoke your proxy.
Adjournments
      Although it is not expected (by virtue of the Stockholder Voting Agreement), the annual meeting may be adjourned for the purpose of soliciting additional proxies in favor of (i) the election of the nominees for director described in this proxy statement or (ii) the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment). Any adjournment of the annual meeting may be made without notice, other than by an announcement made at the annual meeting, by approval of the holders of a majority of the Company common stock present in person or by proxy at the annual meeting, whether or not a quorum exists. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use.
Expenses of Solicitation
      XO Holdings will bear the costs of soliciting proxies from its stockholders and the costs of filing, printing and mailing this proxy statement, the Notice of Annual Meeting, the proxy, the Annual Report on Form 10-K and the return envelope, as well as the cost of handling and tabulating the number of proxies received. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company may reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
Miscellaneous
      It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the annual meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the election of the nominees for director described in this proxy statement will not be used to vote “FOR” postponement or adjournment of the annual meeting to allow additional time to solicit additional votes “FOR” the election of such nominees. In addition, shares represented by proxies that have been voted “AGAINST” the Purchase Agreement and the transactions contemplated thereby will not be used to vote “FOR” postponement or adjournment of the annual meeting to allow additional time to solicit additional votes “FOR” the approval and adoption of such Purchase Agreement and contemplated transactions.

ELECTION OF DIRECTORS
      XO Holdings’ Bylaws provide that the number of members of the Board may be fixed by resolution of the Board. The Board has determined that the Board shall be comprised of eight (8) members until the Board determines to expand or reduce its membership. The Board of Directors has nominated Messrs. Carl C. Icahn, Adam Dell, Carl J. Grivner, Vincent J. Intrieri, Keith Meister, Robert Knauss, Fredrik Gradin and Jon F. Weber to serve until the 2007 annual meeting of stockholders of the Company and/or until their respective successors have been duly elected and qualified.
      The shares of Company common stock and preferred stock represented by properly executed proxies will be voted in accordance with the instructions contained in the proxy or, if no instructions are given, for each of the nominees. All nominees have consented to be named and to serve, if elected. If any nominee is unable to serve (which management has no reason to expect), the individuals named in the proxy intend to vote for the balance of those named and for a substitute nominee, if management recommends a vote for the substitute nominee.
      Below is a table that sets forth the names, ages, and position with XO Holdings of each of the nominees. In addition, below the table is additional biographical information with respect to each of the nominees. There are no family relationships among any of the nominees or executive officers of XO Holdings, and none of the directors or nominees is a member or partner of any investment bank or law firm that provided services to XO Holdings since its formation on October 25, 2005 nor its predecessor, XO Communications, since January 1, 2004. None of the directors, executive officers, director nominees, any of their family members, entities in which they are executive officers, partners or ten percent (10%) beneficial owners, or trusts or estates in which they have beneficial interests, were indebted to the Company this past fiscal year.

Name	Age	Position

Carl C. Icahn(1)	69	Chairman of the Board of Directors
Carl J. Grivner	52	Chief Executive Officer, President and Director
Adam Dell(2)(4)	36	Director
Vincent J. Intrieri(3)	48	Director
Jon F. Weber	46	Director
Keith Meister(1)(3)	32	Director
Robert Knauss(1)(2)(4)	74	Director
Fredrik Gradin(2)(4)	43	Director

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Special Committee
      Carl C. Icahn. Upon the consummation of the Restructuring Merger in February 2006, Mr. Icahn became a director and Chairman of the Board of XO Holdings. From January 2003 until February 2006, Mr. Icahn served as Chairman of the Board and a director of XO Communications. Mr. Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp. since February 2005, and from September 2004 to February 2005, Mr. Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. In addition, Mr. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation (“Starfire”) (formerly Icahn Holding Corporation), a privately-held holding company, and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Mr. Icahn is and has been since 1994 a principal beneficial stockholder, the Chairman of the Board and a Director of American Railcar Industries, Inc., which is primarily engaged in the business of manufacturing covered hopper and tank railcars. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business and the textile business. Mr. Icahn has been a director of Cadus Pharmaceutical Corporation, a firm that holds various biotechnology patents, since 1993. From October 1998 through May 2004, Mr. Icahn was the President and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn received his B.A. from Princeton University.
      Carl J. Grivner. Mr. Grivner has served as Chief Executive Officer and President of XO Holdings and XO LLC and a director of XO Holdings since their respective formation on October 25, 2005. Mr. Grivner has also served as a member of the Managing Board of XO LLC since the Restructuring Merger. He is a board member and vice chairman of CompTel, the nation’s largest association of facilities-based competitive telecommunications companies. From May 2003 until the consummation of the Restructuring Merger, he served as Chief Executive Officer, President and a director XO Communications. From May 1, 2003 to May 15, 2003, he served as a member of the Office of the Chairman of the Board of XO Communications. From February 2002 to April 2003, Mr. Grivner was Chief Operating Officer of Global Crossing, Ltd. From June 2000 to February 2002, he was Executive Vice President, Operations of Global Crossing. On January 28, 2002, Global Crossing and certain of its subsidiaries filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. From July 1999 to April 2000, Mr. Grivner was Chief Executive Officer of Worldport Communications, Inc. From July 1998 to July 1999, he was Chief Executive Officer, Western Hemisphere of Cable & Wireless plc. Mr. Grivner received a B.A. from Lycoming College and served in the United States Marine Corps from 1975-1978.
      Jon F. Weber. Mr. Weber has served as a director of XO Holdings since the consummation of the Restructuring Merger in February 2006. Previously, he had served as a director of XO Communications from May 2005 until such consummation. Since August 2005, Mr. Weber has served as a director of American Railcar Industries, Inc., a company, of which Mr. Icahn is a principal beneficial stockholder, that is primarily engaged in the business of manufacturing covered hopper and tank railcars. Since April 2005, Mr. Weber has served as the President of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business and the textile business. Since May 2003, Mr. Weber has been a Director of Viskase Companies, Inc., and was the Chief Executive Officer of Viskase Companies, Inc. from May 2003 to October 2004. From March 2003 to April 2005, Mr. Weber served as Chief Executive Officer and, since March 2003, he has served as a director of Philip Services Corporation, a metal recycling and industrial services company affiliated with Mr. Icahn. He served as Chief Financial Officer of venture-backed companies QuantumShift Inc. and Alchemedia Ltd. from October 2001 to July 2002 and November 2000 to October 2001, respectively. From May 1998 to November 2000, Mr. Weber served as Managing Director — Investment Banking for JP Morgan Chase and its predecessor, Chase Manhattan Bank, in São Paulo, Brazil. Mr. Weber received a J.D., cum laude, from Harvard Law School and an M.B.A and B.S., magna cum laude, from Babson College.
      Adam Dell. Mr. Dell has been a member of XO Holdings’ Board of Directors since the consummation of the Restructuring Merger in February 2006 and, from January 2003 until such time, was a member of XO Communications’ Board of Directors. Since January 2000, he has served as the Managing General Partner of Impact Venture Partners, a venture capital firm focused on information technology investments. From October 1998 to January 2000, Mr. Dell was a Senior Associate and subsequently a Partner with Crosspoint Venture Partners in Northern California. From July 1997 to August 1998, he was a Senior Associate with Enterprise Partners in Southern California. From January 1996 to June 1997 Mr. Dell was associated with the law firm of Winstead Sechrest & Minick, in Austin, Texas, where he practiced corporate law. Mr. Dell currently serves on the board of directors of the Santa Fe Institute, MessageOne and OpenTable. He also teaches a course at the Columbia Business School on business, technology and innovation and is a contributing columnist to the technology publication, Business 2.0. Mr. Dell received a J.D. from University of Texas and a B.A. from Tulane University.

      Fredrik Gradin. Mr. Gradin has been a member of XO Holdings’ Board of Directors since the consummation of the Restructuring Merger in February 2006. From August 2004 until the Restructuring Merger was completed, he served as a director of XO Communications. Mr. Gradin has been president and chief executive officer of Explorer Group Inc., an investment management company, since its inception in 1998. Prior to founding Explorer Group Inc., Mr. Gradin served as president of Spectron Energy, Inc., a leading energy brokerage company. Mr. Gradin holds a B.A. from Rice University.
      Vincent J. Intrieri. Mr. Intrieri has served as a director of XO Holdings since the consummation of the Restructuring Merger in February 2006. Prior to that, he had served as a director of XO Communications since January 2003. Mr. Intrieri is a Senior Managing Director of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. Since January 2005, Mr. Intrieri has been Senior Managing Director and, from March 2003 to December 2004, Mr. Intrieri was a Managing Director of High River Limited Partnership, which is company owned and controlled by Mr. Icahn that is primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company affiliated with Mr. Icahn. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company, of which Mr. Icahn is a principal beneficial stockholder, that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intieri was a Senior Vice President, the Treasurer and the Secretary of ARI. From 1995 to 1998, Mr. Intrieri served as portfolio manager for distressed investments with Elliott Associates L.P., a New York investment fund. Prior to 1995, Mr. Intrieri was a partner at the Arthur Andersen accounting firm. Mr. Intrieri is a certified public accountant. Mr. Intrieri is Chairman of the Board of Directors and a director of Viskase Companies, Inc., a publicly owned producer of cellulosic and plastic casings used in preparing and packaging processed meat products, in which Mr. Icahn has an interest through the ownership of securities. Mr. Intrieri received a B.S. in Accounting from Pennsylvania State University.
      Robert Knauss. Mr. Knauss has been a member of XO Holdings’ Board of Directors since the consummation of the Restructuring Merger in February 2006 and, from August 2004 until such time, had served as a director of XO Communications. Mr. Knauss currently serves as an independent director on the boards of the NYSE-listed investment funds Equus II, Inc. and The Mexico Fund, Inc. He previously served as chairman of Philip Services Corporation from 1998 to 2000 and from 2002 to 2003 and as a director of Seitel Inc. from June 2002 to July 2004. Mr. Knauss also previously served as the dean of the University of Houston Law Center and Vanderbilt University Law School. Mr. Knauss holds a J.D. from University of Michigan and a B.A. from Harvard College.
      Keith Meister. Mr. Meister has been a director of XO Holdings since the consummation of the Restructuring Merger in February 2006 and was a member of XO Communications’ Board of Directors from January 2003 until such consummation. Since June 2002, Mr. Meister has been a Senior Investment Analyst of High River Limited Partnership, a company owned and controlled by Mr. Icahn that is primarily engaged in the business of holding and investing in securities. Mr. Meister is also a Senior Investment Analyst of Icahn Partners LP and Icahn Partners Master Fund LP, private investment funds controlled by Mr. Icahn. He is also a director of Icahn Fund Ltd., which is the feeder fund of Icahn Partners Master Fund LP. Since August 2003, Mr. Meister has served as the Chief Executive Officer of American Property Investors, Inc. (“API”), which is the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business, the casino entertainment business and the textile business. Mr. Meister served as API’s President from August 2003 to April 2005. From March 2000 through the end of 2001, Mr. Meister co-founded and served as co-president of J Net Ventures, a venture capital fund focused on investments in information technology and enterprise software businesses. From 1997 through 1999, Mr. Meister served as an investment professional at Northstar Capital Partners, an opportunistic real estate investment partnership. Prior to his work at Northstar, Mr. Meister served as an investment analyst in the investment banking group at Lazard Freres. Mr. Meister also is a director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp., which are gaming companies, and Scientia Corporation, a private health care venture company, all of which are companies controlled by American Real Estate Partners, L.P., which is controlled by Mr. Icahn. In August 2005, Mr. Meister became a director of American Railcar Industries, Inc., a company, of which Mr. Icahn is a principal beneficial stockholder, that is primarily engaged in the business of manufacturing covered hopper and tank railcars. In August 2005, Mr. Meister also became a director of ADVENTRX Pharmaceuticals, Inc., a biopharmaceuticals company. In addition, in January 2006, Mr. Meister became a director of BKF Capital Group Inc., a publicly traded investment firm. Mr. Meister received his A.B. in Government, cum laude, from Harvard College.
      THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE EIGHT (8) NOMINEES TO THE BOARD.

THE EQUITY SALE
General
      XO Holdings was formed on October 25, 2005 to be the holding company of XO LLC and LMDS Co. Prior to the Restructuring Merger, both of these businesses were carried on by XO Communications and its subsidiaries. The predecessor of XO Holdings was formed in 1994 as a competitive local exchange carrier, or CLEC, and changed its name from NEXTLINK Communications, Inc. to XO Communications, Inc. in 2000.
      XO LLC is a leading facilities-based, competitive wireline telecommunications services provider offering telecommunications services to business customers, including local and long distance voice, Internet access, private data networking and hosting services. XO LLC competes primarily with incumbent local exchange carriers, known as ILECs, such as Verizon, AT&T, BellSouth and Qwest. Its national telecommunications network includes more than 6,700 metro route miles of fiber optic lines connecting the 953 ILEC central offices in 37 U.S. cities where XO LLC houses its switches and other telecommunications equipment.
      LMDS Co. is the nation’s largest holder of fixed wireless local multipoint distribution service (LMDS) spectrum, with exclusive licenses in the 28 GHz-31 GHz spectrum range in more than 70 U.S. major metropolitan markets. LMDS Co. currently offers wireless T-1s, wireless dedicated internet access and wireless Ethernet services utilizing broadband radio signals transmitted between points of presence located within a line-of-sight over distances of less than five miles. LMDS Co. presently operates in Los Angeles, San Diego and Miami, is deploying networks in ten additional cities and anticipates expanding its market presence to more than 50 major U.S. cities.
      On November 4, 2005, the Company, XO Communications and Elk entered into the Purchase Agreement, which, as amended on March 1, 2006, provides for the sale of the Company’s equity interests in XO LLC for an aggregate purchase price of $700 million, $625 million of which will be paid in cash and the remainder of which will consist of the assumption by Elk of $75 million of the Company’s outstanding senior secured debt. We refer to this transaction as the Equity Sale. The Equity Sale is expected to close promptly following shareholder approval at the annual meeting.
      Assuming the Equity Sale closed on March 1, 2006, the Company would have used approximately $451 million of the proceeds of the Equity Sale to repay, in accordance with the existing credit facility, all but $75 million of its remaining senior secured debt and to offer to redeem its outstanding preferred stock. Following the Equity Sale, XO Holdings will be debt-free and is currently expected to have more than $300 million in cash to fund the development of LMDS Co.’s fixed wireless business and for other corporate purposes.
Background of the Equity Purchase Agreement

Bankruptcy Reorganization of XO Communications
      On June 17, 2002, following the general decline in valuations of competitive telecommunications companies, the Company filed for protection from its creditors under Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.
      Its bankruptcy filing listed $1 billion principal amount of senior secured debt under a credit agreement and approximately $4.2 billion in unsecured claims. Although Meadow Walk Limited Partnership, an entity wholly-owned by Mr. Icahn, held more than one-third of the unsecured claims against the Company, Mr. Icahn did not join and was not represented on the Official Committee of Unsecured Creditors in the bankruptcy proceeding. The Company mailed its Disclosure Statement to creditors describing its amended plan of reorganization after Bankruptcy Court approval on July 22, 2002.
      The Stand-Alone Plan (one of two alternatives contemplated by the plan of reorganization, and the one that was ultimately consummated) provided for the claims of the senior secured lenders to be converted into $500 million principal amount of senior secured loans under an amended and restated credit facility that we refer to as the existing credit facility, plus 90,250,001 shares of common stock valued under the Stand-Alone Plan at $5.00 per share. The Stand-Alone Plan awarded the Company’s former bondholders and general unsecured creditors approximately 4.75 million shares of common stock and warrants to purchase up to an additional 23.75 million shares of new common stock at exercise prices ranging from $6.25 to $10.00 per share. The Stand-Alone Plan also contemplated a rights offering of 40 million shares of new common stock to debt and equity claimants at $5.00 per share.
      The Stand-Alone Plan, as attached to the Company’s Disclosure Statement, contained a detailed, 19-page term sheet proposed by the Company’s pre-petition senior lenders that specified the amendments to the old credit facility, including its covenants and mandatory prepayment provisions, that would be made upon the Company’s emergence from bankruptcy under the Stand-Alone Plan with the existing credit facility, as well as the provisions, including the events of default, that would be carried forward as unchanged from the old credit facility. Neither Mr. Icahn nor any of his affiliates were pre-petition senior lenders of the Company. Accordingly, neither Mr. Icahn nor any of his affiliates were involved in proposing or negotiating the term sheet proposed by the Company’s pre-petition senior lenders.

Acquisition of Indebtedness, Capital Stock and Other Equity Interests in Bankruptcy
      On August 21, 2002, High River Limited Partnership, another entity wholly-owned by Mr. Icahn, commenced an offer to purchase all of the Company’s senior secured debt for cash equal to 50% of the then outstanding principal amount. High River purchased approximately 85% of the Company’s senior secured debt in the offer and consequently became the holder of approximately 85% of the loans outstanding under the existing credit facility after consummation of the Stand-Alone Plan. Amalgamated Gadget, L.P., which had acquired certain of the Company’s senior secured debt on behalf of its affiliate R2 Investments, LDC, did not accept High River’s offer and continued to hold such senior secured debt. We refer to Amalgamated Gadget and R2 Investments collectively as the R2 Investors.
      On November 15, 2002, the Stand-Alone Plan, having received the requisite approval of creditors, was confirmed by the bankruptcy court, and the Company emerged from the Chapter 11 reorganization proceedings on January 16, 2003 under the Stand-Alone Plan. The existing credit facility became effective upon the consummation of the Stand-Alone Plan substantially as contemplated by the term sheet proposed by the Company’s pre-petition senior lenders. Upon consummation of the Stand-Alone Plan, High River received 76,578,028 shares of the Company’s new common stock and Meadow Walk, as the holder of approximately $1.6 billion of senior unsecured notes claims, received 1,500,000 shares of new common stock and Series A, Series B and Series C warrants to purchase, in the aggregate, up to 7,504,884 shares of new common stock. High River and Meadow Walk subsequently transferred their equity interests to Cardiff, and High River assigned its loans under the Company’s existing credit facility to Chelonian Corp., which in turn assigned it to Arnos Corp., all of which entities are wholly-owned indirectly by Mr. Icahn.
      While counsel to Mr. Icahn reviewed and commented on certain aspects of the final form of the amendment to the old credit facility that, as so amended, constituted the existing credit facility in effect upon the Company’s emergence from bankruptcy, the covenants (including the covenants relating to the minimum consolidated earnings before interest, taxes, depreciation and amortization (or EBITDA) of the Company and mandatory prepayment of indebtedness under the existing credit facility) and events of default, the terms of which were negotiated by the Company’s pre-petition senior secured lenders, remained as contemplated by the Stand-Alone Plan and the term sheet attached thereto.
      As a result of the issuances of new common stock and warrants, upon the Company’s emergence from bankruptcy, affiliates of Mr. Icahn became the beneficial holders of approximately 83% of the Company’s new common stock and 85% of the Company’s indebtedness under the existing credit facility prior to the rights offering contemplated by the Stand-Alone Plan. That rights offering resulted in the issuance of 39.7 million shares of new common stock at $5.00 per share, for net proceeds of approximately $197.6 million, which the Company used to repay amounts outstanding under the existing credit facility. Cardiff subscribed for 7,076,796 shares of new common stock in the rights offering. The R2 Investors also participated in the rights offering. The rights offering, which was consummated on January 6, 2004, reduced the beneficial ownership of new common stock by affiliates of Mr. Icahn at such time to approximately 69%.
      Much of the Company’s senior management changed in connection with the Company’s emergence from bankruptcy. Upon joining the Company, members of the new management team undertook to develop a business plan and, in connection therewith, prepared extensive projections of, and thoroughly analyzed, the Company’s operations and financial condition in light of the covenants under the existing credit facility. Management’s analysis took into consideration a number of factors, including the then prevailing economic and regulatory environments in the telecommunications industry. Based on this analysis, management concluded that none of the feasible business plans that they considered would permit the Company to operate in compliance with all of the financial covenants under the existing credit facility. Accordingly, the Board directed management to endeavor to operate the Company’s business in such a manner as to cause the Company to become compliant with such covenants and, in the interim, to seek relevant waivers from the lenders under the existing credit facility.
      Early in 2004, the Company recognized that it would not be in compliance with one of the EBITDA covenants under the existing credit facility for the fiscal quarters ended March 31 and June 30, 2004 and, accordingly, requested a waiver of compliance therewith from the existing credit facility lenders. On March 22, 2004, for no consideration, Arnos Corp., as holder of a majority of the amounts outstanding under the existing credit facility, granted the requested waiver. Thereafter, the Company requested an additional waiver and, on August 3, 2004, Arnos Corp. granted the requested additional waiver, again for no consideration, which waived compliance with the EBITDA covenant through December 31, 2005.
      In obtaining the second waiver, the Company recognized that a waiver that did not extend for at least twelve months beyond the end of an audited fiscal year would result in a so-called “going concern” exception to the opinion of its auditors in respect of the Company’s consolidated financial statements which, in turn, would have resulted in substantial negative consequences for the Company. To avoid this result, an additional waiver of the requirement of the Company to comply with the EBITDA covenants under the existing credit facility would be needed and, as discussed below, was obtained.

Acquisition of Assets from Allegiance, Related Litigation and Preferred Stock Financing
      On February 18, 2004, the Company agreed to acquire the assets that comprised the CLEC business of Allegiance following an auction process conducted under Section 363 of the Bankruptcy Code as part of Allegiance’s bankruptcy proceedings. In the auction, the Company outbid the original “stalking horse” bidder, which we refer to as Telecom X. The Company’s winning bid for the Allegiance assets consisted of $322 million in cash (including $11 million of adjusted working capital) and approximately 45.4 million shares of newly-issued shares of the Company’s common stock. The shares of Company common stock forming part of the purchase consideration were issued to Allegiance Telecom Liquidating Trust (known as the ATLT), which had been established for the benefit of Allegiance’s pre-petition creditors. As a result, the ATLT acquired approximately 24.9% of the Company’s common stock outstanding at such time.
      The Company consummated its purchase of the Allegiance CLEC business on June 23, 2004, which acquisition, among other things, enhanced the Company’s network in certain areas where it had previously deployed its CLEC assets, and allowed the Company to provide more efficient pricing to its customers in such areas while also achieving synergies among its then existing CLEC operations and the acquired Allegiance business. Recognizing that payment of the cash portion of the Allegiance purchase price had reduced the Company’s cash reserves and working capital to suboptimal levels, Mr. Icahn offered to provide additional financing to the Company. The Board thereupon established a special committee consisting of Messrs. Knauss, Gradin and Dell to negotiate and approve the terms of any such transaction, which eventually culminated in a private placement of newly-designated preferred stock of the Company. Greenberg Traurig was selected by the special committee as its counsel upon the recommendation of Mr. Knauss, who had prior dealings with that firm in connection with an unrelated matter. After interviewing and considering representatives of three reputable investment banks, including Jefferies, the committee engaged Jefferies as its financial advisor, in part due to Jefferies’ knowledge of the Company, which was gained in its capacity as financial advisor to the Official Committee of Unsecured Creditors in the Company’s bankruptcy proceedings. Prior to engaging Jefferies, the special committee requested and received from Jefferies detailed information as to any prior engagements it had had with Mr. Icahn or entities that Mr. Icahn controlled, which, after review and discussion, the special committee did not deem to be disqualifying.
      One of this special committee’s recommendations, which was adopted by the full Board, was that large holders of new common stock other than affiliates of Mr. Icahn, including but not limited to the R2 Investors, be offered the opportunity to participate in the private placement. On August 6, 2004, the Company issued 3.8 million shares of its newly designated 6% Class A Convertible Preferred Stock to Cardiff and another affiliate of Mr. Icahn (all of which shares are now beneficially owned by Cardiff) and 200,000 shares of such preferred stock to the R2 Investors for aggregate gross proceeds of $200 million (or $50 per share). The other holders of common stock to whom the preferred stock was offered declined to purchase any shares.
      As ultimately negotiated and approved by this special committee, the preferred stock is the most senior equity security of the Company in respect of any distribution of its assets upon liquidation. Holders of the Company’s preferred stock are not entitled to receive dividends on such stock. However, the preference payable in respect of each share of preferred stock in connection with any liquidation of the Company is an amount equal to $50 (the per share issuance price), plus 1.5% per quarter from and after September 30, 2004, compounded quarterly. The preferred stock is subject to redemption on January 15, 2010, and under certain other circumstances, at the liquidation preference amount then in effect. In addition, each share of preferred stock is presently convertible into Company common stock at a rate equal to the liquidation preference amount then in effect, divided by $4.62 (subject to certain adjustments), which represented a 25.2% premium over the closing price of the common stock on August 6, 2004, the date that the preferred stock was initially issued. Holders of preferred stock vote together, as a single class, with holders of the Company’s common stock on an as converted basis.
      In August 2004, the Company filed an administrative claim in the Allegiance bankruptcy proceeding against the ATLT claiming approximately $50 million in damages related to a variety of actions taken by Allegiance and the ATLT that the Company believes were in violation of the definitive agreement for the purchase of Allegiance’s CLEC business and related agreements. The ATLT filed a counterclaim in November 2004 seeking damages of approximately $100 million. The case was tried in the Allegiance bankruptcy court in May 2005. After the trial, the ATLT reduced its counterclaim to approximately $27.2 million. As of March 7, 2006, the parties were still awaiting the judgment of the court.
      In early 2005, the Company again realized that it would not be in compliance with one of the EBITDA covenants under the existing credit facility for at least another year and that it needed to seek an additional waiver from its senior secured lenders in order to avoid a “going concern” qualification in the forthcoming opinion of its auditors in respect of the Company’s 2004 financial statements. Recognizing the need to address the Company’s continued inability to comply with the EBITDA covenants on a more comprehensive basis, and possible opportunities presented by the increase in merger and acquisition activity and significant adverse regulatory developments affecting the CLEC industry at such time, the Board established a special financing committee of the Board on February 9, 2005, consisting of Messrs. Icahn and Knauss (the “Financing Committee”), to consider strategic alternatives then available to the Company. Jefferies was retained for a flat fee of $250,000 to analyze the Company’s financing and strategic situation and to prepare a report outlining available alternatives.
      In April 2005, the Financing Committee met to discuss a report prepared by Jefferies entitled “Financing and Strategic Alternatives Assessment.” The report contained an analysis of the Company’s then-current financial and operational situation, capital markets alternatives and available strategic opportunities, beginning with the need to obtain a further waiver of default under, or amendment to, the existing credit facility. The report included an analysis of several possible strategic alternatives, including a possible restructuring of the Company’s long-term debt, the acquisition of one or more smaller, regional CLECs and the possibility of a sale of the Company as a whole, or a sale of its CLEC business only.

Formation of the Special Committee and Initial Discussions
      At a meeting of the Board on April 22, 2005, the Financing Committee reported its findings and Jefferies summarized its Financing and Strategic Alternatives Assessment. The Board took note of Jefferies’ valuation analysis, which demonstrated that the Company’s stock appeared to be trading based on the earnings, operations and assets of the CLEC Company, with little, if any, value being attributed to LMDS Co. In contrast, the Board was informed that another fixed wireless communications licensee with minimal active operations and whose spectrum assets were less extensive than those of LMDS Co. had recently completed a financing transaction at a very significant valuation. Accordingly, the Board, while noting Jefferies’ advice that no precise value could be ascribed to LMDS Co., also took note of the possibility that a sale of the CLEC Company and the retention by the public Company of LMDS Co. could serve to focus the marketplace on the value of the Company’s fixed wireless business. The Board also noted the possibility that, based on the range of valuations for LMDS Co. implied by the few comparable fixed wireless companies, shareholder value could be significantly enhanced as and when the business developed in the future. In contrast, the Board noted that inclusion of LMDS Co. in a sale process would generate little, if any, additional value.
      Jefferies presented a preliminary analysis of potential valuations for the CLEC Company indicating that the low end of the valuation ranges, as measured by both precedent transactions and market valuations of comparable companies, was $568 million, with the high end of such ranges at $781 million and $852 million, respectively. Without deciding at the time whether or not to sell the CLEC Company, the Board considered in principle a likely timetable for a sale of the CLEC Company, including the potential need for a comprehensive canvassing of potential purchasers and the establishment of an effective auction process under the direction of Jefferies, which the Board expected to engage in the event a sale process was commenced. The Board also discussed the possibility of obtaining, from Mr. Icahn, a “benchmark bid” for the CLEC Company in order to assure customers and suppliers of a successful outcome to the process. Mr. Icahn noted that, if he became a bidder and his best and final offer were to be surpassed by a superior proposal, he would vote his shares of Company common stock in favor of the superior proposal.
      In light of the possibility that the strategic alternatives being explored might entail potential conflicts of interest with Mr. Icahn in his several capacities as the Chairman of the Board and as the controlling stockholder, directly or indirectly, of the Company’s majority stockholder and the holder of a majority of the Company’s outstanding debt and preferred stock, the Board appointed Messrs. Knauss, Gradin and Dell to serve as the Special Committee and delegated to them broad authority to, among other things, manage, consider, review and negotiate, and to make favorable or unfavorable recommendations to the Board regarding, the terms and conditions of a potential sale of the CLEC Company or any alternative transactions, and to engage independent legal counsel, an independent financial adviser and such other independent accountants, appraisers, consultants and advisors as the Special Committee may deem necessary to assist it. The Board also resolved to make available to assist the Special Committee at its request from time to time members of management and the Company’s legal counsel and other advisors.
      At the April 22, 2005 meeting, the Board requested that Mr. Icahn cause his affiliates to grant additional waivers of the Company’s noncompliance with the EBITDA covenants under the existing credit facility for the one-year period requested by management. Mr. Icahn indicated a willingness to do so, but only under certain conditions. Noting that a sale of the CLEC Company would be a mandatory prepayment event under the existing credit facility, leading to immediate repayment of all or substantially all of the principal amount and accrued interest outstanding thereunder, Mr. Icahn conditioned any further waiver upon the Company’s agreement to offer to redeem its outstanding preferred stock in that event as well. The Board undertook consideration of this proposal and, with Messrs. Icahn, Intrieri, Meister and Weber recusing themselves from voting, approved securing such waivers in exchange for a clarification of the Company’s obligation under the existing credit facility to use the proceeds of any sale of the Company’s CLEC assets to pay down the outstanding indebtedness under the existing credit facility and further agreed to offer to redeem the Company’s preferred stock.
      At its first meeting, held on April 28, 2005, the Special Committee retained Greenberg Traurig as its independent legal counsel. Greenberg Traurig reviewed with the members of the Special Committee the duties and responsibilities, including the fiduciary duties, of the committee members under Delaware law in connection with any forthcoming potential transaction and, in particular, their duties in the event that Mr. Icahn were to submit a bid. Specifically, the Special Committee was advised that it must act independently on a fully-informed basis and in the best interests of all of the Company’s stockholders, and that it must conduct a process for the sale of the CLEC Company in a manner that is fair and designed to maximize value to the Company and its stockholders. It was also explained to the Special Committee that the sale of the CLEC Company may be deemed to be a sale of substantially all of the Company’s assets under Delaware law, thus requiring stockholder approval.
      The Special Committee discussed whether it would be appropriate under the circumstances to require that any sale of the CLEC Company to an interested party be approved by the affirmative vote of a majority of the unaffiliated stockholders. Noting that as a result of the Allegiance transaction, the ATLT was the holder of a majority of the outstanding shares not beneficially owned by Mr. Icahn, the Special Committee concluded that, in light of the significant ongoing litigation between the Company and the ATLT arising out of such transaction, the ATLT had such substantial interests adverse to the Company and different from those of other minority stockholders and that it would be imprudent to condition a potential transaction of strategic value and importance to the Company on a vote that would be determined by the ATLT.
      On May 3, 2005, the Special Committee met with and interviewed senior bankers from three reputable investment banks to consider the possible engagement of one of them as a financial advisor to the Special Committee instead of or in addition to Jefferies. The Special Committee received and evaluated the banks’ respective presentations relating to how they expected to conduct or assist with the sale process and their fee proposals. The Special Committee subsequently received from Jefferies updated information as to prior engagements it had had with Mr. Icahn or companies that Mr. Icahn controlled, including its engagement by the Financing Committee. After review and discussion, the Special Committee concluded that these relationships were not disqualifying.
      The Board received a presentation of the business plan of LMDS Co on May 9, 2005, which assumed LMDS Co. would have the net proceeds of the sale of the CLEC Company to deploy its systems nationally. The presentation examined, and the Board discussed extensively, the necessary projected capital expenses, roll-out timetable, costs and gross margins, as well as regulatory concerns and implementation and business risks involved. The Board also continued its consideration of the Company’s other strategic alternatives, and authorized and directed continued development of LMDS Co.’s business plan.
      On May 9, 2005, Mr. Icahn granted the additional requested waiver of compliance with the EBITDA covenants under the existing credit facility. This waiver was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed with the Commission on May 9, 2005, in which the Company also publicly disclosed that it was considering all of its strategic alternatives and had in March 2005 engaged an investment banking firm to develop and present such alternatives.
      Shortly after the May 9, 2005 Board meeting, Mr. Grivner telephoned the Chief Executive Officer of Telecom X to inquire about Telecom X’s interest in purchasing the CLEC Company. Telecom X’s Chief Executive Officer then contacted Mr. Icahn to probe whether he would be willing to support a sale of the CLEC Company to Telecom X for a price which would preclude the consideration of other offers. Mr. Icahn noted that he might be willing to support a sale of the CLEC Company on such basis for $800 million. Telecom X then executed a confidentiality agreement with the Company, the Company’s senior management made a detailed presentation of the CLEC Company’s business to Telecom X and representatives of Telecom X conducted extensive on-site due diligence at the Company’s headquarters. At the end of this initial process, in mid-May 2005, Telecom X gave a preliminary indication of interest in purchasing the CLEC Company for $600 million, conditioned upon agreements from the Company’s controlling shareholder that would preclude consideration of any higher and better offers.
      During this same period, the Special Committee and its counsel reviewed Jefferies’ proposed engagement letter and recommended changes in the proposed fee structure in order to create additional incentives for Jefferies to solicit and enable transactions with parties other than Mr. Icahn or his affiliates or Telecom X so as to encourage a broad solicitation of interest in the purchase of the CLEC Company. Jefferies agreed to substantial changes in its fee structure and, as disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, filed with the Commission on August 9, 2005, Jefferies was formally engaged by the Company on May 27, 2005. In addition, at a meeting of the Special Committee held on May 27, 2005, the Special Committee instructed Jefferies to conduct a fair and open auction process in which Mr. Icahn would not be treated more favorably than other potential bidders.
      In exchange for Jefferies’ services pursuant to this engagement, the Company agreed to pay Jefferies (i) an engagement fee of $500,000 upon entering into the engagement, (ii) a $500,000 fee upon entering into the first definitive agreement (such as the Purchase Agreement) with respect to any possible transaction involving the sale of the CLEC Company, (iii) promptly after completing any such possible transaction, a fee (which will be reduced by any amount of the engagement fee and the fee payable upon entering into a definitive agreement that is actually paid to Jefferies) equal to either $2 million, if the other party to such transaction is Mr. Icahn or any of his affiliates or Telecom X, or, in any other case, 0.75% of the consideration payable to the Company in connection with any such possible transaction, and (iv) promptly after formally requesting the first fairness opinion from Jefferies, a fee of $500,000. Thus far, Jefferies has been paid $1.5 million for its services, consisting of the $500,000 engagement fee, the $500,000 fee due upon entering into a definitive agreement (such as the Purchase Agreement) and the $500,000 fairness opinion fee. Assuming that the Equity Sale is consummated as provided in the Purchase Agreement, an additional $1 million will payable to Jefferies, making the aggregate fees payable to Jefferies for its services $2.5 million.

Commencement of the Solicitation of Expressions of Interest
      In June 2005, Jefferies began contacting potential buyers. Through the end of the sale process, Jefferies contacted a total of 89 potential buyers, both industry participants and private equity investment firms. Of these, 30 executed confidentiality agreements and received the confidential information memorandum for the sale of the CLEC Company. Over the course of the process, four potential buyers requested and received draft Equity Purchase Agreements for the transaction prepared by the Company’s counsel.
      In mid-July 2005, the Company received five non-binding preliminary indications of interest in purchasing the CLEC Company as a whole: two indications at $1.1 billion, one indication at $650 million and two indications at $600 million, one of which was a renewal of Telecom X’s earlier indication of interest. Other bidders and an informal group of regional CLEC bidders, including a company we refer to as Telecom Z, expressed interest in acquiring regional portions of the CLEC Company.
      Four of these potential bidders were invited to remain in the auction and to conduct their due diligence review of the CLEC Company, which included access to extensive due diligence information, including written materials and electronic data and access to management personnel, with a view toward their submission of final and binding bids. Following its continued due diligence review, one of the $1.1 billion bidders withdrew its bid. The other $1.1 billion bidder withdrew its bid after having performed minimal due diligence. The $650 million bidder and Telecom X remained in the auction process.

Solicitation of Final Bids and Further Evaluation of Strategic Alternatives
      In August 2005, Jefferies renewed its efforts to locate additional bidders. In early September 2005, Jefferies received another round of offers to purchase the CLEC Company on a debt-free, cash-free basis from Telecom X, Elk (an affiliate of Mr. Icahn) and a bidder we refer to as Telecom Y, which submitted an all-cash $700 million bid on September 7, 2005. Telecom Y withdrew its bid several weeks later, after conducting its due diligence review of the CLEC Company.
      At a Special Committee meeting on September 9, 2005, Jefferies presented the offers made by these bidders. At the meeting, the Special Committee also discussed the continuing expressions of interest in purchasing portions of the CLEC Company from the informal group of regional CLECs that included Telecom Z, and the risks and uncertainties that consideration of any such bid would entail. The Special Committee approved Jefferies’ recommendation to proceed with contract negotiations with multiple bidders. The Special Committee also reviewed a refinancing alternative proposed by Jefferies and approved Jefferies’

recommendation that management invite a number of investment banking firms to submit proposals for refinancing the Company’s outstanding indebtedness under the existing credit facility.
      At a Board meeting held immediately thereafter, it was reported that the Special Committee had approved Jefferies’ recommendation to proceed toward contract negotiations with multiple bidders. The Board discussed the fact that Mr. Icahn’s bid would be evaluated by the Special Committee in the same manner as the other bids, and that Mr. Icahn must work through Jefferies on all matters related to his bid in the same manner as other bidders.
      On September 21, 2005, the Company filed a Registration Statement on Form S-3 with the Commission relating to the shares of Company common stock issued to the ATLT pursuant to the acquisition of the Allegiance assets in which Form S-3 the Company publicly disclosed that it was considering its strategic alternatives, including a potential sale of the CLEC Company, in respect of which it had received numerous indications of interest, and that the proceeds of any such sale would be used by the Company to repay (in accordance with the existing credit facility) its outstanding debt, offer to redeem its outstanding preferred stock and fund the continued growth and development of LMDS Co.
      At the instruction of the Special Committee, Jefferies contacted each of the remaining participating bidders with a view toward maximizing their respective bids. By this time, Telecom X had revised its $600 million bid and indicated that it was willing to pay $600 million to $650 million to acquire the CLEC Company. After negotiations with Jefferies, Telecom X increased its offer to $700 million, and Elk increased its offer from $690 million, payable in cash and a note, to an all-cash bid of $700 million.
      On October 6, 2005, Jefferies presented these and the other remaining offers to the Special Committee. At that time, the Telecom X and Elk bids were the highest bids in terms of price. The Special Committee considered the fact that Telecom X’s offer, unlike Elk’s, was subject to FCC approval and the waiting period under the Hart-Scott-Rodino Act, and could present regulatory risks, given the significance of the Company’s operations in the territory where Telecom X is the ILEC. The Telecom X bid also contemplated exclusivity and other contract provisions that impaired its value, including a condition that Mr. Icahn and his affiliates execute lock-up and voting agreements with respect to their shares of the Company’s capital stock that would have effectively precluded further bidding.
      At the same meeting, the Special Committee also considered the merits of pursuing a refinancing of the Company’s outstanding debt. Jefferies discussed with the Special Committee the general market conditions with respect to bank lending, the high yield debt market and funded debt, as well as the Company’s operational need of approximately $60 million to attain projected profitability in 2007. Jefferies noted that any refinancing would likely contain onerous financial covenants and would cost between 8% to 14% per annum, and then discussed four refinancing proposals, including one from Jefferies, that were submitted to the Company at the request of management.
      Jefferies’ refinancing proposal contemplated the issuance by the Company of $250 million of senior secured notes for a term of five years at 8.75% per annum and $150 million of subordinated secured notes for seven years at 12% per annum. The second proposal provided for a similar structure of $250-$300 million of senior secured notes and $150-$200 million of subordinated secured notes, each with a term of seven years, at LIBOR plus 7% and 9.5%, respectively, per annum. Under the third proposal, the Company would have issued either $200 million of senior secured notes with a seven year term at 10%-11% per annum or up to $200 million of senior secured notes with a term of six years at LIBOR plus 4% per annum. The last proposal provided for (i) the issuance of $175 million of senior unsecured notes for a term of seven to ten years at LIBOR plus 8.5% per annum and a senior secured term loan of $175 million for five years at LIBOR plus 4%-5% per annum, or (ii) a five-year senior secured term loan of $200 million at LIBOR plus 4%-5% per annum and a six-year subordinated secured term loan of $125 million at LIBOR plus 9% per annum. The Special Committee also discussed a refinancing proposal to be submitted by the Company’s management to affiliates of Mr. Icahn. Jefferies noted that further negotiations were needed with respect to such refinancing and that it was unlikely for it to contain a “better-than-market” covenant package.

      In October 2005, the Special Committee met numerous times to consider the Company’s strategic alternatives. At a meeting held on October 12, 2005, Jefferies outlined the status of the refinancing alternatives. Jefferies advised that the existing credit facility was on favorable terms compared to the then prevailing debt market, that the refinancing scenario raised potential liquidity concerns in converting the debt to a cash-pay instrument, and that the status quo involved risks since the Company was currently unable to comply with the EBITDA covenants under the existing credit facility. Based on its analysis of the available strategic alternatives, Jefferies recommended proceeding with the sale of the CLEC Company to Elk. The Special Committee decided that the Company should explore Mr. Icahn’s willingness to cause his affiliates to refinance or restructure the debt outstanding under the existing credit facility in lieu of a sale transaction.
      At the same meeting held on October 12, 2005, Jefferies informed the Special Committee that it had requested to be engaged as co-lead underwriter in a proposed initial public offering of an entity owned by Mr. Icahn. After receiving and evaluating additional background information from Jefferies, the Special Committee informed Jefferies that it should not accept such engagement as co-lead underwriter while simultaneously acting as financial advisor to the Special Committee and the Board. In addition, the Special Committee considered obtaining a fairness opinion from a financial advisor in addition to Jefferies. The Special Committee subsequently determined, based on the extensive marketing outreach for the sale of the CLEC Company, the openness of the auction process, and the limited nature of Jefferies’ business relationships with Mr. Icahn or entities that he controlled, that the associated expense was not justified.
      At a meeting held on October 14, 2005, Mr. Knauss informed the Special Committee that Telecom X, which had been told that its bid needed to be raised or otherwise improved in order to prevail, had withdrawn its bid. The Special Committee discussed whether the negotiation of a debt refinancing with a covenant package more favorable to the Company than the covenants contained in the existing credit facility would be a preferable course of action.
      On October 17, 2005, Telecom Z sent an email to Jefferies communicating its possible interest in purchasing the CLEC Company as a whole, without the participation of the other regional CLECs with which it had formerly been associated, at a purchase price of $750 million, subject to a 28-day due diligence review and certain financing conditions. Mr. Icahn was informed of Telecom Z’s expression of possible interest and its request for a 28-day due diligence period. In light of the Telecom Z email message, and the fact that Telecom Z had indicated that it would consider purchasing the CLEC Company for $50 million more than Elk’s bid, at a meeting held on October 18, 2005, the Special Committee authorized pursuit of the refinancing alternative as well as further discussions with both Telecom Z and Elk, despite management’s expressed concern that protracted negotiations were beginning to hurt the Company’s business in terms of retaining and recruiting skilled employees. Meanwhile, Telecom Z and its legal and financial advisors began an intensive due diligence review of the CLEC Company’s business.
      At a meeting held on October 20, 2005, the Special Committee was informed by Jefferies that Mr. Icahn had indicated that Elk would not keep its bid open unless the Company executed a definitive agreement with a break-up fee of $20 million in the event that the Company approved a superior proposal, subject to Elk having an opportunity to submit a best and final bid. The Special Committee also discussed potential refinancing alternatives, whether with Mr. Icahn or an unrelated third party, reached a consensus that such refinancing alternatives were not feasible at the time, given the nature of the covenant packages presented and the cost of such debt, and agreed that the Special Committee should turn its attention to a sale transaction. The Special Committee agreed that it was important to keep Elk’s bid, but that it would only agree to a break-up fee of approximately $5 million, and further resolved that the Board should authorize an offer to Telecom Z of a $1 million expense reimbursement if it submitted a bid of at least $750 million and was subsequently outbid.
      The Special Committee and Jefferies entered into intensive negotiations with Mr. Icahn, which ultimately resulted in Mr. Icahn’s agreement, made while he and his counsel attended a portion of a meeting of the Special Committee held on October 21, 2005, to reduce Elk’s break-up fee to $7 million, representing 1% of the purchase price, if the Company were to accept a bid that it deemed superior to the Elk transaction. Mr. Icahn also agreed to the Special Committee’s request that Telecom Z be expressly exempted from the provisions of the Purchase Agreement that would have otherwise prohibited the solicitation of competing offers from third parties and limited negotiation thereof. As a result, the Special Committee was in a position, subject to further negotiation of definitive documentation, to enter into a definitive agreement with Elk, while also continuing to solicit, negotiate with and provide an opportunity to perform a due diligence review to Telecom Z and to accept any offer from Telecom Z (including the possible all-cash offer of $750 million which it had previously indicated) that the Special Committee deems superior to the Equity Sale. Any such acceptance would be subject to a three-day waiting period during which higher and better offers from Elk, Telecom Z or any other third parties could be made and considered, which in turn would be subject to their own three-day periods for higher bids for as many bidding rounds as necessary to obtain the best final offer.
      To address the Special Committee’s concern that the announcement of a definitive agreement with Elk might discourage Telecom Z from continuing its due diligence review, notwithstanding the special provisions outlined above, the Board delegated to the Special Committee the authority to offer Telecom Z an expense reimbursement of up to $1 million if the Special Committee deemed such reimbursement necessary in order to maintain Telecom Z’s level of interest. The expense reimbursement would have been payable in the event that Telecom Z submitted a bid of $750 million or more and was subsequently outbid. Mr. Icahn also reconfirmed his willingness to agree to cause his affiliates to vote their shares of capital stock of the Company in favor of any all-cash proposal, from Telecom Z or otherwise, that the Special Committee deemed to be superior to Elk’s in accordance with the Purchase Agreement.
      On October 31, 2005, Jefferies gave a fairness presentation with respect to the Equity Sale contemplated by the Purchase Agreement based on materials provided to the Special Committee on October 27, 2005. Jefferies advised the Special Committee that Telecom Z was aware that the Company was moving towards executing a definitive agreement with Elk. On November 2, 2005, Jefferies delivered to the Special Committee its written fairness opinion, of copy of which is attached hereto as Annex B, and the Board, acting upon the formal recommendation of the Special Committee, approved the terms of the Purchase Agreement and the transactions contemplated thereby. The Purchase Agreement was thereupon finalized, followed by its execution and delivery on November 4, 2005, as disclosed in the Company’s Current Report on Form 8-K, filed with the Commission on November 9, 2005, which contained a copy of the executed Purchase Agreement as an exhibit thereto.
      Because Telecom Z continued its due diligence review despite the announcement of the Elk transaction, it was deemed unnecessary to offer Telecom Z the authorized expense reimbursement. Telecom Z concluded its due diligence review well within the time allotted for that purpose in the Purchase Agreement. On November 16, 2005, Telecom Z’s Chief Executive Officer indicated in an email that Telecom Z was not prepared to offer its previously-indicated price of $750 million, and that it would not pay more than $700 million, for the CLEC Company.

Purchase Agreement Amendment
      In December 2005, Elk requested an amendment to the Purchase Agreement that would, among other things, provide for a release of the Company from its obligation to repay $75 million of debt outstanding under the existing credit facility for $75 million of the purchase price payable at the closing of the Equity Sale. The Special Committee confirmed that the Purchase Agreement, as amended by the proposed amendment, remained in the best interests of the Company and its stockholders and, on February 28, 2006, approved and recommended to the full Board its approval of Amendment No. 1 to the Purchase Agreement, which effectuated this change and, among other things, further clarifies the assets and liabilities to be retained by the Company after the consummation of the Equity Sale. Amendment No. 1 to the Purchase Agreement was approved by the Board, finalized and executed by the Company, XO LLC (as successor by merger to XO Communications) and Elk on March 1, 2006.

Litigation Relating to the Equity Sale
      On December 23, 2005, R2 Investments, following its receipt of documentation from the Company in connection with a then pending claim under Section 220 of the DGCL, filed a lawsuit filed in the Delaware Court of Chancery challenging the Equity Sale. The complaint names as defendants the Company, its directors and certain affiliates of Mr. Icahn, including Cardiff and Elk. The complaint, R2 Investments v. Carl C. Icahn, et al. (C.A. No. 1862-N), alleges, among other things, that (i) Mr. Icahn and Cardiff breached fiduciary duties of care, good faith and loyalty in connection with the Purchase Agreement and the Stockholder Voting Agreement, (ii) the Company and the director defendants acted in concert and conspired with Mr. Icahn and Cardiff and (iii) the director defendants violated their fiduciary duties in connection with the Purchase Agreement by failing to obtain the greatest value for all stockholders. The complaint seeks equitable relief, including, among other things, an injunction against consummation of the Equity Sale and rescission, to the extent implemented, of the Purchase Agreement, the Stockholder Voting Agreement and the Equity Sale.
      On January 9, 2006, ATLT filed a complaint in the Delaware Court of Chancery challenging the Equity Sale. With limited exceptions, the complaint, Allegiance Telecom Liquidating Trust v. Carl C. Icahn, et al. (C.A. No. 1877-N), is substantially the same as R2 Investments’ complaint.
      On January 11, 2006, Mr. Donald J. Hillenmeyer, Jr., who alleges that he is a stockholder of the Company, filed a putative stockholder derivative action on behalf of the Company in the Delaware Court of Chancery challenging the Equity Sale. The complaint, Donald J. Hillenmeyer, Jr. v. XO Communications, Inc., et al. (C.A. No. 1880-N), names as defendants the Company, its directors and certain affiliates of Mr. Icahn, including Cardiff and Buyer, and alleges, among other things, that (i) Mr. Icahn and Cardiff breached alleged fiduciary duties of care, good faith and loyalty in connection with the May 2005 waiver of defaults under the existing credit facility granted by affiliates of Mr. Icahn, the Purchase Agreement and the Stockholder Voting Agreement, (iii) the director defendants (excluding Mr. Icahn) gave substantial assistance to Mr. Icahn in respect of such waiver, the Purchase Agreement and the Stockholder Voting Agreement in violation of their fiduciary duties, and (iii) the director defendants, Cardiff and Buyer allegedly acted in concert and conspired to permit the director defendants and Cardiff to violate their fiduciary duties. Mr. Hillenmeyer’s complaint seeks equitable relief, including, among other things, an injunction against consummation of the Equity Sale and rescission, to the extent implemented, of the Purchase Agreement, the Stockholder Voting Agreement and the Equity Sale. In addition, the complaint seeks repayment to the Company by the director defendants of all compensation and other remuneration paid to any of the during the period of the alleged breaches of their fiduciary duties.
      The three foregoing actions are being coordinated by order of the Delaware Court of Chancery, and the Court has ordered expedited proceedings on plaintiffs’ motions for a preliminary injunction. While the Company believes each of these complaints to be without merit and intends to defend them vigorously, it is not possible at this time to render a view of the likely outcome of the these proceedings. As discussed in this proxy statement, the Special Committee and the Board each adopted and approved the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) following the creation of a Special Committee that, with the assistance of legal and financial advisors, considered and explored strategic alternatives, oversaw an extensive solicitation and competitive auction process for the sale of the CLEC Company in which 89 potential buyers were contacted, and negotiated agreements at arms-length with the party that emerged as the highest bidder, which agreements allow the bidding process to continue.
Recommendation of the Special Committee and the Board
      The Special Committee and the Board have each adopted and approved the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment), have each determined that the Purchase Agreement is fair to, advisable and in the best interests of the Company and its stockholders, and have each recommended that the Company’s stockholders vote “FOR” the adoption and approval of the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment.
Reasons for the Special Committee’s Recommendation
      In reaching its determination to recommend approval and adoption of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) to the Board, the Special

Committee consulted with Jefferies and Greenberg Traurig and, as requested by the Special Committee from time to time, management and outside counsel to the Company, and considered a number of factors that it believed supported its recommendation that the transaction is entirely fair to the Company and its stockholders, including, but not limited to, the following:

(a) Transaction Process. The Special Committee considered the fact that, by utilizing Jefferies’ services, the Company had conducted an extensive solicitation, and competitive auction, process for the sale of the CLEC Company, that the proposed Equity Sale as contemplated by the Purchase Agreement resulted from active and lengthy arms-length negotiations between the Company and numerous third parties, including Telecom X, Telecom Z and Elk, and that Elk emerged as the highest bidder in the auction process. In addition, the Special Committee took into consideration that Jefferies’ fee arrangement was structured so as to provide it with an incentive to seek out a buyer that is not affiliated with Mr. Icahn or Telecom X and encouraged a broad solicitation of interest in the purchase of the CLEC Company.

(b) Terms of the Purchase Agreement. The Special Committee considered the terms and provisions of the Purchase Agreement and related agreements, including, among others, those described in this proxy statement that provide the Company with the right, prior to the vote on the Equity Sale and subject to a termination fee, which the Special Committee believed would not be an impediment to a competitive offer from Telecom Z or any unsolicited third party for the Company to negotiate a transaction with Telecom Z or such other party that is superior to the Equity Sale, to terminate the Purchase Agreement if the Special Committee determines in good faith in accordance with the Purchase Agreement that such transaction with Telecom Z or such other party is superior to the Equity Sale, subject to a three-day waiting period during which higher and better offers from Elk or third parties (including Telecom Z) could be made and considered, which in turn would be subject to their own three-day periods for higher bids for as many bidding rounds as necessary to obtain the best final offer. The Special Committee further considered that the maximum aggregate termination fee that could be realized by Elk pursuant to the Purchase Agreement is $7 million, or 1% of the $700 million purchase price under the Purchase Agreement. Based on the advice of its legal counsel and Jefferies, the Special Committee concluded that this termination fee is within the range of fees payable in comparable transactions and that the protections afforded Elk in the Purchase Agreement encouraged Elk to submit its best possible offer without precluding future proposals.

(c) Terms of the Stockholder Voting Agreement. The Special Committee considered the terms and conditions of the Stockholder Voting Agreement, including, among others, those described in this proxy statement that require Cardiff to vote all of its shares of capital stock of the Company at the annual meeting in favor of the adoption and approval of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the Equity Sale contemplated by the Purchase Agreement, such superior proposal.

(d) Noncompliance with the Existing Credit Facility and the Lack of Reasonable, Alternative Refinancing. The Special Committee considered the efforts undertaken by Jefferies and the Company to explore and develop strategic alternatives to refinance or renegotiate the terms of the outstanding debt under the existing credit facility, in order to avoid breaches and foreclosure under the existing credit facility. The Special Committee considered that the Company was unable to renegotiate the terms of the existing credit facility or to otherwise secure refinancing of the indebtedness outstanding under the existing credit facility on terms more favorable than those contained in the existing credit facility, and that the extent of the Company’s indebtedness hurt its ability to grow its revenue.

(e) Advice and Opinion of Jefferies. The Special Committee was advised by Jefferies throughout the extensive process by which the Company explored and developed strategic alternatives to refinance or renegotiate the terms of the existing credit facility while simultaneously considering and negotiating the terms of a sale of the CLEC Company. On November 2, 2005, Jefferies rendered an opinion to the effect that the consideration payable in connection with the Equity Sale pursuant to the Purchase Agreement is fair to the Company from a financial point of view. The Special Committee considered Jefferies’ opinion, as well as the financial analyses performed by Jefferies in connection with such opinion. See “The Equity Sale — Fairness Opinion of Jefferies.”

(f) The Company’s Business, Condition and Prospects. The Special Committee considered information with respect to the financial condition, results of operations and businesses of the Company and its subsidiaries on both a historical and prospective basis, and prevailing industry, economic and market conditions. In particular, the Special Committee considered the growth opportunities and regulatory environment in which the CLEC Company (i.e., XO LLC) operates, and the Company’s ability to concentrate its resources on growing its fixed wireless business with the cash proceeds from the sale of the CLEC Company and the absence of outstanding debt.

(g) The Likelihood of Consummation of the Equity Sale. The Special Committee considered the likelihood that the Equity Sale as contemplated by the Purchase Agreement would be consummated in light of, among other things, the absence of financing and due diligence conditions, as well as the absence of a requirement to obtain approval under the HSR Act, and Cardiff’s voting obligations under the Stockholder Voting Agreement.

      The Special Committee also considered a variety of risks and other potentially negative factors concerning the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) and ultimately determined that these factors were outweighed by the benefits of the factors supporting such Purchase Agreement and contemplated transactions. These potentially negative factors include, among other things, the following:

(a) Certain Conflicts of Interest. The conflicts of interest of Elk and existing members of the Board and management of the Company and XO LLC who will continue as direct or indirect owners and/or executives of the Company and/or XO LLC after the closing of the Equity Sale.

(b) The Likelihood of Consummation of the Equity Sale. The possibility that the Equity Sale would not be consummated following the execution of the Purchase Agreement and the risks to the business of the Company if that were to occur, including the loss of customers and/or employees.

(c) Impact on Business. The possible disruption of the Company’s business pending completion of the Equity Sale, including the risk of losing customers and key employees.

(d) Non-Realization of Benefits. The risk of whether the potential benefits sought in the Equity Sale will be fully realized and the risks associated with separating the CLEC Company from the Company’s business.

(e) Nonparticipation by Stockholders. That the stockholders of the Company will no longer have an opportunity to participate in any future growth of the CLEC Company but will also be insulated from any decline in the current value of such assets.
      After considering these and other factors, the Special Committee concluded that the positive factors relating to the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) outweigh the potential negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, while individual members of the Special Committee may have assigned different weights to various factors, the determination of the Special Committee, as a whole, was made after considering all of the factors together.
      The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee.
Reasons for the Board’s Recommendation
      In reaching its determination to recommend stockholder approval and adoption of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment), the

Board consulted with management, as well as Jefferies and Willkie Farr & Gallagher LLP (the Company’s outside legal counsel), and considered a number of factors that it believed supported its recommendation, including, among others, those considered by the Special Committee and those described below. In view of the wide variety of factors considered, the Board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, while individual members of the Board may have assigned different weights to various factors, the determination of the Board, as a whole, was made after considering all of the factors together.

(a) Recommendation of the Special Committee. The Board considered the fact that the Special Committee unanimously recommended the approval of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) by the Board.

(b) Transaction Process. The Board considered the fact that, by utilizing Jefferies’ services, the Company had conducted an extensive solicitation, and competitive auction, process for the sale of the CLEC Company, that the proposed Equity Sale as contemplated by the Purchase Agreement resulted from active and lengthy arms-length negotiations between the Company and numerous third parties, including Telecom X, Telecom Z and Elk, and that Elk emerged as the highest bidder in the auction process. In addition, the Board took into consideration that Jefferies’ fee arrangement was structured so as to provide it with an incentive to seek out a buyer that is not affiliated with Mr. Icahn or Telecom X and encouraged a broad solicitation of interest in the purchase of the CLEC Company.

(c) Terms of the Purchase Agreement. The Board considered the terms and provisions of the Purchase Agreement and related agreements, including, among others, those described in this proxy statement that provide the Company with the right, prior to the vote on the Equity Sale and subject to a termination fee, which the Board believed would not be an impediment to a competitive offer from Telecom Z or any unsolicited third party for the Company to negotiate a transaction with Telecom Z or such other party that is superior to the Equity Sale, to terminate the Purchase Agreement if the Special Committee determines in good faith in accordance with the Purchase Agreement that such transaction with Telecom Z or such other party is superior to the Equity Sale, subject to a three-day waiting period during which higher and better offers from Elk or third parties (including Telecom Z) could be made and considered, which in turn would be subject to their own three-day periods for higher bids for as many bidding rounds as necessary to obtain the best final offer. The Board further considered that the maximum aggregate termination fee that could be realized by Elk pursuant to the Purchase Agreement is $7 million, or 1% of the $700 million purchase price under the Purchase Agreement. Based on the advice of its legal counsel and Jefferies, the Board concluded that this termination fee is within the range of fees payable in comparable transactions and that the protections afforded Elk in the Purchase Agreement encouraged Elk to submit its best possible offer without precluding future proposals.

(d) Terms of the Stockholder Voting Agreement. The Board considered the terms and conditions of the Stockholder Voting Agreement, including, among others, those described in this proxy statement that require Cardiff to vote all of its shares of capital stock of the Company at the annual meeting in favor of the adoption and approval of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the Equity Sale contemplated by the Purchase Agreement, such superior proposal.

(e) Noncompliance with the Existing Credit Facility and the Lack of Reasonable, Alternative Refinancing. The Board considered the efforts undertaken by Jefferies and the Company to explore and develop strategic alternatives to refinance or renegotiate the terms of the outstanding debt under the existing credit facility, in order to avoid breaches and foreclosure under the existing credit facility. The Board considered that the Company was unable to renegotiate the terms of the existing credit facility or to otherwise secure refinancing of the indebtedness outstanding under the existing credit facility on terms more favorable than those contained in the existing credit facility, and that the extent of the Company’s indebtedness hurt its ability to grow its revenue.

(f) Advice and Opinion of Jefferies. The Board was advised by Jefferies throughout the extensive process by which the Company explored and developed strategic alternatives to refinance or renegotiate the terms of the existing credit facility while simultaneously considering and negotiating the terms of a sale of the CLEC Company. On November 2, 2005, Jefferies rendered an opinion to the Special Committee to the effect that the consideration payable in connection with the Equity Sale pursuant to the Purchase Agreement is fair to the Company from a financial point of view. The Board considered Jefferies’ opinion. See “The Equity Sale — Fairness Opinion of Jefferies.”

(g) The Company’s Business, Condition and Prospects. The Board considered information with respect to the financial condition, results of operations and businesses of the Company and its subsidiaries on both a historical and prospective basis, and prevailing industry, economic and market conditions. In particular, the Board considered the growth opportunities and regulatory environment in which the CLEC Company (i.e., XO LLC) operates, and the Company’s ability to concentrate its resources on growing its fixed wireless business with the cash proceeds from the sale of the CLEC Company and the absence of outstanding debt.

(h) The Likelihood of Consummation of the Equity Sale. The Board considered the likelihood that the Equity Sale as contemplated by the Purchase Agreement would be consummated in light of, among other things, the absence of financing and due diligence conditions, as well as the absence of a requirement to obtain approval under the HSR Act, and Cardiff’s voting obligations under the Stockholder Voting Agreement.
      The Board also considered a variety of risks and other potentially negative factors concerning the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) and ultimately determined that these factors were outweighed by the benefits of the factors supporting such Purchase Agreement and contemplated transactions. These potentially negative factors include, among other things, the following:

(a) Certain Conflicts of Interest. The conflicts of interest of Elk and existing members of the Board and management of the Company and XO LLC who will continue as direct or indirect owners and/or executives of the Company and/or XO LLC after the closing of the Equity Sale.

(b) The Likelihood of Consummation of the Equity Sale. The possibility that the Equity Sale would not be consummated following the execution of the Purchase Agreement and the risks to the business of the Company if that were to occur, including the loss of customers and/or employees.

(c) Impact on Business. The possible disruption of the Company’s business pending completion of the Equity Sale, including the risk of losing customers and key employees.

(d) Non-Realization of Benefits. The risk of whether the potential benefits sought in the Equity Sale will be fully realized and the risks associated with separating the CLEC Company from the Company’s business.

(e) Nonparticipation by Stockholders. That the stockholders of the Company will no longer have an opportunity to participate in any future growth of the CLEC Company but will also be insulated from any decline in the current value of such assets.
      After considering these and other factors, the Board concluded that the positive factors relating to the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) outweigh the potential negative factors.
      The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the Board.
Business of the Company following the Equity Sale
      After the Equity Sale, XO Holdings intends to focus its business on the delivery of broadband, fixed wireless communications services via its wholly-owned subsidiary, LMDS Co. LMDS Co. is the nation’s largest holder of fixed LMDS spectrum, with exclusive licenses in the 28 GHz-31 GHz spectrum range in more than 70 U.S. major metropolitan markets. LMDS Co. currently offers wireless T-1s, wireless dedicated internet access and wireless Ethernet services utilizing broadband radio signals transmitted between points of presence located within a line-of-sight over distances of less than five miles. LMDS Co. presently operates in Los Angeles, San Diego and Miami, is deploying networks in ten additional cities and anticipates expanding its market presence to more than 50 major U.S. cities.
      The Company plans to concentrate on its primary customers for fixed wireless communications products, who are mobile wireless and wireline telecommunications carriers and large commercial enterprises that require network access, optimization, and redundancy. The Company believes that its products are attractive to telecommunications carriers because they provide critical telecommunications links within their networks without requiring them to construct their own facilities or purchase capacity from the regional incumbent local exchange carrier, or ILEC. The products also provide carriers as well as end-user customers network diversity and redundancy to permit them to deploy telecommunications services that are less vulnerable to natural disasters, terrorism, or other disruptions to the traditional, terrestrial telecommunications network. The Company, through LMDS Co., has already commenced implementation of its fixed wireless services under an agreement with a major mobile wireless telecommunications carrier.
      The Company believes that the demand for LMDS Co.’s fixed wireless communications services has increased due to:

•	projected increases in bandwidth needs of mobile wireless carriers, precipitated by customer adoption of higher bandwidth cellular services such as third generation (3G) and Evolution Data Only (EV-DO) entertainment and media services delivered to mobile wireless devices;

•	the decline in the costs of purchasing and deploying wireless communications equipment;

•	a greater recognition of the need for redundancy in the technologies included in communications networks; and

•	the increased costs of fiber and copper network facilities due to FCC rulemaking permitting the ILECs to increase prices for such facilities.
      The Company’s strategy for developing its fixed wireless communications business includes:

(a) Key Focus on Telecommunications Carriers. The Company’s products are targeted to mobile wireless and wireline telecommunications carriers. Such carriers have ongoing network expenses that can be directly decreased by deployment of products over measurable periods, permitting it to demonstrate a clearly-defined value proposition to such prospective customers.

(b) Demand-Driven Network Expansion. The Company’s strategy is to deploy equipment to enable product delivery upon completion of successful pre-marketing and sales efforts. The Company’s initial deployments since 2003 have been driven by completed customer sales, and recent deployments in Florida were driven by an executed contract with a national wireless carrier. As additional sales in an existing market are made, the Company anticipates leveraging operating cash flow to leverage buildout in that market, as well as supplement capital expenditures required to offer services in new markets.

(c) Competitive Pricing. Capital costs to provide fixed wireless services have decreased substantially since 2003. The Company plans to take advantage of these favorable economics to provide wireless services that in many cases will be priced competitively with services offered through traditional, wireline facilities.

(d) Synthesize New Technologies into Comprehensive Solutions. The Company anticipates that it will synthesize developing wireless communications technologies to remain at the forefront of fixed wireless communications solutions. It is believed that the IT and telecom industries, and the wireless industry in particular, are moving toward a pure Internet Protocol, or IP, environment, and these services will be among the most demanded by high-bandwidth telecommunications retail and enterprise customers. In particular, the market for metro Ethernet services has been forecasted to grow at a compound annual growth rate of between up to 50% through 2008. Combining Ethernet and IP-based solutions will allow the Company to serve carriers who are in turn seeking to meet the customer demand for Voice over Internet Protocol service and Ethernet services.

(e) LMDS Spectrum Licenses. The Company holds 91 licenses to the LMDS wireless spectrum (27.5 to 31.3 GHz) and ten 39 GHz licenses. These licenses cover 95% of the population in the thirty largest LMDS markets in the U.S.

(f) Deployment of Other Wireless Technologies. After the Equity Sale, the Company also intends to explore other Line of Sight and Non-Line of Sight licensed and non-licensed spectrum opportunities. Recent technology innovations, which are providing significant opportunities for wireless last mile solutions, leverage the advantages of IP centric communications and should be highly complementary to new services such as Voice over Internet Protocol. The Company views the potential use of these technologies as synergistic to its deployment of services using the LMDS Co. assets. Combining a lower speed last mile solution with the high-capacity aggregation capabilities of LMDS has the potential to offer new and existing telecommunications carriers a robust market entry/network augmentation opportunity.

(g) Risks of the Company’s Emerging Fixed Wireless Business. The Company’s fixed wireless business provides services in an emerging market and is subject to the inherent risks of early stage enterprises. The Equity Sale may be deemed to result in the transfer of virtually all of the Company’s historic assets, liabilities and operations. The Company anticipates making significant capital expenditures to purchase equipment, acquire service and hub locations, further develop its information technology systems, and otherwise continue the growth and development of its fixed wireless business. There can be no assurance that the Company will successfully execute its business plan even if such capital expenditures are made. In addition, there can be no assurance that the market will accept the Company’s wireless services, or that developments in the communications market that the Company believes could contribute to the growth of its wireless business will be sustained.

Fairness Opinion of Jefferies
      Pursuant to an engagement agreement, dated May 27, 2005 (which we refer to as the Engagement Letter), the Company retained Jefferies to act as its financial advisor in connection with a possible sale or other significant transaction or series of transactions involving the Company and/or its subsidiaries. The Engagement Letter contemplated that, if requested, Jefferies would render an opinion to the Board and/or any committee thereof, as to the fairness, from a financial point of view, of the consideration to be paid in a transaction. On November 2, 2005, Jefferies delivered to the Special Committee its oral opinion (confirmed in writing on November 2, 2005) that, subject to the assumptions, limitations and qualifications set forth therein, as of November 2, 2005, the consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.
      Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Jefferies has in the past provided and in the future may provide investment banking and other financial advisory services to the Company and to companies affiliated with Elk on matters unrelated to the Equity Sale or the other transactions contemplated by the Purchase Agreement for which Jefferies has received or would expect to receive compensation. In the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities of the Company, Elk and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long or short positions in such securities.
      The full text of Jefferies’ opinion, which is attached to this proxy statement as Annex B, describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. The opinion should be read carefully and in its entirety. Considering any portion of the analysis or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in Jefferies’ opinion. Jefferies’ opinion is directed to the Special Committee only and addresses only the fairness, from a financial point of view, to the Company of the consideration to be received by the Company pursuant to the Purchase Agreement. The opinion does not address any other aspect of the Equity Sale or the other transactions contemplated by the Purchase Agreement and does not constitute a recommendation to any person as to how to vote or act on any matter relevant to the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale. The summary of Jefferies’ opinion described in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read the full text of the entire opinion.
      In conducting its analysis and arriving at and rendering its opinion to the Special Committee described herein, Jefferies considered such financial and other factors as it deemed appropriate under the circumstances, including among other things:

•	the terms of the Purchase Agreement;

•	certain financial and other information about the CLEC Company and the Company that was publicly available;

•	information furnished to Jefferies by the Company’s management, including certain internal financial analyses, budgets, reports and other information regarding the CLEC Company and the Company;

•	the valuation of the CLEC Company implied by the consideration to be received by the Company pursuant to the Purchase Agreement;

•	the valuations of publicly traded companies that we deemed comparable in certain respects to the CLEC Company;

•	the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies deemed comparable in certain respects to the CLEC Company; and

•	a discounted cash flow analysis of the CLEC Company.
      In addition, Jefferies:

•	held discussions with various members of senior management of the Company concerning historical and current operations and financial conditions and prospects pertaining to the CLEC Company and the Company, including recent financial performance; and

•	conducted such other quantitative reviews, analyses and inquiries relating to the CLEC Company and the Company as they considered appropriate in rendering its opinion.
      In addition, Jefferies took into account economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of November 2, 2005. The opinion is based on the aforementioned conditions as they existed on November 2, 2005 and can be evaluated only as of that date. The opinion does not address the relative merits of the Equity Sale and the other transactions contemplated by the Purchase Agreement or the documents referred to therein as compared to any alternative transactions which may be available to the Company and does not address the Company’s underlying business decision to engage in the transactions contemplated by the Purchase Agreement.
      In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies’ opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to its analysis. Jefferies has further relied upon the assurance of management of the Company that they were unaware of any facts that would make the information provided to Jefferies incomplete or misleading in any respect. Jefferies analyses were based, among other things, on the financial projections of the CLEC Company (which we refer to as the

Financial Projections) furnished to Jefferies by senior management of the Company. Jefferies expressed no opinion as to the Financial Projections or the assumptions on which they were based. In addition, in rendering its opinion, Jefferies assumed that the Financial Projections were reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the CLEC Company, and that the Financial Projections and the assumptions derived therefrom provided a reasonable basis for its opinion. Although the Financial Projections did not form the principal basis for Jefferies opinion, but rather constituted one of many items that it employed, changes to the Financial Projections could affect the opinion.
      In its review, Jefferies did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct any evaluation, appraisal or inspection of any of the assets or liabilities of the Company or the CLEC Company, nor has Jefferies been furnished with any such evaluations or appraisals or reports of such inspections, nor does Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies has made no independent investigation of any legal or accounting matters affecting the Company (including the CLEC Company), and has assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company and the members of the Special Committee and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Purchase Agreement to the Company. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Equity Sale to either the Company or its equityholders.
      In rendering its opinion Jefferies assumed that: (i) in all respects material to its analysis that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Equity Sale will be satisfied without waiver thereof which would affect the amount or timing of receipt of the consideration to be received by the Company pursuant to the Purchase Agreement; (ii) except for the existing default under the Credit Agreement (as defined in the Purchase Agreement), there was not on the date the Jefferies’ opinion was rendered, and there will not as a result of the consummation of the transactions contemplated by the Purchase Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to Jefferies by the Company as of the respective dates of such financial statements.
      Jefferies performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Special Committee that the consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company. The summary of these analyses is not a complete description of the analyses performed by Jefferies. Preparing a fairness opinion is a complex analytic process and is not readily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion.
      In its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses and estimates relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty. No company or transaction used in the analysis as a comparison is identical to the CLEC Company or the contemplated transaction.

CLEC Company Valuation
      Comparable Public Company Analysis. Using publicly available information, Jefferies valued the CLEC Company by reference to publicly-traded companies with similar products, similar operating and financial characteristics and servicing similar markets. Jefferies compared the CLEC Company and the comparable public companies based on several relevant metrics such as:

•	2005 estimated EBITDA; and

•	2006 estimated EBITDA.
Comparable Public Companies

•	Eschelon Telecom, Inc.

•	Mpower Holding Corporation

•	Time Warner Telecom, Inc.

•	US LEC Corp.
      Using publicly available financial statements and estimates for each of these companies, Jefferies calculated the value of the CLEC Company as a multiple of Total Enterprise Value to projected EBITDA.

	Comparable Public Companies Multiples

		Multiple Range						Implied Enterprise Value
($ in millions)	CLEC
Metric	Company Metric	Low		Median		High		Low	Median	High

2005E EBITDA	$97.8	6.2	x	7.4	x	9.0	x	$602.5	$720.0	$876.2
2006E EBITDA	$113.6	3.6	x	5.7	x	7.4	x	$406.4	$647.0	$839.7
      This analysis indicated a range of implied enterprise value of approximately $406 million to $876 million, compared to the consideration to be received by proceeds from the Equity Sale of $700 million.

      Comparable Precedent Transactions Analysis. This methodology values a business relative to recent M&A transactions involving similar businesses. The following details key assumptions of the Jefferies comparable precedent transactions analysis.

Date
Target	Acquiror	Announced

Network Telephone Corp.	Talk America Holdings	10/19/05
InfoHighway Communications	Eureka Networks	6/9/05
Call-Net Enterprises Inc.	Rogers Communications Inc.	5/11/05
ICG (Assets)	Xspedius Communications	4/11/05
Lightship Telecom	CTC Communications	3/25/05
Pac-West Telecomm (CA SME business)	U.S. TelePacific Corp.	3/11/05
MCI	Verizon	2/14/05
KMC (Assets)	TelCove	2/3/05
AT&T	SBC Communications	1/31/05
Supra	HIG/ FDN	1/12/05
FiberNet LLC	Conversent Communications LLC	1/4/05
American Long Lines, Inc.	PAETEC Communications Inc.	1/4/05
Pac-West (Assets)	TelePacific	12/7/04
Bridgecom International Inc.	Broadview Networks	11/30/04
Cypress Communications Holding Co., Inc.	Crescent Capital Investments, Inc.	11/5/04
Tyco Global Network	Videsh Sanchar Nigam Limited	11/1/04
Supra Telecommunications	Endeavor Capital and HIG Capital	10/25/04
ICG Communications, Inc. (CA assets)	Mpower Holding Corporation	10/22/04
Advanced TelCom	Eschelon Telecom, Inc.	10/20/04
Global Crossing Ltd. (Marine Systems Unit)	Bridgehouse Marine Ltd.	8/16/04
American Fiber Network	MobilePro Corporation	7/19/04
ICG Communications, Inc.	MCCC ICG Holdings LLC	7/19/04
PECO Telcove	TelCove	6/30/04
Covista (select customers and facilities)	PaeTec	5/27/04
360networks (Canadian Assets)	Bell Canada	5/26/04
Allstream Inc.	Manitoba Telecom Services Inc.	3/18/04
Focal Communications Corporation	Corvis Corporation	3/8/04
NewSouth Holdings, Inc.	NuVox, Inc.	2/25/04
Allegiance Telecom Assets	XO Communications	2/13/04
      Using publicly available information for each of these transactions, Jefferies calculated the value of the CLEC Company as a multiple of Total Enterprise Value to LTM EBITDA.

Selected Precedent Transaction Multiples

		Multiple Range						Implied Enterprise Value
($ in millions)	CLEC
Metric	Company Metric	Low		Median		High		Low	Median	High

LTM EBITDA	$97.8	3.1	x	3.9	x	6.9	x	$304.3	$380.1	$672.0
      This analysis indicated a range of implied enterprise value of approximately $304 million to $672 million, compared to the proceeds from the Equity Sale of $700 million.

      Discounted Cash Flow Analysis. Jefferies prepared a discounted cash flow (or DCF) analysis to estimate the present value of the free cash flows using management’s financial projections (which we refer to as the Management Projections) used in the sale process and a sensitivity analysis which assumed EBITDA growth would be delayed for one year (which we refer to as Projection Sensitivity). At the time Jefferies rendered its opinion, it explained to the Special Committee that in conducting its analysis and arriving at its opinion Jefferies developed the Projection Sensitivity, after consulting with management, in order to reflect the potential impact on valuation of the CLEC Company of lower free cash flow resulting from then currently estimated EBITDA for the fourth quarter of 2005 and, by implication, on a go-forward basis falling materially short of the Management Projections.
      Free cash flows were defined as fully taxed earnings before interest and taxes plus depreciation less capital expenditures and plus/minus investment in working capital. The following details key assumptions of the Jefferies discounted cash flow analysis:

•	The DCF analysis utilized projections from 2005 to 2008 with 2005 cash flows being for period from July 1, 2005 to December 31, 2005.

•	Jefferies used a weighted average cost of capital (or WACC) range of 13.0% to 16.0%.

•	Jefferies assumed a terminal value of 5.0x to 7.0x EBITDA.
      This analysis indicated a range of implied values for the CLEC Company of $810 million to $1,172 million using Management Projections and $541 million to $801 million using the Projection Sensitivity, compared to the proceeds from the Equity Sale of $700 million.
      Jefferies may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Jefferies’ view of the actual value of the CLEC Company. Jefferies’ opinion and financial analyses were not the only factors considered by the Special Committee and the Board in making their respective evaluation of the Equity Sale and should not be viewed as determinative of the views of the Special Committee, the Board or the Company’s management.
      Pursuant to the terms of the Engagement Letter, Jefferies will receive fees of $2.5 million, in the aggregate, if the Equity Sale and the other transactions contemplated by the Purchase Agreement are completed. The Company also agreed to reimburse Jefferies for its expenses incurred in connection with the engagement, and to indemnify Jefferies and related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Jefferies’ engagement.
Interests of Certain Persons in the Equity Sale
      Mr. Icahn’s Interest in the Existing Credit Facility and Preferred Stock. Mr. Icahn, though his affiliates, owns promissory notes representing more than 90% of the aggregate principal amount of the loans outstanding under the existing credit facility. In addition, Cardiff, which is owned by Mr. Icahn, beneficially owns approximately 95% of the Company’s outstanding preferred stock. Since early 2004, the Company has been noncompliant with one of the covenants under the existing credit facility requiring it to generate minimum EBITDA during each fiscal quarter. To avoid defaulting under the existing credit facility and the related potentially severe consequences to the Company (including the acceleration of all amounts outstanding thereunder), management asked Mr. Icahn to cause his affiliate that holds a majority of the outstanding indebtedness under the existing credit facility to waive the Company’s noncompliance with the EBITDA covenants under the existing credit facility. For no consideration, Mr. Icahn granted two such requested waivers which had the effect of waiving such compliance through December 31, 2005. But for these waivers, the Company would have been in default of such covenants.
      In obtaining the second waiver, the Company recognized that a waiver that did not extend for at least twelve months beyond the end of an audited fiscal year would result in a so-called “going concern” exception to the opinion of its auditors in respect of the Company’s consolidated financial statements which, in turn, would have resulted in substantial negative consequences for the Company. Consequently, in May 2005, at management’s request, Mr. Icahn again waived the requirement of the Company to comply with the EBITDA covenants under the existing credit facility through December 31, 2006. At the time that this third waiver was granted, the Company was considering its available strategic alternatives, including the renegotiation or refinancing of the existing credit facility, a sale of the Company and a sale of only the CLEC Company. In exchange for the third waiver, the Company agreed to clarify its existing obligation under the existing credit facility to use the proceeds of any sale of the Company or all or substantially all of its assets (which would include the Equity Sale) to repay, in accordance with the existing credit facility, the amounts outstanding under the existing credit facility and further agreed to offer to redeem all of the Company’s outstanding preferred stock.
      Assuming the Equity Sale had closed on March 1, 2006, pursuant to the terms of the existing credit facility (as clarified by such third waiver), approximately $231.4 million of the proceeds of the Equity Sale would have been used to repay, in accordance with the existing credit facility, all but $75 million of the outstanding indebtedness of the Company under the existing credit facility and, pursuant to such third waiver, approximately $217.4 million would have been used to offer to redeem all of the Company’s outstanding preferred stock. By virtue of Mr. Icahn’s position as the majority lender under the existing credit facility and his substantial holdings of the Company’s preferred stock, and assuming the Equity Sale had closed on March 1, 2006, approximately $451 million of the proceeds from the Equity Sale would have been paid to affiliates of Mr. Icahn. Therefore, in addition to his interest in the Equity Sale as the owner of Elk and the majority stockholder of the Company, Mr. Icahn has an interest different from the other stockholders of the Company who do not hold senior secured debt or preferred stock of the Company by virtue of his interest in the existing credit facility and the Company’s preferred stock.
      Mr. Icahn’s Interest in the future upside of the CLEC Company. After the consummation of the Equity Sale, no stockholder of the Company (other than Mr. Icahn, as a result of his ownership of Elk) will have the opportunity to participate in any upside attributable to the success of the CLEC Company, whether through a sale or otherwise. However, all stockholders (other than Mr. Icahn, as a result of his ownership of Elk) will be insulated from any downside attributable to any failures of the CLEC Company.
      Continuation as Directors and Officers. In addition to their interests in the Equity Sale as stockholders, certain of the executive officers and directors of XO LLC and/or the Company have certain interests in the Purchase Agreement that are different from and in addition to your interests as a stockholder of the Company. After the Equity Sale, each current director of the Company is expected to remain a director of the Company. However, as the majority stockholder of the Company, Mr. Icahn has the right to name additional or different directors of the Company after the Equity Sale. In addition, after the Equity Sale, certain executive officers of the Company, including Mr. Grivner, the Company’s Chief Executive Officer, Mr. Rehberger, the Company’s Executive Vice President and Chief Operating Officer, and Mr. Garrahan, the Company’s Acting Chief Financial Officer and Senior Vice President of Corporate Development and Strategic Planning, will become officers of the sold CLEC Company and will no longer be executive officers of the Company. The Company is in the process of considering individuals to assume the executive officer positions of the Company after the Equity Sale.
      There is no current plan or arrangement for materially increasing the compensation of any director or executive officer of the Company after the Equity Sale (although the Company expressly reserves the right to make any changes it deems necessary or appropriate in the future). In addition, the executive officers and directors will not receive any change of control or severance payments as a result of the consummation of the Equity Sale. However, in the event that the employment of certain executive officers of the Company is terminated after the closing of the Equity Sale, it is possible that some or all of such terminated executive officers will be entitled to change of control or severance payments under the Company’s severance plan or such executive officer’s employment agreement. For additional information regarding the compensation of the Company’s directors or executive officers, please see “Executive Compensation.”
      Continued Director and Officer Indemnification. As of the consummation of the Equity Sale and thereafter, XO Holdings will continue to indemnify the existing and former directors and officers of XO

Holdings, and XO LLC will continue to indemnify the former directors and officers of XO Communications, in accordance with the indemnification provisions contained in the organizational documents of the Company and XO LLC for any liabilities incurred by any of them in connection with any claim arising out of or pertaining to matters existing or occurring at or prior to the consummation of the Equity Sale, including the other transactions contemplated by the Purchase Agreement.
Stockholder Voting Agreement
      Concurrently with the execution of the Purchase Agreement, Cardiff, an entity owned by Mr. Icahn, executed the Stockholder Voting Agreement with the Company to facilitate the consummation of the Equity Sale as contemplated by the Purchase Agreement. Pursuant to the Stockholder Voting Agreement, and as further described below, Cardiff has agreed to vote its shares of capital stock of the Company at the annual meeting in favor of the adoption and approval of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the Equity Sale contemplated by the Purchase Agreement, such superior proposal. As of the Record Date, Cardiff beneficially owned 146,704,510 shares of outstanding Company common stock (assuming the conversion of all of Cardiff’s shares of the Company’s preferred stock into Company common stock and that no outstanding warrants to purchase Company common stock are exercised) and 3,800,000 shares of the Company’s preferred stock. Such 146,704,510 shares of Company common stock beneficially owned by Cardiff represents approximately 62% of the voting power of Company common stock and approximately 95% of the preferred stock as of the Record Date.
      Presence and Voting of Shares. From November 4, 2005 until the termination of the Stockholder Voting Agreement, Cardiff has agreed, subject to the terms and conditions of the Stockholder Voting Agreement, to appear at or otherwise cause its shares of capital stock of the Company to be counted and present for the purposes of establishing a quorum at any meeting of stockholders called for the purpose of considering and voting on the Purchase Agreement and, at such meeting, to vote:

•	in favor of adoption of the Purchase Agreement and approval of the terms thereof and each of the other transactions contemplated thereby;

•	against any action or agreement that is inconsistent with the Equity Sale or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement; and

•	in favor of the consummation of any alternative transaction which has been deemed to be a superior proposal in accordance with the Purchase Agreement (other than an alternative transaction or competing proposal that contemplates consideration other than cash or cash equivalents) and such superior proposal does not contemplate a termination fee of more than 3% of the proposed purchase price, plus actual, reasonable out-of-pocket expenses or 4% if the proposed purchase price is at least $75 million more than the purchase price of the highest outstanding bid.
      Transfer Restrictions. Cardiff has agreed that, except as specifically permitted by the Stockholder Voting Agreement, until the termination of the Stockholder Voting Agreement, it will not:

•	directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any shares of Company capital stock (or the beneficial ownership thereof) or offer to make such a sale, transfer or other disposition to any person, in each case, in a manner that would materially impair Cardiff’s ability to satisfy its voting obligations under the Stockholder Voting Agreement; or

•	deposit (or permit the deposit of) any shares of Company capital stock in a voting trust or grant any proxy or enter into any stockholder voting agreement or similar agreement in contravention of its obligations under the Stockholder Voting Agreement.
      Termination. With the exception of provisions governing Cardiff’s obligation to vote in favor of a bid deemed by the Special Committee to be a superior proposal (as described above) and restricting Cardiff’s ability to transfer the voting rights with respect to its shares, the Stockholder Voting Agreement automatically terminates upon the earlier of:

•	the day after the stockholders of the Company approve and adopt the Purchase Agreement and the transactions contemplated thereby; or

•	the termination of the Purchase Agreement in accordance with its terms (including, but not limited to, such a termination in respect of any alternative transaction determined by the Special Committee in accordance with the Purchase Agreement to be superior to the Equity Sale).
      So long as the Company complies with its obligations under the Purchase Agreement with respect to alternative transactions, if the Special Committee determines in accordance with the Purchase Agreement that any alternative transaction is superior to the Equity Sale contemplated by the Purchase Agreement and the Company or XO LLC terminates the Purchase Agreement as a result of the Special Committee changing its recommendation to the Board with respect to the Equity Sale, the provisions of the Stockholder Voting Agreement governing Cardiff’s obligation to vote in favor of a bid deemed by the Special Committee to be a superior proposal and restricting Cardiff’s ability to transfer the voting rights with respect to its shares will remain in effect until such time that Cardiff (either at a meeting of stockholders or via a written consent) votes its shares in favor of such superior proposal.
Thornwood Guaranty
      Concurrently with the execution of the Purchase Agreement, Thornwood (which is owned by Mr. Icahn), executed the Thornwood Guaranty, pursuant to which Thornwood has agreed to guaranty Elk’s obligation to pay the purchase price payable in connection with the Equity Sale pursuant to the Purchase Agreement. The Thornwood Guaranty will terminate upon the earlier of (i) the consummation of the Equity Sale, (ii) the termination of the Purchase Agreement and (iii) the payment in full of the purchase price payable by Elk in connection with the Equity Sale pursuant to the Purchase Agreement. The Thornwood Guaranty contains representations from Thornwood as to its net worth on the date of the execution of the Thornwood Guaranty and, in the event that, prior to the termination of the Thornwood Guaranty, Thornwood’s net worth falls below a specified amount, Thornwood must use its commercially reasonable efforts to cause one of its affiliates that satisfies such specified minimum net worth requirement to guaranty Elk’s obligation to pay the purchase price payable in connection with the Equity Sale pursuant to the Purchase Agreement.
Governmental and Regulatory Approvals
      While there are no federal regulatory approvals which will need to be obtained in order to consummate the Equity Sale, notice of the Equity Sale is required to be given to certain federal regulatory authorities. In addition, the transactions contemplated by the Purchase Agreement are subject to certain regulatory approvals of state governmental agencies and authorities. The Company has been, and is currently, working to evaluate and comply in all material respects with these requirements, as appropriate, and does not currently anticipate that they will hinder, delay, or restrict completion of the transactions contemplated by the Purchase Agreement, including, but not limited to, the Equity Sale and the Amendment.
Equity Sale Expenses, Fees and Costs
      Other than as provided in the Purchase Agreement in respect of certain tax matters relating to the sale of the CLEC Company, all expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby will be paid by the party bearing such expenses. The parties have agreed that in certain circumstances, however, the Company will pay a termination fee to Elk. See “The Equity Purchase Agreement — Termination of the Purchase Agreement” below.
Accounting Treatment
      The Company will account for the Equity Sale as a sale of assets transaction. At the closing of the Equity Sale, any excess in the purchase price received by the Company, less transaction expenses, over the book value of the CLEC Company sold in the Equity Sale will be recognized as a gain for financial accounting purposes.

Mechanics of the Equity Sale
      Subject to the terms and conditions of the Purchase Agreement and in accordance with Delaware law, at the closing of the transactions contemplated by the Purchase Agreement, all of the membership interests in XO LLC owned by XO Holdings will be transferred to Elk. XO LLC will become a wholly owned subsidiary of Elk and will continue its corporate existence under Delaware law under the name “XO Communications, LLC.” XO Holdings will continue its corporate existence under Delaware law under the name “XO Holdings, Inc.” However, pursuant to the Purchase Agreement, within 90 days following the closing of the Equity Sale, XO Holdings and its affiliates, as applicable, are required to change their respective corporate names in such a manner as to exclude “XO” therefrom.
Material United States Federal Income Tax Consequences
      The Restructuring Merger was a tax-free transaction to the Company for federal income tax purposes and, in general, for state and local income tax purposes. However, the Equity Sale will be a taxable transaction to the Company. To the extent that the portion of the sale consideration allocated to an asset held by XO LLC exceeds the tax basis of such asset, the Company will recognize gain, and to the extent the tax basis exceeds such consideration allocated to an asset, the Company will recognize a loss. The Company anticipates that it will have available sufficient current net operating loss carryforwards to offset all gains recognized on the Equity Sale. Therefore, the Company anticipates that it will not be subject to ordinary federal income tax with respect to any such gains. However, the Company may be subject to the federal alternative minimum tax at an effective tax rate of 2% with respect to any such gains in excess of certain current net operating loss. The Company expects that the loss limitation rules of the Internal Revenue Code will disallow the deductions attributable to any loss recognized on the Equity Sale because the Company is majority-owned and Elk is wholly-owned by entities owned directly or indirectly by Mr. Icahn. The Company also expects to be subject to state and local income, franchise, sales, use, transfer or other taxes with respect to the Equity Sale in some or all of the states and local tax jurisdictions in which the Company files tax returns. The Company does not expect the foregoing taxes to be material.
      The tax attributes of the CLEC business, including its net operating losses, will remain with the CLEC Company after the closing of the Equity Sale. Therefore, such attributes will not be generally available to reduce tax liabilities of the Company after such closing.
      The transactions contemplated by the Purchase Agreement will generally not have any federal income tax consequences to Company’s stockholders.
      This discussion does not address all federal income tax consequences to the Company or its stockholders, or, except as set forth above, any non-income tax or any state, local or foreign tax consequences, of the transactions contemplated by the Purchase Agreement. Furthermore, this discussion does not address the tax consequences of any repayment of debt or any redemption of stock by the Company. Accordingly, each Company’s stockholder is urged to consult its own tax advisor with respect to the particular federal, state, local and foreign or other tax consequences to it of the transactions contemplated by the Purchase Agreement.
Appraisal Rights
      Under applicable Delaware law, neither XO Holdings’ nor XO Communications’ stockholders are entitled to appraisal rights with respect to the Purchase Agreement or the transactions contemplated thereby, including the Equity Sale, and neither XO Holdings nor XO Communications will independently provide such stockholders with any such right.
Amendment to XO LLC’s Limited Liability Company Agreement
      Pursuant to the Purchase Agreement, the Company is required to effectuate the Amendment. The Amendment would become effective upon on the consummation of the Equity Sale. We have attached as Annex C to this proxy statement the proposed form of the Amendment.

(a) Reasons for the Stockholder Vote. Generally, XO Holdings, as the sole member of XO LLC, would be able to amend the terms of the limited liability company agreement of XO LLC without the consent of XO Holdings’ stockholders. However, XO LLC was the surviving entity pursuant to the Restructuring Merger that was consummated under Section 251(g) of the DGCL. Section 251(g) of the DGCL and the Limited Liability Company Agreement of XO LLC require any act by XO LLC that would require the vote of its stockholders, such as an amendment to its organizational documents, if XO LLC were a corporation subject to the DGCL, also requires a vote of the stockholders of XO Holdings, who were formerly stockholders of XO Communications prior to the Restructuring Merger.

The Amendment is required in order to consummate the transactions contemplated by the Purchase Agreement. Upon the closing of the Equity Sale, XO LLC will cease to be a subsidiary of XO Holdings and will become a subsidiary of Elk. Accordingly, the amendment to the limited liability company agreement would have no effect on the stockholders of XO Holdings.

(b) Reservation of Right to Abandon the Limited Liability Company Amendment. The Board reserves the right to abandon the Amendment without further action by the stockholders of XO Holdings at any time prior to the time when the Amendment becomes effective, regardless of whether the Amendment has been authorized by the stockholders of XO Holdings. Although the Board does not anticipate abandoning the Amendment, should the Board subsequently determine that the Amendment is no longer in the best interests of the Company or its stockholders, the Board will not proceed with the Amendment. By voting in favor the approval and adoption of the Amendment, you are also expressly authorizing the Board to determine not to proceed with, and abandon, the Amendment.
The Restructuring Merger
      Pursuant to the Purchase Agreement, the Company and XO LLC agreed to consummate a Restructuring Merger whereby XO Communications was merged with and into XO LLC, with XO LLC as the entity surviving such Restructuring Merger as a wholly-owned subsidiary of XO Holdings. The Restructuring Merger was consummated on February 28, 2006, as disclosed in the Company’s Current Report on Form 8-K, filed with the Commission on March 6, 2006.

(a) Reasons for the Restructuring Merger. The Restructuring Merger was consummated to facilitate the sale of the CLEC Company pursuant to the Equity Sale. Prior to the Restructuring Merger, most of the physical assets of the Company were held in various operating subsidiaries. Thus, a sale of the stock of each of the operating subsidiaries would have required a number of asset transfers to the ultimate purchaser or one of the subsidiaries, leaving the Company and such purchaser with additional complexities and uncertainties, including the risk of needing third party consents to the assignment of relevant contracts. The Restructuring Merger provides assurance to the ultimate purchaser (in the case of the Equity Sale, Elk) that it is purchasing all of the CLEC Company that constitute the wireline business of the Company (other than its cash and the wireless spectrum assets).

(b) Completion of the Restructuring Merger. The Restructuring Merger was consummated on February 28, 2006. At the effective time of the Restructuring Merger, XO Communications merged with and into XO LLC, with XO LLC as the entity surviving the Restructuring Merger as a wholly-owned subsidiary of XO Holdings and XO Communications ceasing to exist. In connection with the Restructuring Merger, the Company’s stockholders received shares of Company common stock in exchange for shares of XO Communications on a one-for-one basis.

At the effective time of the Restructuring Merger, XO Holdings became a successor issuer of XO Communications pursuant to Section 12(g)-3 of the Exchange Act. XO Holdings’ common stock is listed on the NASDAQ Over the Counter Bulletin Board under the symbol “XOHO.OB”.

(c) Votes Required for Approval of the Restructuring Merger. Pursuant to Section 251(g) of the DGCL, no vote of the stockholders of XO Communications or XO Holdings was required to consummate the Restructuring Merger.

THE EQUITY PURCHASE AGREEMENT
      The following is a brief summary of the Purchase Agreement. This summary, as well as other descriptions of the Purchase Agreement, or any portion thereof, contained elsewhere in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the full texts of such agreement, which is attached hereto as Annex A and is incorporated herein by reference. The Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this proxy statement and in the other public filings that the Company makes with the SEC, which are available without charge at www.sec.gov.
      The Purchase Agreement contains representations and warranties that the Company has made to Elk. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company has provided to Elk in connection with the signing of the Purchase Agreement. While the Company does not believe that the disclosure schedules contain information that securities laws require it to publicly disclose other than information that has already been so disclosed in the Company’s public filings, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in part by the related disclosure schedules. These disclosure schedules contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
General Terms of the Equity Purchase Agreement
      On November 4, 2005, XO Holdings, XO Communications and Elk entered into the Purchase Agreement, pursuant to which the Company will sell the CLEC Company through the Equity Sale of all of the membership interests that the Company holds in XO LLC to Elk for $700 million in cash, subject to the terms and conditions of the Purchase Agreement, including the approval of the Company’s stockholders. On March 1, 2006, XO Holdings, XO Communications and Elk amended the Purchase Agreement to, among other things, restructure the consideration from all cash to $625 million in cash and $75 in assumption of the Company’s senior secured debt by Elk. We refer to the time that the transactions contemplated by the Purchase Agreement will be completed as the closing. At the closing, the Company will convey all of its membership interest in XO LLC to Elk, at which time, XO LLC will no longer be a subsidiary of the Company and will be wholly-owned owned by Elk.
      The closing of the Equity Sale will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. (Eastern Time) on the second business day following the satisfaction or waiver of the conditions to the closing of the Equity Sale contained in the Purchase Agreement, or at such other time or such other place as the parties to the Purchase Agreement may agree. There can be no assurances that all of the conditions to the closing of the Equity Sale will be satisfied or waived.
Representations and Warranties
      The Purchase Agreement contains customary representations and warranties of the Company relating to, among other things:

•	corporate organization, good standing and qualification to do business;

•	capital structure;

•	corporate authority to enter into and carry out the obligations under the Purchase Agreement and the enforceability of the Purchase Agreement;

•	approval of the Purchase Agreement by the Special Committee;

•	receipt of an opinion rendered by Jefferies that the consideration to be paid by Elk in connection with the Equity Sale pursuant to the Purchase Agreement is fair to the Company from a financial point of view;

•	absence of a breach of organizational documents, laws or certain material agreements as a result of the Purchase Agreement or the Equity Sale;

•	required governmental and regulatory consents and approvals;

•	compliance with laws;

•	encumbrances on the XO LLC membership interests and the stock of subsidiaries;

•	the options and other rights to acquire shares of Company common stock;

•	financial statements and their conformance with generally accepted accounting principles, or GAAP;

•	the absence of changes or matters resulting in a material adverse effect;

•	pending and threatened litigation;

•	state, federal and local licenses and other regulatory matters;

•	payment of fees to finders, brokers or investment bankers in connection with the Equity Sale;

•	tax matters;

•	employee benefit plans and arrangements; and

•	intellectual property, real property, insurance and environmental matters.
      The Purchase Agreement contains customary representations and warranties of Elk relating to, among other things:

•	corporate organization and good standing;

•	corporate authority to enter into and carry out the obligations under the Purchase Agreement and the enforceability of the Purchase Agreement;

•	absence of a breach of organizational documents, laws or certain material agreements as a result of the Purchase Agreement or the Equity Sale;

•	pending and threatened litigation matters relating to the Purchase Agreement; and

•	source of funds sufficient to pay the purchase price for the CLEC Company when required under the Purchase Agreement.
      The Purchase Agreement also contains representations and warranties from Elk relating to the tax treatment of XO LLC as a tax-transparent entity upon consummation of the Equity Sale. The representations and warranties of each of the Company and Elk contained in the Purchase Agreement will not survive the closing of the Equity Sale.
Covenants
      The Purchase Agreement contains customary covenants as well as specific covenants relating to the conduct of the Company pending the closing.

Conduct of Business Prior to Closing
      The Company has agreed (as XO LLC) that, prior to the closing of the Equity Sale or termination of the Purchase Agreement, except as contemplated by the Purchase Agreement, XO LLC and its subsidiaries will conduct their respective businesses in the ordinary course consistent with past practice and in compliance with applicable laws. In addition, the Company agreed that it will use commercially reasonable efforts to preserve and maintain its assets, rights and properties.

Other Restrictions Prior to Closing
      In addition, subject to certain exceptions, the Company has agreed (as to XO LLC) that, without Elk’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed, among other actions, XO LLC will not take any of the following actions prior to the closing of the Equity Sale or the termination of the Purchase Agreement:

•	amend its charter, bylaws or other governing instruments;

•	issue, sell or deliver any of its capital stock or other equity interests, or options or other rights to acquire such stock or interests, or any other securities or equity equivalents, or otherwise amend the terms of any such securities;

•	split, combine or reclassify any of its capital stock;

•	declare, set aside or pay any dividends or make other distributions in respect of its capital stock;

•	repurchase, redeem or otherwise acquire any of its securities;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	except in the ordinary course of business consistent with past practice, create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person, except obligations of wholly-owned subsidiaries of the Company;

•	except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, except to wholly-owned subsidiaries of the Company and customary loans and advances to employees in amounts not material to the maker thereof;

•	except in the ordinary course of business consistent with past practice, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material encumbrance thereupon other than certain encumbrances permitted by the Purchase Agreement;

•	except as otherwise permitted or required by the Purchase Agreement, enter into, adopt or make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee;

•	acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to XO LLC and its subsidiaries, considered as a whole;

•	acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

•	make any capital expenditure or expenditures in excess of a certain specified amount and reasonable expenditures in excess thereof made in connection with any emergency or other force majeure events affecting XO LLC or its subsidiaries;

•	pay, discharge, or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the financial statements included in the disclosure documents filed prior to the date of the Purchase Agreement or incurred since June 30, 2005 in the ordinary course of business consistent with past practice and in connection with any proceeding relating to the enforcement thereof;

•	except as may be required by the Purchase Agreement, amend, modify, or change any commitment in a manner which would reasonably be expected, individually or in the aggregate, to have a material adverse effect;

•	except as disclosed pursuant to the Purchase Agreement, change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP; or

•	enter into a contract, agreement or undertaking to do any of the foregoing, or authorize or announce any intention to do any of the foregoing.

Company Stockholder Approval
      The Company has agreed to hold the annual meeting (as contemplated by this proxy statement) for the purpose of obtaining approval of the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, by the Company’s stockholders of the Record Date as soon as practicable after the consummation of the Restructuring Merger. The Stockholder Voting Agreement requires Cardiff, which beneficially owns approximately 62% of the outstanding Company common stock and approximately 95% of the Company’s preferred stock, to cause its shares its shares of capital stock of the Company to be present and counted for purposes of determining whether a quorum is present at the annual meeting. In addition, pursuant to the Stockholder Voting Agreement, Cardiff must vote all of its shares at the annual meeting in favor of the adoption and approval of (i) the Purchase Agreement and the transactions contemplated thereby, including the Equity Sale and the Amendment, or (ii) if the Special Committee ultimately determines in accordance with the Purchase Agreement that certain third party proposals are superior to the Equity Sale contemplated by the Purchase Agreement, such superior proposal. No such third party superior proposal has been submitted or is otherwise pending at this time. In the event that such a proposal is submitted to the Company, the Company will prepare and file with the Commission and furnish to its stockholders, as appropriate, one or more amendments to this proxy statement reflecting such superior proposal. As a result of the Stockholder Voting Agreement, unless the Purchase Agreement is terminated prior to the annual meeting in accordance with its terms, including in connection with a superior proposal, it is assured that, at the annual meeting, the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) will be adopted and approved by the stockholders of XO Holdings.
Alternative Transactions
      Upon the execution of the Purchase Agreement, the Company and its subsidiaries were required to cease and terminate all discussions and negotiations with third parties (other than Telecom Z) pending at such time with respect to any alternative transaction. Notwithstanding such obligation to cease and terminate such third party discussions and negotiations with third parties, the Purchase Agreement authorized the discussion and negotiation of an alternative transaction with Telecom Z. In addition, subject to certain exceptions, prior to the consummation of the Equity Sale, neither the Company nor any of its subsidiaries, whether directly or indirectly through affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries, may solicit any proposal for any alternative transaction other than with Telecom Z. However, the Purchase Agreement does not preclude the Company from engaging in discussions or negotiations, or from providing information to any third party, so long as such discussions or negotiations were not commenced prior to the date of the Purchase Agreement or initiated by the Company or any of its subsidiaries, whether directly or indirectly through affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries.
      Subject to certain conditions, the Company may accept or enter into an alternative transaction at any time prior to the approval of the Purchase Agreement by the Company’s stockholders. The Company may not accept or enter into any alternative transaction unless it was unsolicited (except with respect to Telecom Z)

and the Special Committee determines in good faith in accordance with the Purchase Agreement that such alternative transaction is superior to the Equity Sale as contemplated by the Purchase Agreement. In addition, any such acceptance would be subject to a three-day waiting period during which higher and better offers from Elk, Telecom Z or any other third parties could be made and considered, which in turn would be subject to their own three-day periods for higher bids for as many bidding rounds as necessary to obtain the best final offer. In the event that the Purchase Agreement is terminated to permit the Company to enter into an alternative transaction determined in accordance with the Purchase Agreement to be superior to the Equity Sale (as modified or otherwise), the Company generally will be required to pay Elk a break-up fee of $7 million, or 1% of the $700 million purchase price under the Purchase Agreement.
      In general, under the Purchase Agreement, an alternative transaction would be deemed superior to the Equity Sale if, prior to the annual meeting, the Special Committee determines in good faith, after consultation with, and based in part on advice of, its legal and financial advisors, that such alternative transaction is more favorable to the Company than the transactions contemplated by the Purchase Agreement after taking into account any conditions to and risks of consummation and the ability of the party proposing such transaction to obtain financing for the transaction. However, an alternative transaction may not be deemed superior to the Equity Sale if it is subject to (i) the satisfaction of the competing bidder or any party providing financing thereto with the results of any further due diligence review of the Company or XO LLC or (ii) the competing bidder obtaining the financing necessary to consummate the alternative transaction, unless such proposal is accompanied by one or more written commitments containing only customary conditions from each source of such financing, which source must be of recognized standing.
Indemnification/ Insurance
      Elk may not knowingly take any action after the closing that would limit, reduce or extinguish any indemnity or right of contribution from a third party which may be available to the Company, Elk or XO LLC or any subsidiary thereof, and will use commercially reasonable efforts to take all action necessary to preserve claims under any such indemnity of which it has actual knowledge.
      Elk will indemnify the Company for any additional tax owed by the Company or LMDS Co. (including any tax owed due to this indemnification obligation of Elk) resulting from any transaction not in the ordinary course of business occurring on or after the closing date of Equity Sale. Any payment made in respect of any additional tax will be treated by Elk and the Company, their respective affiliates and subsidiaries, to the extent permitted by law, as adjustments to the purchase price for all federal and state income and franchise tax purposes.
      The Company will indemnify Elk, its affiliates, including XO LLC and its subsidiaries, and its directors, officers, employees and agents (collectively referred to as the Indemnified Parties), and will hold the Indemnified Parties harmless from and against and in respect of, and will pay on demand or reimburse Elk and the Indemnified Parties for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever, whether or not resulting from third party claims, resulting from or arising out of any liability excluded under the Purchase Agreement. The Company’s agreement to indemnify Elk and the Indemnified Parties will survive the closing.
      After the closing of the Equity Sale, Elk will retain the insurance policies of XO LLC and its subsidiaries in order to provide coverage for XO LLC and its subsidiaries, and the Company will obtain, at its sole expense, any replacement insurance, provided that Elk will provide or cause an affiliate to provide the Company with coverage under Elk’s or one of its affiliates’ insurance programs.
Employee Matters
      On or prior to the closing, certain employees of XO LLC will be transferred to, and become employees of, the Company and certain employees of the Company will be transferred to, and become employees of, XO LLC, at which time the employees of XO LLC will cease to participate in any employee benefit plan of the Company.

      In the event that the employment of any employee that was transferred to XO LLC is terminated by Elk or any affiliate of Elk, as applicable, during the one-year period immediately following the closing and as a result such employee ceases employment with Elk or any affiliate of Elk, Elk must provide such employee with severance benefits equal to the greater of either (i) the severance benefits available to employees in comparable positions within Elk’s organization or (ii) the severance benefits available to such employee under the Change in Control Severance Plan for Certain Covered Executives (Director and Above) of the Company and the standard severance plan of the Company, as applicable to such employee immediately prior to the closing, as if such employee had been terminated under the same circumstances by the Company or an affiliate of the Company.
      For a period of at least one year following the closing, Elk must provide, or cause an affiliate to provide, the employees that transferred to XO LLC with compensation and employee benefits under the compensation and employee benefit plans or arrangements (other than equity-based compensation) maintained by Elk or an affiliate of Elk that are at least as favorable in the aggregate as those employee benefits currently provided to such employees by the Company and its affiliates under applicable employee plans.
      To the extent that Elk or an affiliate of Elk does not maintain employee plans that provide for benefits that are at least as favorable to the employees transferred to XO LLC, in the aggregate, as those employee benefits currently provided to such employees by the Company and its affiliates as of the closing of the Equity Sale, then on or prior to the date of such closing, Elk must establish, or cause one or more of its affiliates to establish, such an employee plan to ensure that there is no lapse in employee benefit coverage of such employees.
      For purposes of participation in any employee plan provided by Elk, Elk and it affiliates must recognize (or cause to be recognized) prior service of the employees transferred to XO LLC with the Company and its affiliates and any predecessor entities (and any other service credited by the Company and its affiliates under their respective employee plans) for (i) vesting, eligibility to participate and eligibility to commence benefits for all employee plans of Elk and its affiliates, and (ii) benefit accrual with respect to vacation, sick leave and other time off polices.
      With respect to any welfare benefits that are provided to the employees transferred to XO LLC after the closing of the Equity Sale, Elk and its affiliates will (i) waive any pre-existing condition limitations and waiting periods (without any evidence of insurability) under any Elk employee plan and (ii) credit any flexible spending account balances, deductibles, co-payments and out-of-pocket expenses under any applicable Elk employee plan with respect to which contributions were made by or deductibles, co-payments and/or expenses were incurred by such employees and/or their beneficiaries under the employee plans of the Company during the portion of the applicable plan year prior to the closing, as applicable.
      As of the closing of the Equity Sale, Elk must cause XO LLC to establish an equity appreciation rights program (or other equivalent equity compensation or long term bonus plan), or SARs Program, which enables the compensation committee of the board of directors of XO LLC to grant to the employees transferred to XO LLC cash-settled appreciation rights (similar to the stock appreciation rights of a corporate entity) on the LLC membership interests of XO LLC or such other equity interests that represents the equity ownership in XO LLC’s business. The terms and conditions of the SARs Program will be substantially equivalent to those of the 2002 Stock Incentive Plan of XO Communications assumed by the Company at the effective time of the Restructuring Merger.
      On or about ten (10) days following the closing of the Equity Sale, to the extent not previously paid by XO LLC in accordance with the 2005 Annual Bonus Plan of XO Communications assumed by the Company pursuant to the Restructuring Merger, Elk will cause XO LLC to make a bonus payment under such 2005 Annual Bonus Plan to each employee transferred to XO LLC eligible therefor who remains in the employ of XO LLC at such time.

Additional Covenants
      The Company and Elk have agreed to other customary covenants in the Purchase Agreement, including covenants with respect to, among other things:

•	access to certain information, and confidential treatment of that information;

•	the retention of certain information and materials by the Company;

•	the preservation by Elk of books and records relating to the business or operations of XO LLC (including XO Communications) and its subsidiaries after the closing of the Equity Sale;

•	the taking of specified actions to facilitate completion of the Equity Sale and the other transactions contemplated by the Purchase Agreement, and the taking of additional actions after the closing that are necessary or desirable to carry out the purposes of the Purchase Agreement;

•	obtaining any consents or approvals necessary in order to complete the Equity Sale and the other transactions contemplated by the Purchase Agreement;

•	notification to the other parties to the Purchase Agreement of specified matters prior to completion of the Equity Sale; and

•	public announcements related to the Equity Sale and the other transactions contemplated by the Purchase Agreement.
Conditions to the Equity Sale
      The respective obligations of the Company and Elk to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of the following conditions:

•	no order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by the Purchase Agreement being in effect, nor any material proceeding seeking such an order, or in any way challenging the transactions contemplated by the Purchase Agreement or seeking damages from any person in connection therewith be pending or threatened, nor any action being taken, or any applicable law or order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to the Purchase Agreement, that makes the consummation of the transactions contemplated thereby illegal;

•	the expiration or termination of any waiting period (including any extension thereof) applicable to the Equity Sale under the HSR Act and the obtaining of the approvals by the FCC (if any) and all other regulatory agencies, except for regulatory approvals the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect;

•	the limited liability company agreement of XO LLC, as amended by the Amendment, being in full force and effect as of the closing of the Equity Sale;

•	the consummation and effectiveness of the Restructuring Merger; and

•	the approval by the stockholders of the Company of the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment).
      The obligation of the Company to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or waiver of the following conditions:

•	all the representations and warranties of Elk contained in the Purchase Agreement, and in any agreement, instrument, or document delivered pursuant thereto or in connection therewith on or prior to the closing, are true and correct in all material respects on and as of the closing as if made on and as of such date, provided, however, that any such representation or warranty qualified by a reference to materiality or material adverse effect are be true and correct in all respects, except, in each case, as affected by transactions permitted by the Purchase Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty is true and correct in all material respects as of such specified date;

•	Elk performs and complies with, in all material respects, all of the covenants and agreements required by the Purchase Agreement to be performed or complied with by Elk on or prior to the closing, and various deliveries to be made by Elks, as contemplated by the Purchase Agreement, are made; and

•	Upon the request of the Special Committee, receipt of an updated opinion of Jefferies dated as of the day of the closing of the Equity Sale.

      The obligation of Elk to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of the following conditions:

•	all the representations and warranties of the Company contained in the Purchase Agreement, and in any agreement, instrument, or document delivered pursuant thereto or in connection therewith on or prior to the closing, are true and correct in all material respects on and as of the closing as if made on and as of such date, provided, however, that any such representation or warranty qualified by a reference to materiality or material adverse effect are be true and correct in all respects, except, in each case, as affected by transactions permitted by the Purchase Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty is true and correct in all material respects as of such specified date;

•	the Company performs and complies with, in all material respects, all of the covenants and agreements required by the Purchase Agreement to be performed or complied with by the Company on or prior to the closing, and various deliveries to be made by the Company, as contemplated by the Purchase Agreement, are made; and

•	the nonoccurrence of any event resulting in a material adverse effect.
      A material adverse effect under the Purchase Agreement means (a) any change or effect that is materially adverse to the business, financial condition, properties, operations, net income or assets of XO LLC and its subsidiaries, taken as a whole; or (b) any effect that would prevent or materially impair or delay the ability of the Company to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated by the Purchase Agreement. However, changes or effects to the following will not be considered to have a material adverse effect:

•	changes in or to, or the promulgation of, any applicable law or rules, regulations or decisions of the FCC affecting the telecommunication industry as a whole, except to the extent such changes or promulgation disproportionately affects XO LLC or its subsidiaries;

•	changes in general economic, regulatory or political conditions or the financial, banking or securities markets in the United States or worldwide or any outbreak of hostility, terrorist activities or war except to the extent such changes disproportionately affect XO LLC or its subsidiaries;

•	changes that affect generally the industry in which XO LLC and its subsidiaries operate except to the extent such changes disproportionately affect XO LLC or its subsidiaries;

•	any matter to the extent described as such in the disclosure schedules provided by the Company; and

•	the announcement or pendency of the transactions contemplated by the Purchase Agreement, or the consummation of the actions or transactions contemplated thereby.
Termination of the Purchase Agreement
      The Purchase Agreement may be terminated, and the transactions contemplated thereby may be abandoned, except as described below, at any time prior to closing of the Equity Sale, whether or not the

Company’s stockholders have approved and adopted the Purchase Agreement and the transactions contemplated thereby, by:

•	the mutual written consent of the Company and Elk, which consent must be approved by the Board, the Special Committee and Elk’s managing member;

•	the Company, XO LLC or Elk, if any governmental entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the Equity Sale under the Purchase Agreement and such order, decree, ruling, or other action has become final and unappealable;

•	the Company, XO LLC or Elk, if the closing has not occurred on or before 240 days after November 4, 2005 (i.e., July 3, 2006), but the right to terminate the Purchase Agreement pursuant to this provision is not available to a party whose failure to fulfill any obligation under the Purchase Agreement was the cause of, or resulted in, the failure of the closing to occur prior to such date;

•	the Company, XO LLC or Elk, if the annual meeting was held and adoption of the Purchase Agreement and approval of the transactions contemplated thereby has not been obtained at such meeting or any adjournment thereof;

•	the Company or XO LLC, if the Special Committee changes its recommendation to the Board in accordance with the Purchase Agreement;

•	the Company or XO LLC, if Elk breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after receipt of written notice thereof to Elk, and provided further that such termination may only occur if such breach would prevent or materially impair the consummation of the transactions contemplated by the Purchase Agreement;

•	Elk at any time on or prior to the annual meeting, if the Special Committee or the Board (based upon the affirmative recommendation of the Special Committee) withdraws or modifies (in a manner adverse to Elk) its recommendation or if the Special Committee or the Board (based upon the affirmative recommendation of the Special Committee) recommends any superior proposal, or has resolved to do any of the foregoing;

•	Elk at any time on or prior to the annual meeting, if the Company or XO LLC has entered into a definitive agreement with respect to a superior proposal as provided in the Purchase Agreement; or

•	Elk, if any of the Company or XO LLC breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the Purchase Agreement, which breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after receipt of written notice thereof to the Company, and provided further that such termination may only occur, in the case of a breach of a representation or warranty, if such breach would have a material adverse effect or would prevent or materially impair the consummation of the transactions contemplated by the Purchase Agreement and, in the case of any covenant or agreement, if such breach thereof would prevent or materially impair the consummation of the transactions contemplated by the Purchase Agreement.
Fees and Expenses
      Except as otherwise expressly provided in the Purchase Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such fee or expense, whether or not the closing occurs. Elk will be obligated to pay any and all costs of any audit of XO LLC and its subsidiaries as may be required to enable Elk to complete and file any filing by Elk or its affiliates with the SEC.

      If the Purchase Agreement is terminated under certain circumstances, including in certain circumstances where the Company or XO LLC enters into an agreement in respect of a third party superior proposal, the Special Committee or the Board changes or modifies its recommendation or the Special Committee or the Board recommends a superior proposal, the Company will have to pay Elk a termination (or break-up) fee of $7 million (or 1% of the $700 million purchase price under the Purchase Agreement).
Amendment; Waiver
      The Purchase Agreement may not be amended or modified except by an instrument in writing signed by the Company, Elk and XO LLC and approved by the Special Committee, and no performance, term or condition can be waived in whole or in part, except by a writing signed by the party against whom enforcement of the waiver is sought. Any term or condition of the Purchase Agreement may be waived at any time by the party thereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights under the Purchase Agreement, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights thereunder.

BOARD OF DIRECTORS AND COMMITTEES
      During the year ended December 31, 2005, the Board met ten (10) times. The Executive, Compensation and Audit Committees are the three standing committees of the Board. The Board also has the Special Committee. Each committee of the Board meets as needed to review projects and matters assigned to it by the full Board. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings during the year ended December 31, 2005. Stockholders may communicate with the Board and/or the Audit Committee by sending a letter to our Corporate Secretary at our headquarters address, 11111 Sunset Hills Road, Reston, Virginia 20190. All the members of XO Communications’ Board of Directors attended XO Communications’ 2005 Annual Meeting of Stockholders.
      Executive Committee. The Executive Committee of XO Communications’ Board of Directors for fiscal year 2005 consisted of Messrs. Carl Icahn, Robert Knauss and Keith Meister, who also comprise the Executive Committee of the Board. The principal function of the Executive Committee is to execute all the authority and power of the full Board in the management and operation of the Company and to act on behalf of the Board between regular meetings of the Board, except where action is authorized or required to be taken only by the full Board. The Executive Committee did not meet during fiscal year 2005.
      Audit Committee. The Audit Committee of XO Communications’ Board of Directors for fiscal year 2005 consisted of Messrs. Robert Knauss, Fredrik Gradin and Adam Dell, who also comprise the Audit Committee of the Board. Mr. Knauss serves as the financial expert of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board. The function of the Audit Committee is to, among other things, review the financial statements of the Company, meet, together and separately, with management of the Company and the Company’s independent accountants to discuss the financial statements and general accounting policies of the Company, and review the management letter issued by the independent accountants and the Company’s responses thereto. The Audit Committee met seven (7) times during fiscal year 2005.
      Relationship with Independent Public Accountants. The Company’s independent auditor for fiscal year 2005 was KPMG LLP. [Representatives of KPMG are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.] Prior to September 24, 2003, the Company’s independent auditor was Ernst & Young LLP (“Ernst & Young”).
      On September 24, 2003, XO Communications notified its independent auditors, Ernst & Young, that the Audit Committee of its Board of Directors had recommended that it change auditors. On September 30, 2003, the Audit Committee of XO’s Board of Directors appointed KPMG LLP to serve as its new independent auditors for the year ending December 31, 2003. The change was effective immediately. Ernst & Young’s report on XO’s consolidated financial statements as of and for the year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ending December 31, 2002, there were: (i) no disagreements with Ernst & Young on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our financial statements for such year; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
      During each of the years ended December 31, 2002 and December 31, 2001 and through the date of its appointment, XO Communications did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on XO Communications’ consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      During the year ended December 31, 2001 and through the date of its appointment, XO Communications did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on XO

Communications’ financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the year ended December 31, 2005 and fees billed for other services during that period by KPMG LLP.

	2005	2004

Audit fees(1)	$2,099,199	$1,939,000
Audit-related fees(2)	160,190	198,000
Tax fees(3)	89,150	125,133
Non-audit, non-tax fees	—	—

TOTAL	$2,348,539	$2,262,133

(1)	Audit fees relate to services that consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits. Audit fees include both billed amounts and amounts our auditors have informed us they plan to bill.

(2)	Audit-related fees relate to services that consisted of consultation with respect to the adoption of accounting policies and aspects of Sarbanes-Oxley compliance.

(3)	Tax fees relate to services that consisted of assistance with matters related to tax compliance and consulting.
      Approval of Independent Auditor Provision of Audit and Non-Audit Services. Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Under the policy, the Committee must pre-approve services prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee by the Chief Financial Officer or his designee with a statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on auditor independence. Consistent with the Audit Committee’s pre-approval policies, all audit-related services, tax services and other services, including 100% of the fees relating thereto, are pre-approved by the Audit Committee.
      As required under applicable federal securities laws, our independent accountants for the current fiscal year are appointed by our Audit Committee.
      Compensation Committee. The Compensation Committee of XO Communications’ Board of Directors for fiscal year 2005 consisted of Messrs. Vincent Intrieri and Keith Meister, who also comprise the Compensation Committee of the Board. The purpose of the Compensation Committee is to review and approve the compensation policies and arrangements of the Company and its subsidiaries, as well as to administer the Company’s stock option plans. The Compensation Committee met three (3) times during fiscal year 2005.
      Compensation Committee Interlocks and Insider Participation. The Compensation Committee of XO Communications’ Board of Directors for fiscal year 2005 consisted of Messrs. Vincent J. Intrieri and Keith Meister, who also comprise the Compensation Committee of the Board. None of the members of the Compensation Committee is or was at any time in the past an officer of the Company, nor are any such members employees of any entity for which an executive officer of the Company serves on the board of directors. No member of the Compensation Committee has any relationship required to be disclosed under Item 404 of Regulation S-K.
      Director Nominations. The Company does not maintain a standing Nominating Committee, and consequently, has not adopted a charter for the Nominating Committee, nor does it maintain a formal policy with respect to the review of potential nominees to the Board. All of the members of the Board participate in the review of potential nominees to the Board. The Board has determined that, given the small size of the Board and the importance of the director nomination process, the entire Board should participate in the evaluation of potential Board members.
      For the 2005 fiscal year and through the date of this proxy statement, Mr. Icahn, who was the Chairman of XO Communications’ Board of Directors during such period and is the Chairman of the Board, indirectly beneficially held, and presently holds, a majority of the outstanding Company common stock. As a result, Mr. Icahn can control the election of all of the members of the Board. The Board has therefore deemed it appropriate not to form a standing Nominating Committee because the influence exercisable by Mr. Icahn in the nomination and election process would make a separate process unnecessary in light of Mr. Icahn’s and the Board’s current review of potential nominees.
      Three of the Company’s directors, Messrs. Knauss, Dell and Gradin are “independent directors” as defined in NASD Rule 4200(a)(15). Each of Messrs. Weber, Intrieri and Meister is employed by or otherwise affiliated with entities controlled by Mr. Icahn, and Mr. Grivner was the President and Chief Executive Officer of XO Communications until the Restructuring Merger and is the President and Chief Executive Officer of XO Holdings and XO LLC.
Director Fees
      Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full Board or a committee of the Board attended. The annual compensation for each of our independent directors, Messrs. Dell, Gradin and Knauss, is $50,000. The 2002 Stock Incentive Plan permits, grants and awards to non-employee directors. The Company made no such grants during 2005.
Report of the Audit Committee
      The following report is provided by the Audit Committee whose written charter has been adopted by the Board, a copy of which is attached as Annex D to this proxy statement. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee oversees and monitors the Company’s financial reporting process on behalf of the Board. The Audit Committee, which consisted entirely of three independent directors, met seven (7) times in fiscal year 2005. Messrs. Knauss, Dell and Gradin each individually meet the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and each is an “independent director” as defined in NASD Rule 4200(a)(15). Mr. Knauss was designated by the Board as the “audit committee financial expert” under applicable Securities and Exchange Commission rules and Mr. Knauss is an “independent director” as defined in NASD Rule 4200(a)(15).
      The Audit Committee has completed preliminary reviews and discussions with management regarding the Company’s audited financial statements for the year ended December 31, 2005, however, the Audit Committee has not completed such reviews and discussions. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented, and received from the independent accountants written disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1, as currently in effect, and discussed with the independent accountants their independence.
      Based on the review and discussions noted above, the Audit Committee anticipates that it will recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission, subject to completion of the reviews and discussions referenced in the preceding paragraph.

The Audit Committee
Robert L. Knauss, Chairman
Adam Dell
Fredrik C. Gradin

Report of the Compensation Committee on Executive Compensation
      The following report is provided by the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board on remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in this Proxy Statement (such named executives, the “Named Executive Officers”). The Compensation Committee met three (3) times in fiscal year 2005.
      Executive Compensation Philosophy. The Board believes that compensation paid to executive officers should be aligned with the Company’s efforts to reach its short and long term goals and should assist the Company in attracting and retaining qualified and motivated executives. Based on this philosophy, it is the view of the Board that compensation for executive officers should consist of a combination of salary, cash bonuses, equity awards and other customary employment benefits. In addition, the Company has employment agreements with its President and Chief Executive Officer and its Chief Operating Officer, which are discussed below. The Compensation Committee has concluded that the Company’s performance and the competitive market warrant the compensation package approved for Mr. Grivner and the Company’s other executive officers.
      Salary and Cash Compensation. The Compensation Committee reviews base salaries for executive officers on an annual basis and increases are based upon comparison with Company peer group pay levels, individual performance and level of responsibility. The Compensation Committee set 2005 executive salaries at levels consistent with these criteria. Based on the Compensation Committee’s evaluation of the factors above, the Compensation Committee approved the annual base salary of $700,000 for Carl Grivner, the Company’s Chief Executive Officer, and a base salary of $390,000 for Wayne M. Rehberger, the Company’s Executive Vice President and Chief Operating Officer and former Chief Financial Officer.
      Change of Control Severance Plan. Following the Company’s disclosure in March 2005 that it had retained Jefferies & Company, Inc. to assist the Company in evaluating strategic alternatives, the Company experienced an increased rate of attrition among management. Due to this attrition and the belief of management that the Company would not meet its retention objectives for 2005 in the absence of additional retention incentives, in June 2005, the Compensation Committee adopted the Company’s Change of Control Severance Plan. The Change of Control Severance Plan provides each covered manager with additional severance benefits in the event that the employment of the such individual is terminated following the consummation of a “Change of Control”, as defined in the Change of Control Severance Plan. The Committee believes that the adoption of the Change of Control Severance Plan promoted the Company’s 2005 retention objectives.
      Cash Bonus. In an effort to help the Company reach its short term goals, the Compensation Committee adopted a plan providing for cash bonuses during 2005. In order to link executive compensation to the Company’s operating and financial performance, the Company executives were entitled to cash awards if the Company met enumerated earnings, revenue and cash consumption targets. The Compensation Committee has not met in 2006 to determine whether the Company achieved these designated 2005 financial performance goals, however, management has reported to the Committee on a preliminary basis that the Company achieved the financial metrics of the bonus plan sufficient to warrant payment of bonuses under the plan equal to approximately 99% of the aggregate available bonus amounts under the plan.
      Stock Options. The Board believes that equity-based compensation causes Company executives to have an ongoing stake in the long-term success of the Company. The 2002 Stock Incentive Plan was designed to optimize the Company’s profitability and growth over the longer term. In 2005, the Compensation Committee considered the Company’s overall financial performance and lack of growth in the Company’s share price and consequently determined that awards under the 2002 Stock Incentive Plan (except in the case of a limited number of newly-hired executives) were not necessary to provide management with incentive to improve the Company’s financial performance.

      Summary. Through the design and management of the Company’s executive compensation policies, as described above, the Compensation Committee believes total compensation of the Company’s executives is linked directly to Company financial performance and stockholder return. In the future, the Committee anticipates that it will continue to emphasize performance-based and stock-based compensation that is consistent with both individual executive performance and that links management and stockholder interests.

The Compensation Committee
Vincent J. Intrieri, Chairman
Keith Meister

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial ownership of Company common stock by the Board and management
      The table below sets forth the number of shares of Company common stock beneficially owned by (i) each member of our Board, (ii) each of our Named Executive Officers, and (iii) all of our Named Executive Officers and directors as a group.

	Shares Beneficially Owned

	Amount and Nature	Percent of Class
Name & Address(1)	of Ownership(2)	(%)

Carl C. Icahn(3)	146,704,510	62.0
Carl J. Grivner(4)	2,029,292	1.1
Jon C. Weber	0	0
Vincent J. Intrieri	0	0
Keith Meister	0	0
Adam Dell	0	0
Fredrik C. Gradin	0	0
Robert L. Knauss(5)	3,000	*
Wayne M. Rehberger(6)	568,809	*
Robert Geller(7)	250,682	*
William Garrahan(8)	165,470	*
Heather Gold(9)	37,500	*

All directors and executive officers as a group (12 persons)(10)	149,759,263	82.3

*	The Percentage of Class is less than one percent (1%).

(1)	The address of all persons listed is c/o XO Holdings, Inc., 11111 Sunset Hills Road, Reston, Virginia 20190.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which, for the purposes of the foregoing table is March 1, 2006. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Company common stock beneficially owned.

(3)	Represents, as reported in the February 27, 2006 Amendment No. 6 to Schedule 13D filed by Cardiff and other parties to such joint filing, 146,704,510 shares of Company common stock beneficially held by Cardiff, comprised of (i) 91,919,633 outstanding shares of Company common stock, (ii) 10,073,680 shares of Company common stock issuable upon exercise of Series A warrants, Series B warrants, and Series C warrants, all held by Cardiff, and (iii) 44,711,197 shares of Company common stock issuable upon conversion of the 3,800,000 shares of the Company’s 6% Class A Convertible Preferred Stock held by Cardiff. The liquidation preference on the preferred stock accretes on the last day of each calendar quarter. Cardiff is wholly-owned by ACF Industries Holding Corp., a Delaware corporation, which is wholly-owned by Highcrest Investors Corp., a Delaware corporation, which is approximately 99% owned by Buffalo Investors Corp., a New York corporation, which is wholly-owned by Starfire Holding Corporation, a Delaware corporation, which is wholly-owned by Mr. Icahn. Mr. Icahn is the chairman and sole director of Starfire Holding Corporation, and the chairman and a director of each of ACF Industries and Highcrest Investors.

(4)	Represents (i) 15,000 shares of Company common stock acquired by Mr. Grivner in May 2004, and (ii) shares of Company common stock issuable to Mr. Grivner upon the exercise of nonqualified stock options that were exercisable as of March 1, 2006 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Grivner pursuant to the 2002 Stock Incentive Plan.

(5)	Represents shares of Company common stock acquired by Mr. Knauss in August 2004.

(6)	Represents shares of Company common stock issuable to Mr. Rehberger upon the exercise of nonqualified stock options that were exercisable as of March 1, 2006 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Rehberger pursuant to the 2002 Stock Incentive Plan.

(7)	Represents shares of Company common stock issuable to Mr. Geller upon the exercise of nonqualified stock options that were exercisable as of March 1, 2006 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Geller pursuant to the 2002 Stock Incentive Plan.

(8)	Represents shares of Company common stock issuable to Mr. Garrahan upon the exercise of nonqualified stock options that were exercisable as of March 1, 2006 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Garrahan pursuant to the 2002 Stock Incentive Plan.

(9)	Represents shares of Company common stock issuable to Ms. Gold upon the exercise of nonqualified stock options that were exercisable as of March 1, 2006 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Gold pursuant to the 2002 Stock Incentive Plan.

(10)	Represents (i) 146,704,510 shares of Company common stock beneficially held by Cardiff, as described in note (3) above, (ii) 18,000 outstanding shares of Company common stock owned by directors and executive officers as of March 1, 2005 (other than shares held by Cardiff) (see notes (4) and (5)), and (iii) 2,999,253 shares of Company common stock issuable upon the exercise of stock options exercisable as of March 1, 2006 or 60 days thereafter. See notes (4), (6), (7), (8) and (9) above.
Beneficial Ownership of Company common stock by certain beneficial owners
      The table below sets forth beneficially owners of 5% or more of our outstanding common stock. None of such beneficial owners listed below nor any of their family members, entities in which they are executive officers, partners or 10% beneficial owners or trusts or estates in which they have beneficial interests were indebted to the Company during the past fiscal year.

		Shares Beneficially Owned

		Amount and Nature	Percent of Class
Name	Address	of Ownership(2)	(%)

Carl C. Icahn(1)	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor, New York, New York 10153	146,704,510	62.0
Amalgamated Gadget, L.P. (R2 Investors, LDC)(3)	301 Commerce Street, Suite 2975, Fort Worth, Texas 76102	17,619,211	9.7
Allegiance Telecom Liquidating Trust(4)	c/o Shared Technologies 1405 S. Beltline Road Coppell , Texas 75019	45,380,000	24.9

All listed 5% or greater beneficial owners		209,703,721	96.6

(1)	See Note (3) to Table under heading titled “Beneficial ownership of Company common stock by the Board and management.”

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which, for the purposes of the foregoing table is March 1, 2006. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.

(3)	Represents (i) as reported in the Schedule 13G filed by Amalgamated Gadget on February 11, 2004, 14,622,381 shares of Common Stock directly held by Amalgamated Gadget on behalf of R2 Investments, LDC and 257,443 shares of Company common stock issuable upon exercise of Series A warrants, 193,083 shares of Common Stock issuable upon exercise of Series B warrants, and 193,083 shares of Common Stock issuable upon exercise of Series C warrants, all held by Amalgamated Gadget, and (ii) 2,353,221 shares of Common Stock issuable upon conversion of the Company’s 6% Class A Convertible Preferred Stock, including accreted dividends, as of December 31, 2005. Amalgamated Gadget is a limited partnership of which Scepter Holdings, Inc., a Texas corporation, as its sole general partner. Scepter Holdings, Inc. is wholly owned by Mr. Geoffrey Raynor.

(4)	As reported in the Schedule 13D filed by the Allegiance Trust on September 7, 2004, represents 45,380,000 shares of Company common stock issued to the Allegiance Trust pursuant to the terms of the asset purchase agreement by and among Allegiance Telecom, Allegiance Telecom Company Worldwide and XO Communications pursuant to which XO Communications purchased substantially all of the assets of Allegiance Telecom.

EXECUTIVE COMPENSATION
Management
      Below is a table that sets forth the names, ages, and position of the executive officers of XO Holdings and the senior executives of LMDS Holdings, Inc., who are anticipated to assume the executive officer positions of XO Holdings following the consummation of the Equity Sale. In addition, below the table is additional biographical information with respect to each of the officers or former officers. There are no family relationships among any of the directors or executive officers of the Company.

Name	Age	Position

Carl J. Grivner	52	Chief Executive Officer, President and Director
Wayne M. Rehberger	49	Executive Vice President and Chief Operating Officer
William Garrahan	48	Acting Chief Financial Officer and Senior Vice President of Corporate Development and Strategic Planning
Heather Burnett Gold	52	Senior Vice President of Government Relations
Robert Geller	52	Chief Information Officer
Ronald E. Scott	56	Senior Vice President
Simone Wu	41	Vice President, Acting General Counsel and Secretary
Matthew Harty	36	President of Commercial Sales
Ernest Ortega	41	President of Carrier Sales
James Delis	41	President of Indirect Sales
Terri L. Burke	45	Vice President of Human Resources
      Carl J. Grivner. Mr. Grivner is XO Holdings’ and XO LLC’s President and Chief Executive Officer and is a member of our Board. Mr. Grivner’s biographical information can be reviewed above under “Election of Directors.”
      Wayne M. Rehberger. Mr. Rehberger has served as the Executive Vice President and Chief Operating Officer of XO Holdings and XO LLC since October 25, 2005 and, previously, of XO Communications from April 2004 until the consummation of the Restructuring Merger in February 2006. Mr. Rehberger has also served as a member of the Managing Board of XO LLC since the consummation of the Restructuring Merger. From April 2003 to April 2004, Mr. Rehberger served as XO Communications’ Executive Vice President and Chief Financial Officer. From December 2000 to April 2003, he was XO Communications’ Senior Vice President and Chief Financial Officer. XO filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 17, 2002. From August 2000 to October 2000, Mr. Rehberger was XO Communications’ Senior Vice President of Finance. From April 2000 to August 2000, he was Chief Financial Officer of Nettel Communications (“Nettel”). On September 28, 2000, Nettel filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Rehberger was employed by MCI Communications from 1986 to 2000. From April 1999 to March 2000, Mr. Rehberger was Senior Vice President of Finance at MCI WorldCom.
      William Garrahan. Mr. Garrahan has served as the Acting Chief Financial Officer and Senior Vice President, Corporate Development and Strategic Planning of XO Holdings and XO LLC since October 25, 2005 and served in the same capacities for XO Communications from April 2004 until the consummation of the Restructuring Merger in February 2006. Mr. Garrahan has also served as a member of the Managing Board of XO LLC since the consummation of the Restructuring Merger. From July 2001 to March 2004, Mr. Garrahan served as our Vice President, Corporate Development and Strategic Planning. From September 1996 to February 2001, he was a Senior Vice President with Lehman Brothers, in its equity research department.

      Heather Burnett Gold. Ms. Gold has served as the Senior Vice President of Government Relations of XO Holdings and XO LLC since October 25, 2005 and, previously, of XO Communications from August 2004 until the consummation of the Restructuring Merger in February 2006. Prior to joining XO Communications, Ms. Gold co-founded the KDW Group in July, 2001 and worked there until August 2004. Prior to The KDW Group, Ms. Gold was vice president of industry affairs at Intermedia Communications, Inc. from August 1998 until June 2001.
      Robert Geller. Mr. Geller has served as the Vice President, Chief Information Officer of XO Holdings and XO LLC since October 25, 2005 and of XO Communications from August 2002 until the consummation of the Restructuring Merger in February 2006. From January 2002 to August 2002, Mr. Geller served XO Communications in the same capacity as a consultant. From September 1999 to September 2001 he served as Senior Vice President of Information Technology at U.S. West/ Qwest.
      Ronald E. Scott. Mr. Scott has served as a Senior Vice President of XO Holdings and XO LLC and President of XO One, a wholly-owned subsidiary of XO Holdings, since October 25, 2005 and as a Senior Vice President of XO Communications from September 1997 until the consummation of the Restructuring Merger in February 2006. Mr. Scott has also served as Group President of XO One, XO Interactive, and XO Hosting since June 2004.
      Simone Wu. Ms. Wu has served as a Vice President, the acting General Counsel and Secretary of XO Holdings and XO LLC since October 25, 2005 and served in the same capacities of XO Communications from June 2005 until the consummation of the Restructuring Merger in February 2006. Prior to that Ms. Wu, who joined XO Communications in October 2001 as Senior Corporate Counsel, was Vice President and Assistant General Counsel of XO Communications from March 2004 until June 2005. Before that she was Vice President of Legal and Business Affairs at LightSource Telecom from January 2001 until October 2001.
      Matthew Harty. Mr. Harty has served as the President of Commercial Sales at XO Holdings and XO LLC since October 25, 2005 and of XO Communications from April 2004 until the consummation of the Restructuring Merger in February 2006. Prior to joining XO Communications, Mr. Harty was regional vice president for Allegiance Telecom, Inc. from November 2003 until March 2004. Allegiance Telecom, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in May 2003. Prior to this role, he was regional vice president for national accounts in the south and west regions at Allegiance from January 2003 until October 2003. Before Allegiance, he was vice president for sales and service at MCI WorldCom’s mid-Atlantic and southeast region, from November 1999 until October 2002.
      Ernest Ortega. Mr. Ortega has served as President of Carrier Sales of XO Holdings and XO LLC since October 25, 2005 and of XO Communications from January 2004 until the consummation of the Restructuring Merger in February 2006. Mr. Ortega started with XO Communications in June 1999 and served as vice president of national accounts at XO Communications, from June 2000 until January 2004.
      James Delis. Mr. Delis has served as President of Indirect Sales of XO Holdings and XO LLC since October 25, 2005 and of XO Communications from June 2005 until the consummation of the Restructuring Merger in February 2006. Before that he was XO Communications’ Vice President of Business Office from November 2002 to May 2003. Prior to that Mr. Delis was Vice President of Commercial and Indirect Sales (formerly referred to as the Market Sales Organization) of XO Communications from January 2000 until November 2002.
      Terri L. Burke. Ms. Burke has served as Vice President of Human Resources of XO Holdings and XO LLC since October 25, 2005 and of XO Communications from April 2001 until the consummation of the Restructuring Merger in February 2006. Prior to that she was Executive Director of Human Resources of XO Communications from April 2000 until April 2001.
Summary Compensation Table
      The following table sets forth the compensation paid to or earned by (i) the Company’s chief executive officer during fiscal 2005, and (ii) the Company’s four most highly compensated executive officers in fiscal 2005 other than our Chief Executive Officer. None of the directors, executive officers, director nominees, any of their family members, entities in which they are executive officers, partners or ten percent (10%) beneficial owners, or trusts or estates in which they have beneficial interests, were indebted to the Company this past fiscal year.

				Annual Compensation		Long Term Compensation

					Restricted	Securities
	Fiscal		Bonus	Other Annual	Stock	Underlying	All Other
Name & Principal Position	Year	Salary($)	($)(1)	Compensation($)	Awards($)	Options(2)	Compensation(3)

Carl J. Grivner	2005	700,000	—	—	—	—	74,478
Chief Executive Officer	2004	700,000	700,000	3,887	—	19,057	93,777
	2003	449,615	93,333	—	—	2,000,000	71,779
Wayne M. Rehberger	2005	385,962	—				5,430
Executive Vice President	2004	345,914	225,000	—	—	209,543	4,280
and Chief Operating Officer	2003	278,125	148,438	—	—	461,452	3,008
William Garrahan	2005	255,000	—			—	5,430
Senior Vice President	2004	249,531	135,134			106,413	5,094
and Acting Chief Financial	2003	216,906	—	—	—	179,810	180
Officer
Heather Burnett Gold	2005	240,000	—			—	5,318
Senior Vice President,	2004	—	—	—	—	150,000	96
Regulatory Affairs	2003	—	—	—	—	—	—
Robert Geller	2005	270,962	—			—	5,526
Vice President,	2004	253,729	135,066	—	—	107,023	5,276
Chief Information Officer	2003	234,902	107,812	—	—	195,268	37,922

(1)	Includes bonuses earned for the corresponding fiscal years that were paid subsequent to the stated calendar year end. As of December 31, 2005, the Company had accrued bonuses payable to each of its named executive officers in accordance with its 2005 Annual Bonus Plan, but such payments have not been approved by the Compensation Committee or the Board. In connection with XO Communication’s Chapter 11 Reorganization, XO Communications adopted the 2003 Employee Retention and Incentive Plan. For a summary of the terms of the 2003 Employee Retention and Incentive Plan, please see the discussion under “2002 Stock Incentive Plan” below.

(2)	Unless otherwise indicated, shares reflected for the 2003 fiscal year represent options to acquire shares of Common Stock granted pursuant to the Company’s 2002 Stock Incentive Plan. For a summary of the terms of the 2002 Stock Incentive Plan, please see the discussion under “2002 Stock Incentive Plan” below.

(3)	Includes premiums paid by the Company for group term life insurance, in accordance with the table below (in dollars):

	2005	2004	2003

Carl J. Grivner	276	266	181
Wayne M. Rehberger	180	180	180
William Garrahan	180	180	180
Robert Geller	276	276	76
Heather Burnett Gold	276	96	—
      Also, includes the following contributions made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan (in dollars):

	2005	2004	2003

Carl J. Grivner	2,100	2,050	1,004
Wayne M. Rehberger	5,250	4,100	2,828
William Garrahan	5,250	4,914	—
Robert Geller	5,250	5,000	5,000
Heather Burnett Gold	5,042	1,846	—

Option Grants in Last Fiscal Year
      None of the Named Executive Officers were granted stock options in 2005.
Fiscal Year End Option Values
      None of the Named Executive Officers exercised any of the stock options they held during 2005.

	Number of Securities Underlying		Value of Unexercised, In-the-
	Unexercised Options at Fiscal		Money Options at Fiscal Year-
	Year-End		End(1)

Name	Exercisable#	Unexercisable#	Exercisable($)	Unexercisable($)

Carl J. Grivner	1,509,528	509,529	0	0
Wayne M. Rehberger	405,514	265,481	0	0
William Garrahan	165,470	120,753	0	0
Heather Gold	37,500	112,500	0	0
Robert Geller	177,597	124,694	0	0

(1)	The value of unexercised options is based upon the difference between the exercise price and the closing market price on December 30, 2005 (the last trading day of 2005), which was $1.82.
2002 Stock Incentive Plan
      The 2002 Stock Incentive Plan is the only equity compensation arrangement currently maintained by XO Holdings and is designed to optimize our profitability and growth through providing equity incentives to our officers, directors, and employees and to align the personal interests of officers, directors and employees with those of our stockholders. The purpose of the 2002 Stock Incentive Plan is to provide flexibility to XO Holdings to provide equity incentives to current and prospective officers, directors, and employees, particularly in connection with new employees that XO Communications hired in connection with XO Communications’ acquisition of the Allegiance assets and other companies that XO Holdings might acquire in the future. The capability of XO Holdings to issue equity incentives will enhance our ability to motivate, attract and retain the services of highly qualified individuals as our officers, directors, and employees.
      The following table summarizes the Company’s equity compensation plan information as of December 31, 2005. The information below includes all equity compensation awards issued by the Company.

	Number of securities		Remaining for future
	to be issued upon		issuance under equity
	exercise of	Weighted average	compensation plans
	outstanding options,	exercise price of	(excluding securities
Plan Category	warrants and rights(1)	outstanding options	reflected in column(a))

Equity compensation plans approved by XO stockholders	9,296,457	$5.06	8,303,543
Equity compensation plans not approved by XO stockholders	—	—	—

TOTAL	9,296,457	$5.06	8,303,543

(1)	Includes options issued pursuant to two separate programs that the Company had adopted under the 2002 Stock Incentive Plan: the 2003 Employee Retention and Incentive Plan and the 2003 Annual Bonus Plan.
      As of March 1, 2006, a total of 8,411,724 shares of Company common stock remained available for new awards under the 2002 Stock Incentive Plan (not including shares subject to outstanding awards), and a total of 9,188,276 shares were subject to outstanding options (of which approximately 6,365,824 shares were fully vested and available for exercise as of such date).
      2002 Stock Incentive Plan Programs. In addition to grants of options approved by the Compensation Committee in accordance with customary hiring practices, the Compensation Committee and the Board have approved and adopted two programs pursuant to which options have been granted under the 2002 Stock Incentive Plan.
      2003 Employee Retention and Incentive Plan. In June 2003, the Compensation Committee approved the adoption of the 2003 Employee Retention and Incentive Plan, which we refer to as the Employee Retention and Incentive Plan. This plan replaced an existing retention plan, which we refer to as the Restructuring Retention Plan, and nearly all of the participants thereunder exchanged their rights to participate in the Restructuring Retention Plan for the right to participate in the Employee Retention and Incentive Plan. The Employee Retention and Incentive Plan provided for the payment of cash bonuses and the issuance of options to the Company’s employees based upon the attainment of certain performance goals. On June 20, 2003, XO Communications filed a registration statement covering the offer and sale of stock options and stock appreciation rights, or SARs, to be granted in conjunction with the Employee Retention and Incentive Plan for an aggregate award of 1,900,000 million shares of Company common stock. On [                    ], 2006, XO Holdings filed the first amendment to that registration statement. Pursuant to the Employee Retention and Incentive Plan, as of December 31, 2005, the Company had outstanding options to purchase an aggregate of 208,375 shares of Company common stock and 6,636 SARs, 50% of which were vested and exercisable on the date of grant, with the remaining 50% vesting ratably every month for twenty-four months following the month of grant. No further grants under the Employee Retention and Incentive Plan are permitted.
      2003 Annual Bonus Plan. In June 2003, XO Communications adopted the 2003 Annual Bonus Plan, which we refer to as the Bonus Plan. The Bonus Plan provides for the payment of cash bonuses and the issuance of options to the Company’s employees who were ineligible to participate in the Employee Retention and Incentive Plan. The payment of bonuses and the issuance of options under the Bonus Plan was contingent upon the same performance targets as contained in the Employee Retention and Incentive Plan. As of December 31, 2005, the Company had outstanding options to purchase 19,057 shares of Company common stock under the Bonus Plan. The financial goals and the terms of the Bonus Plan were established by the Board. None of our officers or employees were eligible to participate in both the Employee Retention and Incentive Plan and the Bonus Plan. No further grants under the Bonus Plan are permitted.
Long-Term Incentive Plans and Pension Plans
      XO Holdings does not maintain any plan pursuant to which long term incentive awards are made. XO Holdings also does not maintain a pension plan.
Employment Agreements and Other Arrangements
      Carl J. Grivner. XO Communications entered into an Employment Term Sheet and a Change of Control Agreement with Mr. Grivner, which was assumed by XO LLC pursuant to the Restructuring Merger. The Employment Term Sheet provides for his employment as President and Chief Executive Officer of XO LLC through April 30, 2004, but by its terms had renewed for an additional one-year term through April 30, 2005. Mr. Grivner’s employment will continue to renew for one-year periods unless, prior to February 1 of the year in which the term sheet or extension thereof expires, Mr. Grivner were to notify XO LLC, or XO LLC were to notify Mr. Grivner, that the Employment Term Sheet will not be renewed. It provides for an annual base salary of $700,000, which XO LLC may increase annually, and for an annual bonus of up to 100% of base salary, based on certain revenue, EBITDA and cash targets to be mutually agreed upon between us and Mr. Grivner. Pursuant to the term sheet, in connection with Mr. Grivner’s acceptance of employment with us, the Company granted him options to purchase 2,000,000 shares of Company common stock, with an exercise price of $4.80 per share, all of which options vest on March 1, 2006. The term sheet also provides that the Company will reimburse Mr. Grivner for certain relocation and related costs and expenses.
      The Change of Control Agreement generally provides that if both (i) a Change in Control occurs and (ii) at any time on or after such Change in Control, but before the end of the 24-month period immediately thereafter, Mr. Grivner’s employment with us terminates for any reason other than (A) by Mr. Grivner without Good Reason, (B) by us as a result of Mr. Grivner’s disability or with Cause or (C) as a result of the death of Mr. Grivner, XO LLC must pay him an amount equal to Mr. Grivner’s annual base salary, plus his targeted annual bonus, reduced by any cash severance benefits paid to Mr. Grivner. Under such circumstances, XO LLC also will provide Mr. Grivner with certain health and life insurance benefits for a period of 12 months. In addition, under certain circumstances, XO LLC will make additional payments to Mr. Grivner for taxes due with respect to any payments or benefits under this agreement treated as excise taxes under specified provisions of the Internal Revenue Code.
      Under the Change of Control Agreement, Mr. Grivner will have been deemed to have terminated his employment for Good Reason if there is:

•	a material change in his duties that is inconsistent with his status as one of our key management employees or a substantial adverse alteration in the nature or status of his responsibilities;

•	a reduction in his annual base salary or target annual bonus;

•	a relocation of his principal place of business of more than 35 miles; or

•	a failure by us to provide him with benefits as favorable in the aggregate in all material respects as those enjoyed by him under applicable plans immediately prior to the Change of Control.
      Under the Change of Control Agreement, a Change of Control means the occurrence of any of the following events:

•	Any person or entity becomes the owner of 50% or more of the voting power of XO LLC then outstanding securities, other than certain persons or entities, including those that own securities that represent more than 10% of the Company’s voting power as of April 1, 2003. For purpose of this calculation, securities acquired from us are excluded from the determination of the percentage ownership of a person or entity, but any such securities shall be included in the then total number of securities outstanding.

•	XO LLC merges or consolidates with another company, other than a merger or consolidation that would result in our stockholders holding more than 65% of the combined voting power of XO LLC surviving the merger or consolidation; or

•	XO LLC is liquidated or sells all or substantially all of it assets to any other company.
      Despite the occurrence of one of the forgoing events, no Change of Control will be deemed to have occurred for purposes of the Change of Control Agreement if Mr. Icahn and/or his affiliates is XO LLC’s largest stockholder and owns in excess of 15% of our outstanding equity interests of XO LLC.
      Under the Change of Control Agreement, Cause means the occurrence of any of the following events:

•	the failure by Mr. Grivner to substantially perform his duties, other than a failure resulting from his incapacity due to physical or mental illness that continues for a period of 30 days;

•	Mr. Grivner’s engagement in misconduct that is demonstrably and materially injurious to XO LLC, monetarily or otherwise; or

•	an act or acts by Mr. Grivner constituting any felony or a misdemeanor involving moral turpitude.
      Mr. Rehberger. XO Communications entered into an Employment Agreement with Mr. Rehberger, which was assumed by XO LLC pursuant to the Restructuring Merger, that provides for his employment as Senior Vice President, Finance, effective as of September 25, 2000, and his promotion to Senior Vice President and Chief Financial Officer, effective as of November 11, 2000. Mr. Rehberger’s employment will continue unless either Mr. Rehberger or XO LLC provides 60 days prior written notice of his or its intention to terminate Mr. Rehberger’s employment with XO LLC. The agreement provides for an annual base salary of $250,000, which XO LLC may increase annually, and for an annual bonus target of 50% of Mr. Rehberger’s base salary, based on Mr. Rehberger’s performance compared to performance targets determined in the preceding year. Pursuant to the agreement, in connection with Mr. Rehberger’s acceptance of employment with us, the Company granted him options to purchase 275,000 shares of former outstanding Class A Common Stock, all of which were canceled in connection with the Company’s Chapter 11 Reorganization.
      Any options subsequently granted to Mr. Rehberger may be made subject to the terms of his employment agreement upon grant. The agreement provides that all of the options granted to Mr. Rehberger shall vest and become immediately exercisable if Mr. Rehberger’s employment by us is terminated following a Change of Control or if Mr. Rehberger establishes that a Constructive Termination has occurred.
      Under this employment agreement, a Change of Control means the occurrence of any of the following events:

•	XO LLC is merged, consolidated or reorganized into or with another company (other than a company that is an affiliate of Craig O. McCaw) resulting in the holders of XO LLC’s voting securities immediately prior to such transaction holding less than 50% of the voting power of the post-transaction entity;

•	XO LLC sells all or substantially all of its assets to any other company (other than a company that is an affiliate of Craig O. McCaw) resulting in the holders of XO LLC’s voting securities immediately prior to such transaction holding less than 50% of the voting power of the post-transaction entity; or

•	the acquisition by any person (other than Craig O. McCaw and his affiliates) of more than 50% of XO LLC’s voting securities.
      Any options issued to Mr. Rehberger prior to the Company’s emergence from Chapter 11 bankruptcy in January 2003 were canceled. The change of control provisions described above, however, remain in effect with respect to Mr. Rehberger’s existing option grants.
      Under Mr. Rehberger’s employment agreement, a Constructive Termination shall be deemed to occur if:

•	Mr. Rehberger’s initial base salary or bonus target is reduced;

•	Mr. Rehberger’s title or responsibilities are materially changed in a manner that is inconsistent with Mr. Rehberger’s intended position and status under the employment agreement;

•	Mr. Rehberger’s place of employment is relocated more than 50 miles away from Reston, Virginia; or

•	XO LLC materially breaches the employment agreement and does not cure such breach within 30 days.
      Mr. Rehberger is also subject to certain non-competition and non-solicitation provisions under the terms of this employment agreement. Mr. Rehberger is also entitled to severance benefits equal to 6 months salary, annual bonus and benefits in the event that Mr. Rehberger is terminated after a Change of Control (other than for Cause), or upon the occurrence of a Constructive Termination.

STOCK PERFORMANCE GRAPH
PRE-REORGANIZATION XO COMMUNICATIONS, INC.
(December 31, 2000 - November 30, 2001)
POST-REORGANIZATION XO COMMUNICATIONS, INC.
(January 31, 2003 - December 31, 2005)
      Beginning on January 15, 2003 and until the consummation of the Restructuring Merger, XO Communications’ common stock traded on the NASDAQ Over the Counter Bulletin Board. As of March 2, 2006, XO Holdings common stock began trading on the NASDAQ Over the Counter Bulletin Board under the symbol “XOHO.OB”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors and any holder of 10% or more of the outstanding shares of Company common stock file reports of beneficial ownership and changes in beneficial ownership of such stock with the Commission. To the knowledge of the Company, all Section 16(a) filing requirements applicable to the Company’s executive officers and directors and the holders of 10% or more of the outstanding Company common stock were complied with during the fiscal year ended December 31, 2005.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
      Stockholder proposals for the 2007 annual meeting of stockholders of the Company must be received by the Company no later than [                    ], 2006 for inclusion in the Company’s proxy statement and proxy for that meeting. Stockholder proposals that are not included in the proxy statement may be considered at the 2007 annual meeting of stockholders of the Company if such proposals are received by the Company between [                    ], 2007 and [                    ], 2007. All proposals should be submitted to the Company at 11111 Sunset Hills Road, Reston, Virginia 20190, Attention: Corporate Secretary.
OTHER MATTERS
      The management of the Company knows of no other business to be presented at the annual meeting. If other matters do properly come before the annual meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.
WHERE YOU CAN FIND MORE INFORMATION
      The Company, as the successor issuer to XO Communications, files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by the Company (or its predecessor, XO Communications) at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
      You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.
      The Commission maintains a website that contains reports, proxy statements and other information, including those filed by the Company (or its predecessor, XO Communications), at http://www.sec.gov. You may also obtain other information about the Company and get access to the Company’s filings with the Commission through the websites maintained by the Company, which is www.xo.com. The information contained in that website is not incorporated by reference into this proxy statement.
      Neither Elk nor the Company has authorized anyone to give any information or make any representation about the Purchase Agreement and the transactions contemplated thereby (including the Equity Sale and the Amendment) or any other matter or proposal described in this proxy statement that is different from, or in addition to, those contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A
EXECUTION VERSION

EQUITY PURCHASE AGREEMENT
by and between
XO HOLDINGS, INC.,
as Seller;
XO COMMUNICATIONS, INC.
as the Company,
and
ELK ASSOCIATES LLC
as Buyer
Dated as of November 4, 2005

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

DISCLOSURE SCHEDULES AND EXHIBITS

Disclosure Schedules

Schedule 1.1(a)	—	List of Subsidiaries
Schedule 1.1(b)	—	List of Indirect Subsidiaries
Schedule 1.1(c)	—	List of Seller Personnel
Schedule 1.1(d)	—	List of Buyer’s Personnel
Schedule 1.1(e)	—	Permitted Encumbrances
Schedule 1.1(f)	—	Certain Stockholders
Schedule 2.3(a)	—	Baseline Working Capital
Schedule 2.4(a)	—	Reference Balance Sheet
Schedule 3.2(b)	—	Related Company Agreements
Schedule 4.1(b)	—	Encumbrances
Schedule 4.1(c)	—	Options
Schedule 4.1(d)	—	Qualifications
Schedule 4.4	—	No Conflict
Schedule 4.5	—	Financial Statements
Schedule 4.6	—	Absence of Certain Changes
Schedule 4.7(a)	—	Litigation
Schedule 4.7(b)	—	Orders, Judgments or Decrees
Schedule 4.8	—	Consents
Schedule 4.9(a)	—	Communications Licenses and Local Authorizations
Schedule 4.9(b)	—	Communications Licenses
Schedule 4.9(c)(ii)	—	Notice of Violations
Schedule 4.10	—	Compliance with Laws
Schedule 4.11	—	Commitments
Schedule 4.13(a)	—	Tax Returns
Schedule 4.13(b)	—	Tax Encumbrances/Deficiencies
Schedule 4.14(a)	—	Employee Plans
Schedule 4.14(j)	—	Collective Bargaining Agreements and Labor Union Contracts
Schedule 4.15	—	Intellectual Property
Schedule 4.16	—	Environmental Matters
Schedule 4.17(a)	—	Insurance
Schedule 4.17(b)	—	Pending Insurance Claims
Schedule 4.18(a)	—	Owned Real Property
Schedule 4.18(b)	—	Leased Real Property
Schedule 6.2	—	Certain Actions of the Company and the Subsidiaries
Schedule 6.2(h)	—	Capital Expenditures Budget
Schedule 6.2(k)	—	Accounting Policies
Schedule 7.4(a)(i)	—	Retained Employees
Schedule 7.4(a)(ii)	—	Transferred Employees
Schedule 7.11	—	Excluded Assets
Schedule 7.12(a)	—	Trademarks
Schedule 8.2	—	Government Approvals

Exhibits

Exhibit A	—	Agreement and Plan of Merger
Exhibit B	—	Limited Liability Agreement Amendment
Exhibit C	—	Reference Balance Sheet
Exhibit D	—	Stockholder Agreement
Exhibit E	—	Tax Termination and Indemnity Agreement
Exhibit F	—	Guaranty

EQUITY PURCHASE AGREEMENT
      THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2005, between XO HOLDINGS, INC., a Delaware corporation (“Seller”), XO COMMUNICATIONS, INC., a Delaware corporation (“XO” or as further defined in Section 1.1 below, the “Company”) and ELK ASSOCIATES LLC, a Delaware limited liability company (“Buyer”). Seller, the Company and Buyer are referred to herein sometimes individually as a “Party” and collectively as the “Parties.”
Recitals:
      WHEREAS, (a) XO has formed Seller as its wholly-owned subsidiary; (b) Seller has formed XO Communications, LLC as its wholly-owned subsidiary (“Merger Sub”); and prior to Closing (i) XO will merge with and into Merger Sub (with Merger Sub being the surviving corporation (“XO LLC”)) and (ii) the common and preferred stockholders of XO will receive stock of Seller in the merger pursuant to an agreement and plan of merger substantially in the form attached as Exhibit A hereto (the “Restructuring Merger”);
      WHEREAS, prior to the Closing, the Company will distribute the Excluded Assets to Seller;
      WHEREAS, immediately prior to Closing, Seller will own all of the issued and outstanding membership interests of XO LLC (the “Equity Interests”);
      WHEREAS, the stockholder of the Seller listed on Schedule 1.1(f) has entered into a Stockholders Agreement dated the date hereof;
      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Equity Interests after consummation of the Restructuring Merger, upon the terms and subject to the conditions in this Agreement; and
      WHEREAS, the Board formed a special committee comprised of three of the independent directors of Seller (the “Special Committee”) to, among other things, consider and evaluate the terms of the Restructuring Merger and strategic alternatives available to the Company, including the related sale of Equity Interests to Buyer on the terms and conditions set forth herein;
      WHEREAS, after due deliberation and consideration of various relevant factors, the Special Committee determined that the sale of Equity Interests to Buyer on the terms and conditions set forth herein is advisable and in the best interests of Seller and its stockholders, taken as a whole, and, accordingly, has recommended that the Board approve the transactions contemplated by this Agreement and by the Related Documents; and
      WHEREAS, the Board, based on the Recommendation of the Special Committee, has determined that the sale of Equity Interests to Buyer is advisable and in the best interests of Seller and its stockholders and, accordingly, has approved the sale of Equity Interests to Buyer and has directed that the sale of Equity Interests to Buyer be submitted to the stockholders of Seller for consideration at a special meeting of stockholders of Seller (the “Special Meeting”).
      NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given to it below:

“Adjustment Amount” has the meaning assigned to such term in Section 2.3(a).

“Adjustment Statement” has the meaning assigned to such term in Section 2.3(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, solely for purposes of the definitions set forth in this Agreement, unless expressly indicated otherwise, (i) in no event shall the Buyer, on the one hand, and Seller, the Company or any Subsidiary, on the other hand, be deemed to be Affiliates of each other, (ii) Affiliates of the Buyer shall only be deemed to be Affiliates of Seller, the Company or any Subsidiary if they are Affiliated other than solely by reason of their relation to Buyer and (iii) Affiliates of Seller, the Company or any Subsidiary shall only be deemed to be Affiliates of the Buyer if they are Affiliated other than solely by reason of their relation to Seller, the Company or any Subsidiary.

“Agreement” has the meaning assigned to such term in the Preamble.

“Allegiance Litigation” means In re Allegiance Telecom, Inc., et al., Case No. 03-13057 (RDD), Ch.11, (Jointly Administered), U.S.B.C., S.D.N.Y.

“Alternative Transaction” has the meaning assigned to such term in Section 7.3(a).

“Applicable Environmental Laws” means any and all Applicable Laws in effect as of the date of this Agreement pertaining to protection of the environment in effect in any and all jurisdictions in which the Company or any Subsidiary conducts operations, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Applicable Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or its property is subject.

“ATLT” means the Allegiance Telecom Liquidating Trust.

“Balance Sheet Date” means June 30, 2005.

“Baseline Working Capital” means $-138,643,000, with the calculations setting forth the Baseline Working Capital set forth on Schedule 2.3(a).

“Base Purchase Price” means $700 million.

“Board” means the Board of Directors of the Company.

“Business” means the business as conducted by the Company on the date hereof, including, without limitation, the business of delivering telecommunications services (including local and long distance voice, Internet access, private data networking and hosting services) through a national telecommunications network to business customers; excluding, however, for all purposes under this Agreement or any of the Related Documents the business of owning and operating licenses to deliver telecommunications services via local multipoint distribution service, (LMDS), wireless spectrum currently conducted by the Company through LMDS Holdings as described in the LMDS business plan developed by the Company as of the date hereof.

“Buyer” has the meaning assigned to such term in the Preamble.

“Buyer Employee Plans” has the meaning assigned to such term in Section 7.4(d).

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Balance Sheet” has the meaning assigned to such term in Section 2.3(a).

“COBRA Continuation Coverage” means the notice and health care continuation coverage required by Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Common Securities” means the Company’s common stock prior to the Restructuring Merger, par value $0.01 per share and Seller’s common stock, par value $0.01 per share subsequent to the Restructuring Merger (but prior to the Closing Date).

“Commitments” has the meaning assigned to such term in Section 4.11.

“Communications Licenses” has the meaning assigned to such term in Section 4.9(a).

“Company” has the meaning assigned to such term in the Preamble, and, as the context requires, this term also refers to XO’s successor, XO LLC, following the Restructuring Merger.

“Company Employee Plans” means those Employee Plans established, maintained or contributed to by the Company or any Subsidiary for the benefit of their current or former employees as of the date of this Agreement, all of which are listed on Schedule 4.14(a).

“Competing Bidder” has the meaning separately agreed to by the Parties.

“Competing Proposal” means a bona fide written proposal for an Alternative Transaction made by the Competing Bidder on or prior to November 15, 2005, including a form of definitive agreement theretofore approved by the Board of Directors of the Competing Bidder and which the Competing Bidder is prepared to execute and deliver at any time during the succeeding three business days and which the Special Committee shall have reasonably determined, within two business days of receipt of such proposal, to be a Superior Proposal.

“Credit Agreement” means the Amended and Restated Credit and Guaranty Agreement, dated as of January 16, 2003, as amended, by and among the Company, certain subsidiaries of the Company, Mizuho Corporate Bank, Ltd. and Various Lenders named therein; provided, however, that for purposes of this Agreement, the term “Credit Agreement” shall also include all Credit Documents (as defined in the Credit Agreement) thereunder.

“Current Employee Benefits” has the meaning assigned to such term in Section 7.4(d).

“Disclosure Documents” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Seller’s Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2005 and June 30, 2005 and any periodic or current reports filed by the Company or Seller with the SEC after the date hereof, together in each case with any documents incorporated by reference therein.

“Disclosure Schedules” means the disclosure schedules of Seller.

“Dispute” has the meaning assigned to such term in Section 14.11.

“Dispute Deadline Date” has the meaning assigned to such term in Section 2.3(c).

“Employee Plan” means any stock purchase, stock option, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation or benefits, including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Permits” means licenses, permits and other authorizations or registrations required under all Applicable Environmental Laws

“Equity Interests” has the meaning assigned to such term in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means the Company and the Subsidiaries and any trade or business (whether or not incorporated) which is under common control or treated as a single employer with the Company and the Subsidiaries under Section 414(b), (c), (m), or (o) of the Code.

“ERISA Plans” means, collectively, any of the Company Employee Plans which is subject to Title IV of ERISA.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning assigned to such term in Section 7.11.

“Excluded Liabilities” means all liabilities of the Company or any of its Subsidiaries under, arising out of or related to (i) the Credit Agreement, (ii) the Preferred Securities, the Warrants and the Common Securities (including without limitation any and all liabilities related thereunder under federal or state securities laws), (iii) the Allegiance Litigation, (iv) any and all claims with respect to the filing by Allegiance Telecom, Inc. of a case under Chapter 11 of the Bankruptcy Code and the Asset Purchase Agreement dated as of February 18, 2004 related thereto; and (v) the XO Plan of Reorganization.

“Excluded Information” has the meaning assigned to such term in Section 7.1(a).

“Exhibits” means the exhibits attached to this Agreement.

“Fairness Opinion” means the written fairness opinion received by the Special Committee from Jefferies.

“FCC” means the Federal Communications Commission.

“FCC Licenses” has the meaning assigned to such term in Section 4.9(a).

“Financial Statements” has the meaning assigned to such term in Section 4.5.

“Foreign Licenses” has the meaning assigned to such term in Section 4.9(a).

“GAAP” has the meaning assigned to such term in Section 4.5.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

“Guarantor” means Thornwood Associates Limited Partnership, a Delaware limited partnership.

“Guaranty” means the agreement dated as of the date hereof between the Guarantor and the Seller and in the form of Exhibit F attached hereto.

“Hazardous Materials” means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, special waste, or solid waste under Applicable Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosiveness, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indirect Subsidiaries” has the meaning assigned to such term in Section 4.1(a).

“Insurance Policies” means those material policies of insurance which the Company or any of the Subsidiaries maintains for the Company or any Subsidiary with respect to their assets and operations, all of which are listed on Schedule 4.17(a).

“IRS” means the Internal Revenue Service.

“Jefferies” means Jefferies & Co., Inc.

“knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(c), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(d), in each case, without any obligation by any such Person to conduct any investigation in connection with the transactions contemplated hereby or otherwise to determine the existence or absence of facts in any statement qualified by the “knowledge” of any such Person.

“Leased Property” has the meaning assigned to such term in Section 4.18.

“Licensed Intellectual Property” has the meaning assigned to such term in Section 4.15.

“Licenses” has the meaning assigned to such term in Section 4.10.

“Limited Liability Agreement” means the Limited Liability Company Agreement of XO LLC.

“Limited Liability Agreement Amendment” means the Amended and Restated Limited Liability Agreement of the Company in the form of Exhibit Battached hereto.

“LMDS Holdings” means XO LMDS Holdings No. 1, Inc., a Nevada corporation.

“Local Authorizations” has the meaning assigned to such term in Section 4.9(a).

“Marked Materials” has the meaning assigned to such term in Section 7.12(a).

“Marketable Securities” means those securities held for investment purposes and are disclosed on the balance sheets as a current asset of the holder of such securities.

“Material Adverse Effect” means, (a) any change or effect that is materially adverse to the business, financial condition, properties, operations, net income or assets of the Company and the Subsidiaries, taken as a whole; or (b) any effect that would prevent or materially impair or delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall exclude any change or effect due to (i) changes in or to, or the promulgation of, any Applicable Law or rules, regulations or decisions of the FCC affecting the telecommunication industry as a whole, except to the extent such changes or promulgation disproportionately affects the Company or the Subsidiaries, (ii) changes in general economic, regulatory or political conditions or the financial, banking or securities markets in the United States or worldwide or any outbreak of hostility, terrorist activities or war except to the extent such changes disproportionately affect the Company or the Subsidiaries, (iii) changes that affect generally the industry in which the Company and the Subsidiaries operate except to the extent such changes disproportionately affect the Company or the Subsidiaries, (iv) any matter to the extent described as such in Seller’s Disclosure Schedule and (v) the announcement or pendency of the transactions contemplated by this Agreement, or the consummation of the actions or transactions contemplated hereby.

“Merger Sub” has the meaning assigned to such term in the Recitals.

“Multiemployer Plan” has the meaning assigned to such term in Section 4.14(b).

“Net Working Capital” means, as of any date, the excess of the current consolidated assets (other than the Excluded Assets) of the Company over the current consolidated liabilities of the Company (other than the Excluded Liabilities), all as determined in accordance with GAAP applied in a manner consistent with the Financial Statements except, in the case of dates other than a year end, for normal, year-end adjustments.

“Non Adverse Election” has the meaning assigned to such term in Section 12.7.

“Notice” means any notice, request, demand or other communications required or permitted to be given or made under this Agreement by either Party.

“Order” means any order, injunction, judgment, decree, ruling, writ or assessment.

“Owned Intellectual Property” has the meaning assigned to such term in Section 4.15.

“Owned Real Property” has the meaning assigned to such term in Section 4.18.

“Party” has the meaning assigned to such term in the Preamble.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (i) Encumbrances created by Buyer, or its successors and assigns, (ii) liens for Taxes not yet due and payable, (iii) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable, (iv) Encumbrances of record, (v) any Encumbrances set forth in Schedule 1.1(e) and (vi) such defects, imperfections or irregularities of title, if any, as are not, individually or in the aggregate, material in character, amount, or extent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or other entity.

“Post-Closing Tax Period” means any taxable period ending after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed by the Company or any Subsidiary with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed with by the Company or any Subsidiary with respect to a Pre-Closing Tax Period.

“Preferred Securities” means all of the issued and outstanding 6% Class A Convertible Preferred Stock of the Company prior to the Restructuring Merger and all of the issued and outstanding 6% Class A Convertible Preferred Stock of Seller subsequent to the Restructuring Merger (but prior to the Closing Date).

“Prime Rate” means the prime interest rate reported in The Wall Street Journal on the Closing Date.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Proxy Statement” has the meaning assigned to such term in Section 4.4.

“Purchase Price” means the Base Purchase Price, as adjusted by the Adjustment Amount as hereinafter provided.

“Recommendation” has the meaning assigned to such term in Section 7.3(b).

“Reference Balance Sheet” means a pro forma balance sheet of the Business showing the Net Working Capital as of the Balance Sheet Date, which Reference Balance Sheet has been prepared based on, and in a manner consistent with, the Financial Statements and otherwise in accordance with GAAP, a copy of which is attached hereto as Exhibit C.

“Regulatory Approvals” means all material consents and approvals of Governmental Entities, including those required from the FCC and under the HSR Act, in each case that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Law.

“Related Documents” means, collectively, the Guaranty, the Limited Liability Agreement Amendment and the Stockholder Agreement and any other document, agreement, certificate or instrument delivered in connection with the transactions contemplated by this Agreement.

“Representatives” has the meaning assigned to such term in Section 7.3(a).

“Restructuring Merger” has the meaning assigned to such term in the Recitals.

“Retained E-Mail” means all electronic mail and other computer based communications stored on any electronic, digital or other storage or back up media and retained in the ordinary course of, as the case may be, Parent’s or Seller’s or any of their respective Affiliates’ or any of the Company’s or any Subsidiary’s business.

“Retained Employees” has the meaning assigned to such term in Section 7.4(a).

“Resale Implementation” has the meaning assigned to such term in Section 7.14(b).

“Review Period” has the meaning assigned to such term in Section 7.14(a).

“Roof Rights” has the meaning assigned to such term in Section 7.14(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned to such term in the Preamble.

“Seller Employee Plans” means those Employee Plans maintained by Seller or its Affiliates (other than the Company or the Subsidiaries) for the benefit of current or former employees of Seller and its Affiliates as of the date of this Agreement.

“Seller’s Retained Employees” has the meaning assigned to such term in Section 7.4(a).

“Special Committee” has the meaning assigned to such term in the Recitals.

“Special Meeting” has the meaning assigned to such term in the Recitals.

“State Licenses” has the meaning assigned to such term in Section 4.9(a).

“State PUCs” means the state public service and public utilities commissions and agencies, commissions, and similar bodies performing similar functions.

“Starfire” means Starfire Holdings Corporation, a Delaware corporation.

“Stockholder Agreement” means that agreement dated as of the date hereof between Seller and Cardiff Holding LLC, attached as Exhibit D hereto.

“Stockholder Approval” has the meaning assigned to such term in Section 8.4.

“Stockholders’ Meeting” has the meaning assigned to such term in Section 7.6(c).

“Stock Incentive Plan” has the meaning assigned to such term in Section 7.4(e).

“Subsidiary” means each subsidiary of the Company listed on Schedule 1.1(a) and indirect subsidiary of the Company listed on Schedule 1.1(b).

“Superior Proposal” means a Competing Proposal or a bona fide unsolicited written offer for an Alternative Transaction, which in either case has been determined by the Special Committee in good faith, after consultation with, and based in part on the advice of, its legal and financial advisors, to be more favorable to the Company than the transactions contemplated by this Agreement after taking into account any conditions to and risks of consummation and the ability of the party making such proposal to obtain financing for such Alternative Transaction, provided that neither a Competing Proposal nor and Alternative Transaction shall be deemed to be a Superior Proposal if (a) it is subject to the satisfaction of the Competing Bidder or any party providing financing to the bid with the results of any further due diligence investigation of the Company; or (b) it is subject to a financing condition, other than a condition coupled with a commitment letter or commitment letters from a financial institution or financial institutions of recognized standing which themselves contain only customary conditions and are not subject to internal approvals.

“Tax Claims” has the meaning assigned to such term in Section 12.10.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including such item for which a liability arises as a transferee or successor-in-interest.

“Tax Allocation Agreement” means that agreement dated as of January 16, 2003 between Starfire, the Company, and certain subsidiaries of the Company.

“Tax Termination and Indemnity Agreement” means an agreement dated as of the Closing Date substantially in the form of Exhibit E hereto.

“Taxing Authority” means any Governmental Entity responsible for the imposition, administration or collection of any Tax.

“Tax Return” means any return or report, declaration, claim for refund, information return or statement relating to Taxes, including any related schedules and attachments, with respect to Taxes, and including any amendment thereto.

“Third Party” means any Person other than (i) Seller or any of its Affiliates (including the Company and the Subsidiaries) or (ii) Buyer or any of its Affiliates.

“Trademark” has the meaning assigned to such term in Section 7.12(a).

“Trademark Transition Period” has the meaning assigned to such term in Section 7.12(a).

“Transferred Employees” has the meaning assigned to such term in Section 7.4(a).

“Warrants” mean the Series A Warrants, Series B Warrants and Series C Warrants, exercisable for Common Stock of the Company prior to the Restructuring Merger and for Common Stock of Seller after the Restructuring Merger, each issued pursuant to separate Warrant Agreements between the Company and American Stock Transfer and Trust Company, dated January 16, 2003.

“XO” has the meaning assigned to such term in the Preamble.

“XO LLC” has the meaning assigned to such term in the Recitals.

“XO Plan of Reorganization” means the Third Amended and Restated Chapter 11 Plan of Reorganization (including all exhibits thereto) of the Company, dated July 22, 2002, confirmed by the United States Bankruptcy Court for the Southern District of New York in the case commenced by the Company’s voluntary petition for relief under chapter 11 of the Bankruptcy Code, filed on June 17, 2002.

“XO Severance Plan” has the meaning assigned to such term in Section 7.4(c).

“XO Standard Plan” has the meaning assigned to such term in Section 7.4(c).

      1.2     Construction. In construing this Agreement, the following principles shall be followed:

(i) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(ii) references to Articles, Sections, Disclosure Schedules, Exhibits and other subdivisions refer to the Articles, Sections, Disclosure Schedules, Exhibits and other subdivisions of this Agreement;

(iii) a reference to any Person shall include such Person’s predecessors and successors;

(iv) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(v) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iii) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined; and

(iv) the plural shall be deemed to include the singular and vice versa.
ARTICLE 2
TERMS OF THE TRANSACTION
      2.1     Agreement to Sell and to Purchase the Equity Interests. At the Closing, and on the terms and subject to the conditions in this Agreement, Seller shall sell, assign, transfer, deliver and convey the Equity Interests to Buyer, and Buyer shall purchase and accept the Equity Interests, in each case free and clear of all Encumbrances.
      2.2     Purchase Price and Payment. In consideration of the sale of the Equity Interests to Buyer, Buyer shall pay to Seller at the Closing, in immediately available funds, an amount equal to the Base Purchase Price. The Base Purchase Price shall be subject to adjustment in respect of the Adjustment Amount as provided in Section 2.3. Such payment shall be made by confirmed wire transfer to a bank account or accounts to be designated by Seller in the amount shown in Seller’s statement delivered to Buyer in accordance with Section 2.3 (which may include the accounts of lender under the Credit Agreement and holders of Preferred Securities).
      2.3     Calculation and Payment of Adjustment Amount.
      (a) Adjustment Amount. The “Adjustment Amount” equals the amount by which the amount of Net Working Capital shown on the Closing Date Balance Sheet is greater than or less than the Baseline Working Capital. For the avoidance of doubt, if the amount of Net Working Capital shown on the Closing Date Balance Sheet is greater than the Baseline Working Capital, the Base Purchase Price will be effectively increased by the Adjustment Amount and if the amount of Net Working Capital shown on the Closing Date Balance Sheet is less than the Baseline Working Capital, the Base Purchase Price will be effectively decreased by the Adjustment Amount.
      (b) Closing Date Balance Sheet and Adjustment Amount. As promptly as practicable after the Closing Date, and in any event not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a balance sheet of the Business showing Net Working Capital as of the Closing Date (the “Closing Date Balance Sheet”)prepared in accordance with GAAP applied in a manner consistent with the Reference Balance Sheet, and (ii) a statement of Buyer (the “Adjustment Statement”) showing in reasonable detail its calculation of the Adjustment Amount. Buyer agrees, at no cost to Seller, to give Seller and its authorized representatives reasonable access to the Company’s (and any Subsidiary’s) employees, premises, offices and other facilities and to the Company’s and each Subsidiary’s books and records, as are reasonably necessary to allow Seller and its authorized representatives to review, verify and audit the Closing Date Balance Sheet and the Adjustment Statement.
      (c) Dispute Resolution. The Adjustment Statement shall become final and binding on Seller and Buyer as to the Adjustment Amount on the 30th day following the date the Adjustment Statement is received by Seller (the “Dispute Deadline Date”), unless prior to the Dispute Deadline Date, Seller delivers Notice to Buyer of its disagreement. Seller’s Notice shall set forth all of Seller’s disputed items together with Seller’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Seller proposes such changes. If Seller has delivered a timely Notice of disagreement, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items to determine the Adjustment Amount, which in no event shall be more favorable to Buyer than reflected on the Adjustment Statement prepared by Buyer nor more favorable to Seller than shown in the proposed changes delivered by Seller pursuant to its Notice of disagreement. If all of Seller’s disputed items have not been resolved by Buyer and Seller by the 60th day following Seller’s receipt of the Adjustment Statement, then Seller’s disputed items shall be submitted to binding arbitration by an independent nationally recognized accounting firm without any material financial relationship to either Buyer or Seller, as mutually selected by Buyer and Seller within five (5) business days after the end of the foregoing 60-day period (or in the absence of agreement between Buyer and Seller by the close of business on such 5th business day as selected by Seller). The fees and expenses of such arbitration shall be borne 50% by Seller and 50% by Buyer. The determination of the Adjustment Amount by such arbitration shall be final and binding upon Buyer and Seller as to the Adjustment Amount.
      (d) Final Date. The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Adjustment Statement on the Dispute Deadline Date unless a dispute Notice is given in accordance with Section 2.3(c) with respect to the calculation thereof. If such a dispute Notice is given, the Adjustment Amount shall be deemed finally determined on the date that the selected accounting firm gives Notice to Buyer and Seller of its determination with respect to all disputes regarding the calculation thereof, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.
      (e) Payments. If the Adjustment Amount, as finally determined, reflects that the amount of Net Working Capital shown on the Closing Date Balance Sheet is greater than the Baseline Working Capital, then Buyer shall pay to Seller the Adjustment Amount, plus interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Prime Rate. If the Adjustment Amount, as finally determined, reflects that the amount of Net Working Capital shown on the Closing Date Balance Sheet is less than the Baseline Working Capital, then Seller shall pay to Buyer the Adjustment Amount, plus interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Prime Rate.
      Any payment shall be made within ten (10) business days of the date the Adjustment Amount is deemed to be finally determined pursuant to Section 2.3(d).
ARTICLE 3
CLOSING
      3.1     Closing. Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date. The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other place as the Parties may agree, at 10:00 a.m., EST, on the second business day following the satisfaction or waiver of all conditions set forth in Articles 8, 9 and 10 or at such other time as the Parties may agree. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

      3.2     Deliveries by Seller. At the Closing, Seller will deliver the following documents to Buyer:

(a) a certificate executed on behalf of Seller by the president, senior vice president, or vice president of Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled;

(b) evidence that all agreements between the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Subsidiary), on the other hand, listed on Schedule 3.2(b) shall have been canceled or terminated; and

(c) the certificates, instruments and documents listed below:

(i) certificates, if any, representing the Equity Interests, together with assignments or other instruments of transfer duly endorsed in blank, or accompanied by stock powers or other instruments of transfer duly executed in blank, and otherwise in form acceptable for transfer of the Equity Interests to Buyer;

(ii) minute books, stock records, and corporate seal (if any) of the Company and each Subsidiary, provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 3.2(c)(ii) if such item has been delivered to or is otherwise located at any office of the Company or any Subsidiary;

(iii) such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement;

(d) evidence that (i) all outstanding Obligations (as defined in the Credit Agreement) under the Credit Agreement shall have been paid in full (or will be paid in full on the Closing Date) and that upon such payment, no further Obligations (as defined in the Credit Agreement) of the Company or any Subsidiary shall be outstanding thereunder and (ii) prior to the Closing Date, Seller has made an offer to repurchase all of the outstanding Preferred Securities, which if accepted, would take place simultaneously with the Closing;

(e) a counterpart signature page to the Tax Termination and Indemnity Agreement duly executed by Seller, XO LLC and Subsidiaries; and

(f) an executed legal opinion from Willkie Farr & Gallagher LLP, counsel to Seller and the Company, with respect to the authorization, legality and enforceability of the Restructuring Merger, in form and substance reasonably satisfactory to counsel to the Buyer.
      3.3     Deliveries by the Buyer. At the Closing, Buyer will deliver the following documents to Seller:

(a) a certificate executed by the president, senior vice president, or vice president of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled;

(b) such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(c) a counterpart signature page to the Tax Termination and Indemnity Agreement duly executed by Starfire.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF XO AND SELLER
      Except as set forth in Seller’s Disclosure Schedules, XO and Seller hereby represent and warrant to Buyer as follows:
      4.1     The Company and the Subsidiaries.
      (a) Organization and Power. As of the date hereof, XO is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware. On the Closing Date, after the Restructuring Merger XO LLC will be duly formed and validly existing as a Delaware limited liability company. Schedule 1.1(a) lists each Subsidiary, the jurisdiction of incorporation or formation of each Subsidiary, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Subsidiary. Each corporate Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each other Subsidiary is duly formed and validly existing under the laws of the jurisdiction of its formation. As of the date hereof, XO has, and on the Closing Date, XO LLC will have, and each Subsidiary has all requisite corporate or other power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted. On the Closing Date, other than the Equity Interests and LMDS Holdings, Seller will not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. On the Closing Date, other than the Subsidiaries and Marketable Securities, XO LLC will not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. Other than the indirect subsidiaries set forth on Schedule 1.1(b) (the “Indirect Subsidiaries”), no Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest in any other Person.
      (b) No Encumbrances. On the Closing Date, all the Equity Interests will be owned by Seller and, except as otherwise indicated on Schedule 4.1(b), and with the exception of any Encumbrances on the Equity Interests held by the Buyer, all of the outstanding capital stock or other equity interests of each Subsidiary will be owned directly or indirectly by XO LLC, in each case free and clear of all Encumbrances other than (i) restrictions on transfer that may be imposed by federal or state securities laws; and (ii) those that arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates. All outstanding shares of capital stock of each corporate Subsidiary have been validly issued and are fully paid and nonassessable. At the Closing Date, the Equity Interests (to the extent applicable) will be validly issued and fully paid. The equity interests of each other Subsidiary have been validly issued and are fully paid (to the extent required at such time). No shares of capital stock or other equity interests of the Company or any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.
      (c) No Options. Except as set forth on Schedule 4.1(c), there are outstanding (or will be outstanding as of the Closing Date), as the case may be, (i) no shares of capital stock or other voting securities of the Company or any Subsidiary, (ii) no securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of the Company or any Subsidiary, (iii) no options or other rights to acquire from Seller, the Company or any Subsidiary, and no obligation of Seller, the Company or any Subsidiary to issue or sell, any shares of capital stock or other voting securities of the Company or any Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company or any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.
      (d) Qualification. As of the date hereof, XO is, XO LLC at the Closing Date will be, and each of the Subsidiaries is duly qualified or licensed to do business as a corporation or limited liability company, as applicable, and each of the corporate Subsidiaries is in good standing in each of the jurisdictions set forth opposite its name on Schedule 4.1(d), which are all the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.
      4.2     Charter and Bylaws. Seller has made available to Buyer accurate and complete copies of the Company’s and each Subsidiary’s certificate of incorporation and bylaws (or equivalent organizational documents) as currently in effect and stock records or equity interest ledgers of the Company and the Subsidiaries as well as accurate and complete copies of the Limited Liability Company Agreement and LLC Certificate of XO LLC, as the same will be in effect following the Restructuring Merger and the Limited Liability Agreement Amendment.
      4.3     Authority Relative to this Agreement. As of the date hereof XO and Seller have the full corporate power and authority to execute, deliver and perform this Agreement and any Related Document and to consummate the transactions contemplated by this Agreement, including the Restructuring Merger. The execution, delivery and performance of this Agreement and any Related Document by Seller and XO and the consummation by Seller and XO of the transactions contemplated hereby and thereby, including the Restructuring Merger, have been (or in the case of Seller will have been) duly authorized by all necessary corporate or other action. This Agreement has been duly executed and delivered by XO and Seller and, assuming due execution and delivery by Buyer constitutes a valid and binding obligation of XO and Seller, as the case may be, enforceable against XO and Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
      4.4     No Conflicts. Except for (i) applicable requirements, if any, of the Exchange Act and the Exchange Act (including the filing with the SEC of a proxy statement relating to any required approval by Seller’s stockholders of the transactions contemplated by this Agreement (including without limitation the Limited Liability Agreement Amendment) (the “Proxy Statement”)), and (ii) assuming all consents, approvals, authorizations, and other actions described in Section 4.8 or 4.9 and Section 7.2 have been obtained, and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates or as described in Section 7.2 or on Schedule 4.4, the execution, delivery and performance of this Agreement by XO and Seller and the consummation by it of the transactions contemplated hereby, including the Restructuring Merger, do not and will not (a) violate or breach the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or any Subsidiary or (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the assets or properties of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected, except as would not have, individually or in the aggregate, a Material Adverse Effect.
      4.5     Financial Statements. The consolidated financial statements of the Company and the Subsidiaries (including any related schedules and/or notes) included in the Disclosure Documents (the “Financial Statements”), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-K and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as set forth on Schedule 4.5 or disclosed in the Disclosure Documents filed prior to the date hereof, neither the Company nor any Subsidiary has any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except liabilities and obligations incurred in the ordinary course of business since June 30, 2005 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Reference Balance Sheet fairly presents the Net Working Capital of the Business as of the Balance Sheet Date, and has been prepared based on, and in a manner consistent with, the Financial Statements and otherwise in accordance with GAAP.
      4.6     Absence of Certain Changes. Except as set forth on Schedule 4.6 or as disclosed in the Disclosure Documents filed prior to the date hereof or as contemplated by this Agreement or any of the Related Documents, since June 30, 2005, none of the Company or any of the Subsidiaries have suffered any change, event or development or series of changes, events or developments which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
      4.7     Litigation.
      (a) Except (i) as set forth on Schedule 4.7(a) or (ii) as disclosed in the notes to the Financial Statements included in the Disclosure Documents filed prior to the date hereof, there is no litigation pending or, to the knowledge of Seller, threatened against Seller, the Company, or any of the Subsidiaries or involving the Business by or before any court, arbitrator or other Governmental Entity which (A) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any of the Related Documents, including the Restructuring Merger, or (B) if resolved adversely to Seller, the Company, or any Subsidiary would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
      (b) Except as set forth on Schedule 4.7(b) or as disclosed in the Disclosure Documents filed prior to the date hereof, none of Seller, the Company or any of the Subsidiaries are in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and none of Seller, the Company nor any of the Subsidiaries is a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity which, in either case, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
      4.8     Regulatory Consents. Except as set forth on Schedule 4.8 or as covered by Section 4.9, neither the execution, delivery or performance by Seller of this Agreement or any of the other Related Documents nor the consummation of the transactions contemplated hereby or thereby, including the Restructuring Merger, will require any Regulatory Approval or any notification to, filing with, or exemption or waiver by, any Governmental Entity on the part of Seller, the Company or any of the Subsidiaries (other than where the failure to comply with which or to obtain would not, individually or in the aggregate, have a Material Adverse Effect).
      4.9     Communications Regulatory Matters.
      (a) Except as set forth on Schedule 4.9(a), the Company and each Subsidiary have all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from (i) the State PUCs (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “State Licenses”); (ii) the FCC (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the “FCC Licenses”); (iii) the applicable foreign Governmental Entities having jurisdiction over the Company or any of the Subsidiaries or, insofar as the Business is concerned, Seller (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “Foreign Licenses”); and (iv) the appropriate municipal Governmental Entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “Local Authorizations”) that are required for the conduct of the Business as presently conducted; except where the failure to hold such Communications Licenses would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The FCC Licenses, Foreign Licenses, Local Authorizations and the State Licenses are hereafter collectively referred to as the “Communications Licenses”. All of the Communications Licenses other than the Local Authorizations are set forth on Schedule 4.9(b).
      (b) Other than Communications Licenses the loss of which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any materially adverse manner and is not subject to conditions or requirements that are not generally imposed on such authorizations.
      (c) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) each holder of a Communications License has operated in compliance with all terms thereof; and (ii) each holder of a Communications License is in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any applicable state or local regulations, and each such holder has filed all registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act, any non U.S. laws or regulations or any applicable state or local regulations. Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (x) there is no pending or, to the knowledge of Seller, threatened action by or before the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (y) except as set forth in Schedule 4.9(c)(ii), there is not now issued, outstanding or, to the knowledge of Seller, threatened, any notice by the FCC, any State PUC, any municipal Governmental Entity or any foreign Governmental Entity of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Company’s industry as a whole) relating to the Business.
      4.10     Compliance with Applicable Laws. Except as (i) set forth on Schedule 4.10, (ii) disclosed in the Disclosure Documents filed prior to the date hereof or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company (only to the extent it relates to the Business) and each Subsidiary are in compliance with all Applicable Laws, and neither the Company nor any Subsidiary has received any notice of any alleged violation of any Applicable Law. In addition to the Communications Licenses, the Company and the Subsidiaries hold all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the Business as presently conducted (collectively, “Licenses”), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth on Schedule 4.10 or as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and the Subsidiaries have all Licenses, and all of such Licenses are valid and in full force and effect, and the Company (where applicable) and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses.
      4.11     Commitments. The Disclosure Documents and Schedule 4.11, disclose or list as of the date hereof each material binding contract, agreement, understanding, arrangement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto (“Commitments”) of the following types to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their properties may be bound or subject: (a) Commitments containing covenants purporting to limit the freedom of the Company or any of the Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals that would individually or in the aggregate have a Material Adverse Effect; (b) written Commitments relating to planned or in process capital expenditures or other purchases in excess of $7,500,000; (c) Commitments relating to indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of the Company or any Subsidiary involving indebtedness in amounts in excess of $7,500,000; (d) written Commitments relating to the acquisition or disposition of any operating business or the capital stock of any Person in each case having a purchase price in excess of $4,000,000 that has not been consummated or that has been consummated but contains representations, warranties, covenants, guarantees, indemnities or other obligations that remain in effect; (e) Commitments in respect of any joint venture, partnership or other similar arrangement, but not including any Subsidiary, in each case involving a Commitment of future capital of $4,000,000 on the part of the Company or such Subsidiary; (f) except for performance bonds and sales, use and income taxes, Commitments with any Governmental Entity involving reasonably contemplated annual payments by the Company or any Subsidiary in excess of $2,750,000; (g) Commitments relating to interconnection agreements with local carriers and Commitments with resellers (1) involving payments in 2005 by the Company or any of its Subsidiaries, or reasonably expected to involve payments in 2006 by the

Company or any of its Subsidiaries, in each case in excess of $1,500,000 or (2) with any regional Bell operating company; and (h) Commitments with customers under which the customer is obligated to purchase communications services to the extent such Commitments involve expected payments to the Company or any Subsidiary in 2005 in excess of $11,250,000. Except as set forth on Schedule 4.11 or as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, neither the Company, nor any Subsidiary, nor, to the knowledge of Seller, any other party to a Commitment is in breach thereof; neither the Company nor any Subsidiary has received written notice from any such other party of its intention to cancel, terminate or refuse to renew such Commitment; and the Commitments remain valid and binding and enforceable in accordance with their terms.
      4.12     Financial Advisory Fees. As of the date hereof, no agent, broker, investment bank, other financial advisor, other financial institution is or will be entitled to any fee, commission, expense or other amount from Seller, the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement or the other Related Documents except for the fees and expenses of Jefferies, which will be borne by Seller and not by the Company.
      4.13     Taxes.
      (a) Except as set forth in Schedule 4.13(a), (i) the Company and the Subsidiaries have (or will have by the Closing Date) timely filed or joined on the filing of all material Tax Returns required to be filed by or with respect to any of them, (ii) all material Taxes of the Company and the Subsidiaries due with respect to such returns have been paid or adequate reserves for such Taxes have been established in the financial statements included in the Disclosure Documents filed prior to the date hereof; and (iii) the Company has either withheld and paid over to the relevant Taxing Authority or set aside in accounts for such purpose amounts sufficient to pay all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other Third Parties with respect to the Business. The Restructuring Merger and the transactions described in Section 7.11 will be tax-free to all parties thereto for federal income tax purposes and for state and local income tax purposes in each state in which XO LLC is disregarded as separate from its sole member for such purposes.
      (b) Except as set forth in Schedule 4.13(b), (i) there are no material Encumbrances for Taxes upon the assets of the Company or any Subsidiary, except Permitted Encumbrances; (ii) there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed in writing against the Company or any Subsidiary which are not adequately provided for in the financial statements included in the Disclosure Documents filed prior to the date hereof; (iii) no Taxes or Tax Returns of the Company or any Subsidiary are currently under audit or examination or subject to any other administrative or judicial proceedings by any taxing authority; (iv) neither the Company nor any Subsidiary has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code), or any similar affiliated, combined, consolidated or unitary group for state, local or foreign Tax purposes (other than the group the common parent of which is Starfire, the Company or the Seller), or has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; (v) neither the Company nor any Subsidiary is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Financial Statements (other than the Tax Allocation Agreement); (vi) to the knowledge of Seller, no claim involving material amounts has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that such Person is subject to taxation by that jurisdiction; and (vii) no agreement or other document waiving, extending, or having the effect of waiving or extending the statute of limitations, the period of assessment or collection of any material Taxes on the Company or any Subsidiary and no power of attorney with respect to any such Taxes, has been filed with any governmental authority which waiver, extension or power of attorney is currently in effect.
      4.14     Company Employee Plans.
      (a) Schedule 4.14(a) sets forth a complete list of: all Company Employee Plans and employment agreements of the Transferred Employees.

      (b) None of the Company Employee Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), and neither the Company, any Subsidiary, nor any ERISA Affiliate has any liability due to the termination or reorganization of a Multiemployer Plan.
      (c) None of the Company Employee Plans is subject to Title IV of ERISA and neither the Company nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any plan subject to Title IV of ERISA. Each Company Employee Plan that is intended to qualify under Section 401 of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) and any trust maintained pursuant to any such Company Employee Plan is exempt from federal income taxation under Section 501 of the Code, and to Seller’s knowledge nothing has occurred with respect to the operation of any such Company Employee Plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
      (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date.
      (e) True, correct and complete copies of the following documents, with respect to each of the Company Employee Plans, where applicable, have been made available to the Buyer by Seller: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.
      (f) There are no material pending actions, claims or lawsuits which have been asserted or instituted against the Company Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Plans with respect to the operation of such plans (other than routine benefit claims), nor does Seller have knowledge of facts of any such claim or lawsuit.
      (g) All amendments and actions required to bring the Company Employee Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.
      (h) The Company Employee Plans have been maintained, in all material respects, in accordance with their terms and with the applicable provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and none of the Company, any Subsidiary, or, to the knowledge of Seller, any “party in interest” or “disqualified person” with respect to the Company Employee Plans has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code. To the knowledge of Seller, no fiduciary to any of the Company Employee Plans has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Employee Plan.
      (i) None of the Company Employee Plans provide retiree life or retiree health benefits except as may be required under Section 4980B of the Code or Section 601 of ERISA and at the expense of the participant or the participant’s beneficiary. The Company, the Subsidiaries and the ERISA Affiliates have at all times complied with COBRA Continuation Coverage.
      (j) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees. Except as set forth on Schedule 4.14(j), neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract. No work stoppage or labor strike by employees of the Company and the Subsidiaries is pending or threatened; neither the Company nor any Subsidiary is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters, in each case that is material to the Business; and no organizational effort or other activity the purpose of which is to achieve representation of the employees of the Company and the Subsidiaries has been threatened or is ongoing.
      4.15     Intellectual Property; Technology. Except as would not have a Material Adverse Effect or except as set forth in Schedule 4.15, (a) the Seller has not received notice of any claim against the Company or any Subsidiary asserting that the conduct of the Business as currently conducted infringes upon the intellectual property or proprietary rights of any Third Party, and to the knowledge of the Seller, the conduct of the Business as currently conducted does not infringe upon or misappropriate the intellectual property or proprietary rights of any Third Party; (b) with respect to the patents, patent applications, trademark and service mark applications and registrations, copyright registrations and applications, material unregistered copyrights, domain names and trade names owned by the Company and the Subsidiaries and used in connection with the Business as currently conducted (“Owned Intellectual Property”), the Company and the Subsidiaries, or any of them owns such Owned Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances; (c) with respect to each patent, trademark, service mark, registered copyright, material unregistered copyright and domain name licensed to the Company and the Subsidiaries, or any of them (“Licensed Intellectual Property”), the Company and the Subsidiaries, or any of them, has the right to use such Licensed Intellectual Property in the continued operation of its business pursuant to the terms of the license agreement governing the use of such Licensed Intellectual Property; (d) the Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of Seller, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (f) each license governing the use of the Licensed Intellectual Property is valid and enforceable, is binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability affecting or relating to the rights of creditors or by general principles of equity) on the Company or any Subsidiary and, to the knowledge of Seller, all other parties to such license, and is in full force and effect; (g) neither the Company nor any Subsidiary is, and, to the knowledge of Seller, no other party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect the Company or any Subsidiary’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.
      4.16     Environmental Matters. Except as described in Schedule 4.16, or as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and the Subsidiaries have at all times complied with all Applicable Environmental Laws, including compliance with all Environmental Permits and authorizations required pursuant to all Applicable Environmental Laws; (b) neither the Company nor any Subsidiary is the subject of any litigation related to any Environmental Law with respect to any of the current or past operations of the Business, or any of the currently or formerly owned, leased or used property or assets of the Company and the Subsidiaries; (c) neither the Company nor any Subsidiary has any liability relating to, and neither the Company, any Subsidiary, nor, to the knowledge of Seller, any other Person, has caused or taken any action that will result in any liability or obligation on the part of any the Company or any Subsidiary relating to (x) the environmental conditions on, under, or about the real property or other properties or assets currently or formerly owned, leased, operated or used by the Company and the Subsidiaries or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials; and (d) neither the Company nor any Subsidiary is subject to any outstanding order from, or contractual or other obligation with, or to its knowledge, investigation by, any Governmental Entity or other person in respect of which the Company or any Subsidiary may be required to incur costs arising from the release or threatened release of a Hazardous Material.
      4.17     Insurance. Set forth on Schedule 4.17(a) is a list of all Insurance Policies. The Insurance Policies provide coverage in such amounts, against losses and with such insurers as are commercially reasonable when considered in light of the nature of the assets and operations of the Company and the Subsidiaries. All premiums due and payable with respect to the Insurance Policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any Insurance Policy has been received by the Company or any Subsidiary. Except as set forth on Schedule 4.17(b), there are no pending claims of the Company or any Subsidiary under any other such policies in excess of $1,000,000.

      4.18     Property. Schedule 4.18(a) contains a complete and accurate list of all real property owned (the “Owned Real Property”) by the Company or any Subsidiary. The Company or such Subsidiary, as applicable, holds good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 4.18(b) contains a complete and accurate list of all real property leased by the Company or any Subsidiary (the “Leased Property”). The Company or such Subsidiary, as applicable, has a good and valid leasehold interest in the Leased Property, free and clear of all Encumbrances, other than (A) the Permitted Encumbrances, (B) any Encumbrances that do not affect the leasehold interest in the Leased Property, or (C) the leases themselves.
      4.19     Recommendation of Special Committee and Opinion of Financial Advisor. (a) The Special Committee, at a meeting duly called and held, unanimously adopted this Agreement and determined that the consideration to be paid by Buyer is fair, from a financial point of view, to Seller and has recommended that the Board recommend that the stockholders of the Company and Seller vote for the adoption of this Agreement and recommend that the stockholders of the Company and Seller vote for the adoption of this Agreement and the transactions contemplated hereby and by the Related Documents.
      (b) Jefferies has rendered to the Special Committee a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the consideration to be paid by Buyer is fair from a financial point of view to Seller, a complete and correct written copy of which has been delivered to Buyer. The Company has received the approval of Jefferies to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Jefferies’ review of the Proxy Statement.
      4.20     No Other Representations. Except as and to the extent set forth in this Article 4, Seller makes no representations or warranties whatsoever to Buyer and hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any Affiliate thereof). Seller makes no representations or warranties to Buyer regarding the probable success or profitability of any of the businesses or operations of the Company and the Subsidiaries.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER
      The Buyer represents and warrants to Seller as follows:
      5.1     Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
      5.2     Authority Relative to This Agreement. The Buyer has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and any Related Documents to which it is a party. The execution, delivery, and performance by the Buyer of this Agreement and such Related Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by XO and Seller, constitutes, and each such Related Document executed or to be executed by the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and, assuming due execution and delivery by XO and Seller, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

      5.3     No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 5.4 and Section 7.2 have been obtained and all filings listed in Section 5.4 and Section 7.2 have been made, and except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance of this Agreement by the Buyer does not and will not (a) violate or breach the organizational documents of the Buyer, (b) violate or breach any Applicable Law binding upon Buyer, except as would not have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Buyer is a party or by which any of such assets or properties is bound or affected, except as would not have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.
      5.4     Consents, Approvals, and Licenses. No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) applicable requirements of the HSR Act, if any, and (b) where failure to obtain such consent, approval, authorization, or action, or to make such filing would not have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.
      5.5     Financing. The Buyer or the Guarantor, as the case may be, has, and at the Closing will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable Buyer to pay the full Purchase Price to Seller when required hereunder.
      5.6     Legal Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief from the Buyer in connection with this Agreement or the transactions contemplated hereby.
      5.7     Brokerage Fees. The Buyer nor any of its respective Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby for which Seller or its Affiliates will have any responsibility or liability.
      5.8     Tax Treatment. The Buyer does not plan to make an election or to cause an election to be made to classify the Company (or an entity treated as its successor for corporate law purposes) as, or otherwise to convert such entity into an entity treated as, a corporation for United States federal income tax purposes.
ARTICLE 6
CONDUCT OF THE COMPANY AND THE SUBSIDIARIES PENDING CLOSING
      With the exception of the Excluded Assets and Excluded Liabilities, XO, only for the period prior to the Closing Date, and Seller hereby covenant and agree with Buyer as follows:
      6.1     Conduct and Preservation of the Company and the Subsidiaries. Except as provided in this Agreement (including the actions contemplated by Section 7.6, the Recitals and Schedule 6.2), during the period from the date hereof to the Closing, Seller shall use commercially reasonable efforts to cause the Company and each Subsidiary to conduct its operations according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws and shall use commercially reasonable efforts to preserve, maintain and protect its assets, rights and properties, but neither Seller, the Company nor any Subsidiary shall be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice. Seller agrees to use its commercially reasonable efforts to keep the Insurance Policies in force through Closing.
      6.2     Restrictions on Certain Actions. Without limiting the generality of Section 6.1, and except as set forth in Schedule 6.2, as required under the Credit Agreement, as required by Applicable Law or as otherwise expressly provided in this Agreement (including the actions contemplated by Section 7.6 and in the Recitals), prior to the Closing, neither XO nor any Subsidiary shall and XO shall not permit any Subsidiary, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(a) amend its charter or bylaws or other governing instruments;

(b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise, except in the ordinary course of business) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof, it being understood, however, that issuance of shares of capital stock described in (i) above upon the exercise of existing options or warrants listed in Schedule 4.1 shall not be restricted by this provision;

(c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem or otherwise acquire any of its securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary, it being understood, however, that the provisions set forth in (i) — (iii) above shall not apply to any actions taken by the Company with respect to its stock plans set forth in Schedule 4.14(a) as a result of the Restructuring Merger;

(d) except in the ordinary course of business consistent with past practice, (i) create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person, except for obligations of wholly owned subsidiaries or of the Company or any Subsidiary; (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned subsidiaries or to the Company or any Subsidiary and customary loans or advances to employees in amounts not material to the maker of such loan or advance); or (iii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Encumbrance thereupon other than Permitted Encumbrances;

(e) (i) except as may be required by Applicable Law or as a result of the actions contemplated by Section 7.6, or except to the extent consistent with amendments or modifications made to similar plans or arrangements of Seller or its corporate parents, enter into, adopt or make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; provided, however, that the Seller, the Company or any Subsidiary may make such adjustments or amendments to such plans, funds or arrangements as the Seller deems necessary or appropriate to comply with Section 409A of the Code or ensure that the amounts payable to any such plans, funds or arrangements are not subject to the income inclusion requirements and penalty tax imposed under Section 409A(a)1) of the Code or (ii) pay to any director, officer or employee any benefit not permitted by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

(f) acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and the Subsidiaries, considered as a whole;

(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(h) make any capital expenditure or expenditures in excess of the aggregate amount set forth in the capital expenditures budget set forth as Schedule 6.2(h) (it being understood that Seller may revise the line items but not the total amount of capital expenditures on Schedule 6.2(h) prior to the Closing), and reasonable expenditures in excess thereof made by the Company or any Subsidiary in connection with any emergency or other force majeure events affecting the Company or such Subsidiary;

(i) pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements included in the Disclosure Documents filed prior to the date hereof or incurred since June 30, 2005 in the ordinary course of business consistent with past practice and in connection with any Proceeding;

(j) except as may be required under Section 3.2(b), amend, modify, or change any Commitment in a manner which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(k) except as set forth in Schedule 6.2(k), change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP; or

(l) enter into a contract, agreement or undertaking to do any of the foregoing, or authorize or announce any intention to do any of the foregoing.
ARTICLE 7
ADDITIONAL AGREEMENTS
      Except with respect to the Excluded Assets and Excluded Liabilities, the parties hereby covenant and agree as follows:
      7.1     Access to Information and Confidentiality.
      (a) Access. Between the date hereof and the Closing, Seller (i) shall give the Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance Notice, to such employees, facilities, and such books and records, of the Company and the Subsidiaries, as are reasonably necessary to allow the Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 4 and (ii) shall cause officers of the Company and the Subsidiaries to furnish the Buyer and its authorized representatives with such financial and operating data and other information with respect to the Company and the Subsidiaries as the Buyer may from time to time reasonably request. Seller shall have the right to have a representative present at all times during any such inspections, interviews and examinations. Additionally, between the date hereof and the Closing, the Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in Section 7.1(e)or any applicable confidentiality agreement between the Parties containing standard terms for a transaction of the nature contemplated by this Agreement (and in no event less than the standard set forth in Section 7.1(e)). The Buyer shall have no right of access to, and Seller shall have no obligation to provide to the Buyer, (1) bids received from others in accordance with Section 7.3 and information and analysis (including financial analysis) relating to such bids, or (2) any information the disclosure of which would jeopardize any privilege available to the Company, any Subsidiary or Seller relating to such information or would cause Seller, the Company, any Subsidiary or any of their Affiliates to breach a confidentiality obligation or (3) except to the extent contemplated in Section 7.1(d), Retained E-Mail (the “Excluded Information”). The Buyer agrees that if the Buyer or its authorized representatives receive, or if the information (whether in electronic mail format, on computer hard drives or otherwise) held by the Company or any Subsidiary as of the Closing includes, information that relates to the business operations or other strategic matters of Seller or any of its Affiliates (other than the Company and the Subsidiaries), such information shall be held in confidence on the terms and subject to the conditions contained in any applicable confidentiality agreement or in Section 7.1(e), as applicable, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of two years from the Closing. The Buyer further agrees that if Seller, the Company or any Subsidiary inadvertently furnishes to the Buyer copies of or access to information that is subject to clause (2) of the second preceding sentence, the Buyer will, upon Seller’s request promptly return same to Seller, the Company or such Subsidiary together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format) and delete any e-mail containing any such information after providing copies of such e-mail to Seller. The Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any Losses asserted against or suffered by Seller or its Affiliates relating to, resulting from, or arising out of the negligence of Buyer or its authorized representatives in performing any examinations or inspections pursuant to this Section 7.1(a).
      (b) Retention by Seller. The Buyer agrees that Seller may retain (i) a copy of all materials included in the Data Room, together with a copy of all documents referred to in such materials, (ii) all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (iii) copies of any books and records which may be relevant in connection with disputes arising hereunder, (iv) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or any of its Affiliates, and (v) all Retained E-Mail; provided however, that if the Closing occurs Seller shall not disclose any of the foregoing to any Third Party without the prior written consent of Buyer unless Seller is advised by legal counsel that such disclosure is required by Applicable Law and provides prompt Notice of such advice to Buyer.
      (c) Record Preservation by Buyer. The Buyer agrees that Buyer shall preserve and keep all books and records relating to the business or operations of any of the Company and the Subsidiaries on or before the Closing Date in Buyer’s possession for a period of at least 10 years from the Closing Date. After such 10-year period, before Buyer shall dispose of any of such books and records, at least 90 calendar days’ prior Notice to such effect shall be given by Buyer to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of the Company and the Subsidiaries relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if any possibility exists that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 10-year period set forth in this Section 7.1(c).
      (d) Cooperation. Each Party agrees that it will cooperate with and make available to the other Party during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence with respect to the Company and the Subsidiaries after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation or dispute, (ii) any litigation or investigation, or (iii) any other matter requiring any such books and records, information or employees for any reasonable business purpose; provided that with respect to providing the Buyer access to Retained E-Mail, Seller need provide access to the Buyer upon the Buyer’s request, and need furnish the Buyer with copies of, only those portions of the Retained E-Mail that pertain or relate to the Company or any of the Subsidiaries or their respective business or assets. The Party requesting any such books and records, information, or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information, or employees. Seller may require certain financial information relating to the Company and the Subsidiaries’ businesses for periods prior to the Closing Date for the purpose of filing federal, state, local, and foreign Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Seller at Seller’s request and expense.
      (e) Confidentiality. The Parties agree that the terms and conditions of the transactions contemplated hereby and information provided to the Buyer in connection with the execution of this Agreement and the transactions contemplated hereby shall be subject to the same standard of confidentiality as is contained in any confidentiality agreement regarding the transactions contemplated by this Agreement between Seller and the

Buyer or, if no such confidentiality agreement exists, the standards and procedures used by each of Seller and the Buyer in maintaining its own confidential information, but in any case, shall be no less than the standards of confidentiality reasonable and typical for transactions of this kind.
      7.2     Antitrust, FCC and Other Authorizations and Consents.
      (a) Filings. Each Party shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to approval from the FCC, if required, and other Regulatory Approvals) and other Third Parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. To the extent required by the HSR Act, each Party shall (i) file or cause to be filed, as promptly as practicable but in no event later than the first business day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Buyer shall pay the filing fees payable in connection with the filings by the Parties required by the HSR Act.
      (b) Transfer. If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit or other document. If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit or document, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and demand. Buyer agrees that (a) if any of the assets referred to in Section 7.11 require the consent of any party thereto other than the Company, any Subsidiary, Seller or any of its Affiliates and such consent is not received prior to Closing, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document, and (b) if any such consent cannot be obtained, Buyer shall cooperate in any reasonable arrangement designed to obtain for Seller all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and demand.
      (c) Third Party Consents. The Parties shall each use their reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Third Parties required in connection with the Closing and the performance of this Agreement as soon as practicable. The Buyer will use its reasonable best efforts to assist Seller in obtaining any consents of Third Parties necessary or advisable in connection with the transactions contemplated by this Agreement, including providing to such Third Parties such financial statements and other publicly available financial information with respect to the Buyer as such Third Parties may reasonably request.
      (d) Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, except as otherwise provided in this Agreement (to the extent a higher standard is indicated) each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.
      7.3     Alternative Transactions.
      (a) From and after the date hereof until the Closing Date, the Company and Seller shall, and shall cause the Subsidiaries and their respective officers, directors and (using XO’s and Seller’s commercially reasonable efforts) their respective attorneys, investment bankers, accountants and other agents and representatives (collectively, the “Representatives”) to, (i) cease and cause to be terminated any and all existing activities, discussions or negotiations with Third Parties conducted prior to the date hereof with respect to the direct or indirect sale, transfer or other disposition, in one or more transactions, of all or substantially all, or any material portion, of the assets or stock of the Company, Seller or the Business (an “Alternative Transaction”) and (ii) not initiate or solicit any inquiries or the making of any proposal or offer with respect to an Alternative Transaction. In addition to the notification required under Section 7.3(c), from and after the date hereof, the Company shall notify the Buyer promptly after receipt by the Company or Seller (or any of its Representatives) of any inquiry relating to any potential Alternative Transaction and the terms of such proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, and shall keep the Buyer informed on a current basis with respect to any significant developments with respect to the foregoing. Notwithstanding the foregoing, the provisions of this Section 7.3(a) shall not apply to the Company’s ongoing discussions and negotiations with the Competing Bidder and its investment bankers, attorneys, agents and other representatives through November 15, 2005.
      (b) Prior to the date hereof, the Special Committee has affirmatively recommended, and the Board, acting upon such affirmative recommendation of the Special Committee, has adopted a resolution resolving (subject to the terms and conditions of this Agreement) to recommend that the stockholders of the Company and Seller vote for the adoption of this Agreement and the approval of the transactions contemplated hereby and by the Related Documents (in each case, the Special Committee or Board’s “Recommendation”). Subject to Section 7.3(c) and Section 7.3(d), neither the Board nor the Special Committee shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Buyer, the Recommendation or make any statement, filing or release in connection with the Stockholders’ Meeting or otherwise, inconsistent with the Recommendation, (ii) approve, recommend or propose publicly to approve or recommend, any Alternative Transaction and/or (iii) enter into (or cause Seller to enter into) any letter of intent, agreement in principle or acquisition agreement relating to any Alternative Transaction.
      (c) Notwithstanding the foregoing Section 7.3(a) and Section 7.3(b), if, prior to Stockholder Approval, (i) either the Company or Seller has received a Competing Proposal or a bona fide unsolicited written proposal for an Alternative Transaction from a Third Party and (ii) the Special Committee has reasonably determined that such Competing Proposal or proposed Alternative Transaction constitutes a Superior Proposal, the Special Committee or the Board acting upon the Recommendation of the Special Committee, may change its Recommendation and following such change, may take any of the actions described in Section 7.3(a) and may enter into a definitive agreement with respect to such Superior Proposal, but only if (A) the Company or the Special Committee notifies the Buyer in writing of its intention to take such action at least three (3) business days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the Person making such Superior Proposal, and (B) Buyer does not make, within three (3) business days of receipt of such written notification, an offer that the Special Committee determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Seller shall not change the Recommendation as a result of such Superior Proposal or enter into any binding agreement with respect to such Superior Proposal prior to the expiration of such three (3) business day period, and that the Company shall postpone or adjourn the Stockholders’ Meeting, as necessary, to accommodate the procedures set forth in this sentence. If within such three (3) business day period, Buyer makes an offer that the Special Committee determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, the Company, Seller and their respective Representa-

tives shall continue to negotiate in good faith with each of Buyer and the Competing Bidder or Third Party bidder, as the case may be, until the Special Committee reasonably determines in good faith, after consultation with, and based in part on the advice of, its legal and financial advisors, that the final proposal of either Buyer or the Competing Bidder or Third Party bidder, as the case may be (such party, the “Superior Bidder”) is more favorable to the Company than the final proposal made by the other bidding party (such party, the “Inferior Bidder”) after taking into account any conditions to and risks of consummation of such proposal; provided, however, in no event shall the Special Committee make any such determination without providing the then Inferior Bidder with an additional three (3) business days to increase its proposal and thereby become the Superior Bidder. After such three (3) business day period, the Board, acting upon the Recommendation of the Special Committee, may approve or recommend that the stockholders of the Company and Seller vote for any Competing Proposal or Alternative Transaction that the Special Committee has determined constitutes a Superior Proposal and terminate this Agreement in accordance with Section 11.1(c)
      (d) Notwithstanding anything in this Section 7.3 to the contrary, but subject to Section 7.3(c), the Parties agree that the Board or the Special Committee may take to the Company’s and Seller’s stockholders and disclose to them a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act and may make any disclosure required under Applicable Law or any disclosure to the Company’s and Seller’s stockholders if, in the good faith judgment of the Board, after consultation with its legal and financial advisors, such disclosure is necessary for the Board or the Special Committee to comply with its fiduciary duties to the Company’s and Seller’s stockholders under Applicable Law.
      7.4     Employee Benefit Matters.
      (a) Transfer of Employees. On or prior to the Closing Date, the employees of the Company and the Subsidiaries listed on Schedule 7.4(a)(i) shall be transferred to, and become employees of, Seller or its Affiliates (other than the Company and the Subsidiaries) (the “Seller’s Retained Employees”). On or prior to the Closing Date, the employees of Seller or its Affiliates (other than the Company and the Subsidiaries) listed on Schedule 7.4(a)(ii) shall be transferred to, and become employees of, the Company or any Subsidiary (the “Retained Employees”). All employees of the Company and the Subsidiaries as of the Closing Date (after giving effect to the transfer of Seller’s Retained Employees and Retained Employees) shall be referred to collectively herein as the “Transferred Employees.”
      (b) Withdrawal from Seller Employee Plans. As of the Closing Date, unless otherwise provided for under the applicable terms of Seller Employee Plans, the Company and the Subsidiaries and the Transferred Employees shall cease to participate in any Seller Employee Plan.
      (c) Severance Benefits. Buyer agrees that, in the event the employment of any Transferred Employee is terminated by Buyer or any Affiliate of the Buyer, as applicable, during the one-year period immediately following the Closing Date and as a result such Transferred Employee ceases employment with the Buyer and all its Affiliates, Buyer shall provide such Transferred Employee with severance benefits equal to the greater of either (i) the severance benefits available to employees in comparable positions within Buyer’s organization or (ii) the severance benefits available to such Transferred Employee under the Change in Control Severance Plan for Certain Covered Executives (Director and Above) of XO (the “XO Severance Plan”) and the standard severance plan of XO (the “XO Standard Plan”), as applicable to such Transferred Employee immediately prior to the Closing Date, had such Transferred Employee been terminated under the same circumstances by Seller or an Affiliate of Seller. For purposes of this Section 7.4(c) the parties agree that the transactions contemplated by this Agreement shall be deemed to be a “Change in Control” under Section 3 of the XO Severance Plan.
      (d) Other Employee Benefits. For a period of at least one year following the Closing Date (commencing on the Closing Date), Buyer shall provide, or shall cause an Affiliate of Buyer to provide, the Transferred Employees with compensation and employee benefits under the compensation and employee benefit plans or arrangements (other than equity-based compensation) maintained by Buyer or an Affiliate of Buyer (which may include the Company Employee Plans acquired by the Buyer upon consummation of the transactions contemplated hereby) (the “Buyer Employee Plans”) that are at least as favorable in the aggregate as those employee benefits currently provided to the Transferred Employees by Seller and its Affiliates under the Seller Employee Plans and Company Employee Plans (the “Current Employee Benefits”). To the extent that Buyer or an Affiliate of Buyer does not maintain Buyer Employee Plans that provide for the Current Employee Benefits as of the Closing Date, then on or prior to the Closing Date, Buyer shall establish, or cause one or more Affiliates of Buyer to establish, one or more Buyer Employee Plans to provide for such Current Employee Benefits to ensure that there is no lapse in Current Employee Benefit coverage for the Transferred Employees on or following the Closing Date. For purposes of participation in any Buyer Employee Plan, Buyer and its Affiliates shall recognize (or cause to be recognized) prior service of the Transferred Employees with Seller and its Affiliates and any predecessor entities (and any other service credited by Seller and its Affiliates under Seller Employee Plans or Company Employee Plans) for (i) vesting, eligibility to participate and eligibility to commence benefits for all such Buyer Employee Plans, and (ii) benefit accrual with respect to vacation, sick leave and other time off polices. From and after the Closing Date, with respect to any welfare benefits that are provided to the Transferred Employees, Buyer and its Affiliates shall (i) waive any pre-existing condition limitations and waiting periods (without any evidence of insurability) under the Buyer Employee Plans and (ii) credit any flexible spending account balances, deductibles, co-payments and out-of-pocket expenses under any applicable Buyer Employee Plans with respect to which contributions were made by or deductibles, co-payments and/or expenses were incurred by the Transferred Employees and/or their beneficiaries under the Seller Employee Plans and/or Company Employee Plans during the portion of the applicable plan year prior to the Closing Date, as applicable. The provisions of this Section 7.4 shall apply to any Transferred Employees who are on disability or leave of absence. Buyer shall assume full responsibility for providing COBRA Continuation Coverage to Transferred Employees and former employees of the Company or the Subsidiaries who are “M&A Qualified Beneficiaries” as the term is defined in Treas. Reg. §§ 54.4980B-9.
      (e) Stock Appreciation Rights Program. Effective as of the Closing Date, Buyer shall cause the Company to establish an equity appreciation rights program (the “SARs Program”) (or other equivalent equity compensation or long term bonus plan) which shall enable the Compensation Committee of the Board of Directors to grant to the Transferred Employees cash-settled appreciation rights (“SARs”) (similar to the stock appreciation rights of a corporate entity) on the LLC membership interests of the Company or such other equity interests as shall represent the equity ownership in the Company’s business. The terms and conditions of the SARs Program shall be substantially equivalent to those of the Company’s 2002 Stock Incentive Plan.
      (f) Bonus Plan. On or about March 31, 2006, Buyer shall cause the Company to make a bonus payment under the Company’s 2005 Annual Bonus Plan to each Transferred Employee eligible therefor who remains in the employ of the Company on such date in an amount equal to the sum of (a) the amounts accrued therefor through the date of this agreement and (b) provided that such Transferred Employee’s performance continues as it has heretofore and subject to the terms and conditions of such Plan, the amount accrued therefor thereafter in the ordinary course of business through December 31, 2005,
      7.5     Public Announcements. Other than as otherwise permitted by Sections 7.1 and 7.3 of this Agreement, prior to the later to occur of (i) six months after the Closing and (ii) the close of business on the date that constitutes the six-month anniversary of the execution of this Agreement, Buyer and Seller shall consult with each other before they or any of their Affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (but no approval thereof shall be required). Buyer and Seller and their Affiliates shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law.
      7.6     Restructuring Merger; Stockholder Approval; Preparation of Proxy Statement.
      (a) Following the execution and delivery of this Agreement and prior to the Closing, XO and Seller shall (i) take all corporate action necessary to enter into and complete the Restructuring Merger, whereupon XO shall be merged with an into XO LLC and the Company shall become a wholly-owned subsidiary of Seller and (ii) complete all necessary filings and notices under the Exchange Act and the Securities Act necessary to establish Seller as the “successor entity” of the Company for purposes of the federal securities laws.
      (b) Seller shall, as promptly as practicable following the consummation of the Restructuring Merger, prepare and file with the SEC the Proxy Statement. Seller, acting through the Board shall, subject to Section 7.3 and its fiduciary duties under Applicable Law, include in the Proxy Statement, the Recommendation of the Board that the stockholders of Seller adopt this Agreement and approve the transactions contemplated by this Agreement (including without limitation the Limited Liability Agreement Amendment). No filing of, or amendment or supplement to, or correspondence to the SEC will be made by Seller without providing the Buyer with an opportunity to review and comment thereon. Seller will advise the Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Stockholders’ Meeting any information relating to Seller, the Subsidiaries or the Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Seller or the Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.
      (c) Seller shall, as promptly as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose contemplated by the Proxy Statement (the “Stockholders’ Meeting”). Subject to Section 7.3, Seller shall (i) use its best efforts to solicit from stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby (including the Limited Liability Agreement Amendment) and by the Related Documents for the Stockholders’ Meeting and (ii) recommend to its stockholders the adoption of this Agreement and approval of the transactions contemplated hereby and by the Related Documents.
      (d) Promptly following Stockholders’ Meeting, XO and Seller shall take all corporate action necessary to file and make effective the Limited Liability Agreement Amendment.
      7.7     Fees and Expenses.
      (a) Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred. Buyer shall be obligated to pay any and all costs of any audit of the Company and the Subsidiaries as may be required to enable Buyer to complete and file any filing by Buyer or its Affiliates with the SEC.
      (b) If this Agreement shall be terminated pursuant to Section 11(c)(i), 11(d)(i) or 11(d)(ii) then Seller will pay to Buyer, or as directed by Buyer, an amount equal to $7,000,000.
      7.8     Transfer Taxes. All sales, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Buyer, Seller, the Company or any Subsidiary, shall be borne equally by Buyer and Seller, and Buyer and Seller shall cooperate in filing all necessary documentation with respect to, and making all payments of, such Taxes and fees on a timely basis.
      7.9     Action Regarding Indemnities. Buyer agrees that it will not knowingly take any action after the Closing that would limit, reduce or extinguish any indemnity or right of contribution from a Third Party which may be available to Seller, Buyer or the Company or any Subsidiary, and will use commercially reasonable efforts to take all necessary action to preserve claims under any such indemnity of which it has actual knowledge.

      7.10     Casualty Loss. Notwithstanding anything to the contrary in this Agreement, in the event of damage by fire or other casualty to the properties or assets of the Company or any Subsidiary prior to Closing, this Agreement shall remain in full force and effect, there shall be no reduction in the Purchase Price and no failure of a condition to Closing shall be deemed to exist by virtue of such event if, in any such event Seller, at its option and prior to Closing, (i) repairs such damage (which Seller shall have no obligation to do) (ii) collects (and when collected pays over to Buyer) any insurance claims related to such damage; provided that the amount so paid over to the Buyer is sufficient to fully repair such damage and that such damage is capable of being so repaired within a reasonable period of time given the exigencies of the Business.
      7.11     Excluded Assets. Notwithstanding the restrictions set forth regarding the conduct of the Company and its Subsidiaries pending closing set forth in Article 6 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Company or any Subsidiary to transfer to Seller or any of its Affiliates (other than the Company or any Subsidiary), the following:

(a) the stock of LMDS Holdings;

(b) all of the cash and Marketable Securities of the Company and the Subsidiaries and the interests in the ATLT held by it and its subsidiaries;

(c) all assets related to the Excluded Liabilities, including books and records relating to the Company’s outstanding securities and debt obligations, and all claims and causes of action asserted by the Company in the Allegiance Litigation

(d) all assets listed in Schedule 7.11; and

(e) the Excluded Information.
      Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller’s representations and warranties in Article 4 shall not apply to any of the items described in clauses (a) and (e) of the immediately preceding sentence and the Excluded Liabilities.
      7.12     Use of Trademarks.
      (a) Subject to the provisions of this Section 7.12, it is understood and agreed that following the Closing, Seller will cease using the trademark and tradename “XO Communications” and its associate logo. As and to the extent the trademark and logo set forth on Schedule 7.12(a)(together with any variations or derivatives thereof, the “Trademarks”) are used by any of Seller’s Affiliates (other than the Company and the Subsidiaries) on stationery, signage, policies, forms, invoices, receipts, brochures, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials, in whatever form or media including electronic media (“Marked Materials”) at the Closing, Seller and such Affiliates may continue to use such Marked Materials in the ordinary course of business consistent with past practices after the Closing for a period of ninety (90) days (the “Trademark Transition Period”). From and after the termination of the Trademark Transition Period, neither Seller nor any of its Affiliates (other than the Company and the Subsidiaries) shall have any right or interest in the Trademarks, including, without limitation, any right to the use thereof, and Seller shall and shall cause its Affiliates (other than the Company and the Subsidiaries) not to use the Trademarks or the Marked Materials in any manner or respect.
      (b) Commencing as promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing, Seller shall make all filings with Government Entities (including without limitation, filing amendments to the charters and bylaws of Seller and the applicable Affiliates and filing appropriate amendments to policy form filings) to cause Seller and the applicable Affiliates to change any of their names that contain the Trademarks to a new corporate name that does not include the phrase “XO” or any confusing similar phrases. As promptly as practicable following the receipt of any necessary approvals of Government Entities, from and after the Closing Seller shall, and shall cause the applicable Affiliates to, cease to use in any form whatsoever any marks, designs, logos, names, which include the Trademarks or any trademark confusingly similar thereto, except for the purposes of historical identification in materials not designed as advertising or solicitation.

      7.13     Insurance. Seller acknowledges and agrees that, following the Closing, Buyer shall retain the Insurance Policies in order to provide coverage for the Company and its Subsidiaries, and, as a result, Seller shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by the Seller for the Excluded Assets; provided, however, that Buyer shall provide to Seller, or Buyer shall cause an affiliate to provide to Seller, coverage under the Buyer’s or the Buyer’s affiliates’ insurance program and at the Buyer’s rates, at the Seller’s cost. If any claims are made or losses occur prior to the Closing Date that relate solely to the business activities of the Excluded Assets and such claims, or the claims associated with such losses, may be made against the policies retained by the Company or the Buyer, then Buyer and the Company shall use its reasonable commercial efforts so that Seller can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies. Buyer shall be reimbursed by Seller (or otherwise indemnified and held harmless) for any Losses or other costs incurred by Buyer (including (i) by way of any reduction in, or loss of, available insurance to cover other insurable losses or associated expenses of Buyer, or (ii) increases in premium) arising out of Buyer pursuing these claims under such policies.
      7.14     Real Property Rights.
      (a) At any time following the date hereof through the first anniversary of the Closing Date (the “Review Period”), Buyer shall cooperate with Seller to effect the (i) assignment or transfer to Seller, (ii) sublease to Seller, or (iii) use or occupancy by Seller, in each case of any rights of the Company or its affiliates to install, maintain, or operate telecommunications equipment on the roof of any leased real property of Company or its affiliates, including any rights to associated risers, conduit, technical space, office space, utilities, access, and other customary rights (in aggregate, “Roof Rights”). In furtherance of the foregoing, Buyer agrees to provide Seller within sixty (60) days of the date hereof with copies of all real property leases, draft or proposed real property leases or term sheets, and contact information for all lessors or proposed lessors of such property.
      (b) Buyer agrees to assign to Seller on commercially reasonable terms any and all Roof Rights requested in writing by Seller to the extent such assignment is permitted under the applicable leases or building licenses, or if Buyer and Seller through the exercise of reasonable efforts are able to obtain the consent of the applicable lessor or licensor to such assignment. Buyer agrees that, in the event any proposed assignment is not permitted or obtained, Buyer shall enter into a sublease of such lease for the purpose of conveying the requested Roof Rights to Seller to the extent such sublease is permitted under the terms of the applicable lease, or if Buyer and Seller through the exercise of reasonable efforts are able to obtain the consent of the applicable lessor to such subtenancy. Buyer agrees that Seller shall be permitted to contact, discuss, and negotiate the terms of any such proposed assignment or subtenancy with the applicable lessors or proposed lessors provided that Seller shall provide reasonable advance notice to Buyer of any intended written or oral communications with lessors or such licensors and permit Buyer to participate in any such discussions or negotiations. In the event that any assignment or subtenancy is not permitted under the terms of the applicable lease and consent can not be obtained with respect thereto by Buyer and Seller through the exercise of reasonable efforts, Buyer agrees to use its commercially reasonable efforts to obtain wireless reserve capacity services from Seller to provide fixed wireless telecommunications services to the customer or customers identified by Seller, and to engage Seller to provide the wireless spectrum and related technical services to permit Buyer to provide such services (a “Resale Implementation”). In connection with such Resale Implementation, Buyer shall enter into subcontracting or services agreements on commercially reasonable terms to permit Seller to install the necessary equipment and complete the technical analysis to permit Buyer to provide the services to the end user customer in the Resale Implementation.
      (c) Seller agrees that it shall not have any right to alter, or seek the alteration of, the terms of existing leases or building licenses without the expressed written consent of Buyer, except to seek the conveyance of Roof Rights from Buyer to Seller as provided in Section 7.14(b). Seller agrees that the Roof Rights do not, and will not, include any rights in use by Buyer at such time, or planned to be used by Buyer within six months of the end of the Renewal Period. Seller shall indemnify and hold harmless Buyer from any damages, claims, costs, expenses, or other liabilities arising from any agreement by Seller amending the terms of any existing lease or building license not agreed to in writing by Buyer.

      (d) Upon renewal of any lease containing Roof Rights, Buyer shall cooperate with Seller to effect the renewal of such Roof Rights at the expense of Seller.
      7.15     Termination of Representation and Warranties/Disclaimer.
      (a) All representations and warranties contained in this Agreement will terminate effective as of the Closing Date and shall be of no further force and effect.
      (b) Notwithstanding anything contained in this Agreement, it is the explicit intent of each Party that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given in Article 4 of this Agreement, and it is understood that, except for the representations and warranties contained herein, Buyer takes the Equity Interests and the business and assets of the Company and the Subsidiaries “as is” and “where is.” Without limiting the generality of the immediately foregoing, except for the representations and warranties contained in Article 4, Seller hereby expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to (a) the condition of the assets of the Company and the Subsidiaries (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) or (b) any infringement by Seller or any of its Affiliates (including the Company and the Subsidiaries) of any patent or proprietary right of any Third Party; it being the intention of Seller and Buyer that the business and assets of the Company and the Subsidiaries are to be accepted by Buyer in their present condition and state of repair. It is understood that any cost estimates, projections, or other predictions contained or referred to in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller, any of its Affiliates, the Company or the Subsidiaries.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY.
      The respective obligations of Seller, the Company and Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:
      8.1     Legal Proceedings. No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any material proceeding seeking such an Order, or in any way challenging such transaction or seeking damages from any person in connection therewith be pending or threatened, nor shall there be any action taken, or any Applicable Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated hereby illegal.
      8.2     HSR Act, FCC Approval and Consents. Any waiting period (including any extension thereof) applicable to the purchase and sale of the Equity Interests to Buyer under the HSR Act shall have terminated or expired and there shall have been obtained approval by the FCC (if any) and any and all other Regulatory Approvals specified on Schedule 8.2 shall have been obtained, except for Regulatory Approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.
      8.3     Restructuring Merger/ Limited Liability Agreement Amendment. The Restructuring Merger shall have been consummated and be effective and, subject to Section 8.4, the Limited Liability Agreement Amendment shall be in full force and effect and shall be the Limited Liability Agreement of the Company on the Closing Date.
      8.4     Stockholder Approval. The stockholders shall have approved the transactions contemplated by this Agreement (including the Limited Liability Agreement Amendment) in the manner contemplated by Section 7.6 (the ”Stockholder Approval”).

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF SELLER
      The obligations of Seller and XO to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of each of the following conditions:
      9.1     Representations and Warranties True. All the representations and warranties of the Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, provided, however, that any such representation or warranty qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects, except, in each case, as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
      9.2     Covenants and Agreements Performed. The Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.
      9.3     Fairness Opinion. If requested by the Special Committee, Jefferies shall have issued to the Special Committee an updated opinion dated as of the Closing Date.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF THE BUYER
      The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of each of the following conditions:
      10.1     Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, provided, however, that any such representation or warranty qualified by a reference to materiality or a Material Adverse Effect shall be true and correct in all respects except, in each case, as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
      10.2     Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.
      10.3     No Material Adverse Change. No event resulting in a Material Adverse Effect shall have occurred.
ARTICLE 11
TERMINATION, AMENDMENT AND WAIVER
      11.1     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned, unless expressly limited to a specific time period, at any time prior to the Closing (whether before or after the Stockholder Approval) in the following manner:

(a) Mutual Consent. By mutual written consent of Seller and Buyer, which consent shall have been approved by their respective boards of directors and the Special Committee.

(b) Termination by Seller, the Company or Buyer. By either Seller, the Company or Buyer,

(i) if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Equity Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable;

(ii) if the Closing shall not have occurred on or before 240 days after the date hereof, but the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(iii) if the Stockholders’ Meeting shall have been held and adoption of this Agreement and approval of the transactions contemplated hereby and by the Related Documents shall not have been obtained at such meeting or any adjournment thereto.

(c) Termination by Seller or the Company. By either Seller or the Company,

(i) if the Special Committee changes its Recommendation to the Board (in accordance with Section 7.3); or

(ii) if the Buyer shall have breached in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to the Buyer, and provided further that such termination may only occur, if such breach or failure would prevent or materially impair the consummation of the transactions contemplated hereby.

(d) Termination by Buyer. By Buyer,

(i) at any time on or prior to the Stockholders’ Meeting, if the Special Committee, or the Board (based upon the affirmative Recommendation of the Special Committee) shall have withdrawn or modified (in a manner adverse to Buyer) its Recommendation or if the Special Committee, or the Board (based upon the affirmative Recommendation of the Special Committee) shall have recommended any Superior Proposal, or shall have resolved to do any of the foregoing;

(ii) at any time on or prior to the Stockholders’ Meeting, if Seller or the Company have entered into a definitive agreement with respect to a Superior Proposal (provided that Seller has complied with Section 7.3); or

(iii) if Seller or the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Seller, and provided further that such termination may only occur, in the case of a breach of a representation or warranty, if such breach would have a Material Adverse Effect or would prevent or materially impair the consummation of the transactions contemplated hereby and, in the case of any failure to perform, if such failure would prevent or materially impair the consummation of the transactions contemplated hereby.
      11.2     Effect of Termination. If a Party terminates this Agreement under Section 11.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article 11 and Sections 7.1(a)(relating to confidentiality), Section 7.5 and Section 7.7shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve either Party from liability for fraud or knowing and willful breach of its covenants and agreements made herein.

ARTICLE 12
TAX MATTERS
      12.1     Tax Sharing Agreements. All Tax allocation or Tax sharing agreements or arrangements between the Company or any of its Subsidiaries and their respective successors and assigns, on the one hand, and any other Person, on the other hand, including the Tax Allocation Agreement, will be terminated as to such parties as of the Closing Date and no amounts shall be paid or payable in respect of such agreements after the Closing Date. Buyer acknowledges that on or prior to the Closing Date, Seller shall, and shall cause the Company and each of the Subsidiaries and their respective successors and assigns to, execute instruments evidencing their respective waivers of any entitlements under or in respect of such agreements or arrangements and enter into the Tax Termination and Indemnity Agreement.
      12.2     Tax Return Preparation. Each Pre-Closing Tax Return shall be prepared and filed by Seller or an Affiliate thereof. Seller shall timely pay or cause to be paid all Taxes due with respect to such Pre-Closing Tax Returns. The Buyer shall cause the Company and the Subsidiaries to furnish Tax information to Seller as requested in order to permit Seller or any of its subsidiaries (including LMDS Holdings) to timely prepare and file the Pre-Closing Tax Returns. Each Post-Closing Tax Return shall be prepared and filed by the Buyer. The Buyer shall timely pay or cause to be paid all Taxes shown on such Post-Closing Tax Returns.
      12.3     Tax Allocation for Periods Through the Closing Date. To the extent permitted by applicable law, the Parties shall treat or elect to treat the Closing Date as the last day of any taxable period. Buyer shall determine the allocation of items under Treasury Regulation Section 1.1502-76(b)(2); provided that Buyer shall not make a ratable allocation election thereunder without Seller’s consent.
      12.4     Use of Consistent Tax Practices. Any Post-Closing Tax Return to the extent the items reported on such Tax Return might reasonably be expected to increase any Tax liability of Seller or an Affiliate thereof for any taxable period shall be prepared in accordance with past Tax accounting and other practices used by the Company or Seller with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under applicable Tax law), in accordance with reasonable practices selected by the Buyer with the consent, not to be unreasonably withheld or delayed, of Seller. The Seller shall cause all Pre-Closing Tax Returns to be prepared in accordance with past tax accounting and other practices.
      12.5     Refunds or Credits. Except as otherwise set forth in this Agreement, (i) to the extent any refunds or credits with respect to Taxes of the Company or the Subsidiaries are attributable to a Pre-Closing Tax Return, such refunds or credits shall be for the account of Seller, and (ii) to the extent that any refunds or credits with respect to Taxes of the Company or the Subsidiaries are attributable to a Post-Closing Tax Return, such refunds or credits shall be for the account of the Buyer. The Buyer shall, or cause its Affiliates or the Company and the Subsidiaries to, forward to Seller or to reimburse Seller for any such refunds or credits for the account of Seller within ten (10) business days from receipt thereof by the Buyer, any of its Affiliates or the Company and the Subsidiaries. Seller shall forward to the Buyer or reimburse the Buyer for any refunds or credits for the account of the Buyer within ten (10) business days from receipt thereof by Seller. Any refunds or reimbursements not made within the ten (10) business day period specified above shall bear interest from the date received by the refunding or reimbursing Party at the Prime Rate.
      12.6     Filing of Amended Returns. Any amended Tax Return or claim for Tax refund for any Pre-Closing Tax Period shall be filed, or caused to be filed, only by Seller or its subsidiary and the Buyer shall cooperate with Seller or an Affiliate thereof in filing such Tax Returns, if applicable. Any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period shall be filed, or caused to be filed, only by the Buyer. The Buyer shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Tax Period to the extent that such filing, if accepted, reasonably might be expected to change the Tax liability of Seller or any of its subsidiaries for any taxable period.

      12.7     Assistance and Cooperation. Seller, the Buyer, their respective Affiliates, and the Company and the Subsidiaries shall cooperate (and shall use their commercially reasonable efforts to cause their Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and the Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due, and the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. The Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extensions thereof) of the taxable period to which such Tax Returns and other documents and information relate or until the final determination of any controversy with respect to such taxable period and until the final determination of any payments that may be required with respect to such taxable period under this Agreement. Each of the Parties shall also make available to the other Parties, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. At Seller’s request, the Buyer shall cause any of the Company and its subsidiaries to make or join with Seller in making any election (“Non Adverse Election”) if the making of such election does not subject to any unreimbursed cost, or otherwise does not have an adverse impact on, the Buyer or the Company and the subsidiaries. At Buyer’s request, Seller and its subsidiaries (including LMDS Holdings) shall make or join with Buyer in making any Non Adverse Election, if the making of such election does not subject Seller or any of its subsidiaries (including LMDS Holdings) to any unreimbursed cost, or otherwise does not have an adverse impact on the Seller or any of its subsidiaries (including LMDS Holdings). Seller shall, at the request of and to the extent requested by Buyer, make the apportionment elections pursuant to Treasury Regulation Section 1.1502-95(c) with respect to the items described therein; provided that a consolidated Section 382 limitation shall be allocated to the Seller and its subsidiaries in proportion to the items potentially subject to such limitation attributable to the Seller and its subsidiaries.
      12.8     Buyer’s Indemnity for Post Closing Transactions. The Buyer agrees to indemnify Seller for any additional Tax owed by Seller or LMDS Holdings (including Tax owed by Seller or LMDS Holdings due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Equity Interests. The Buyer and Seller, their respective Affiliates, and the Company and the Subsidiaries shall, to the extent permitted by law, treat any payments made pursuant to this Section 12.8 as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.
      12.9     Post-Closing Treatment. The Buyer shall take such actions as may be required to ensure that at no time during the two years after the Closing Date the Company (or an entity treated as its successor for corporate law purposes) is treated as a corporation for United States federal income tax purposes, including refraining from either making an election or causing an election to be made to classify such entity as a corporation for such purposes or otherwise converting such entity into an entity treated as a corporation for such purposes.
      12.10     Tax Claim Notices. Each Party shall promptly notify the other Party of the commencement of any demand, claim, audit, examination, action or other proposed change or adjustment by any Taxing Authority concerning any Tax, or any other adjustment or claim, which could give rise to a liability for Taxes of the other Party or other payment pursuant to this Article 12 or Section 7.8, as the case may be (each a “Tax Claim”). Such notice shall contain factual information describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority or other Person in respect of any such asserted Tax Claim.
      12.11     Pre-Closing Tax Period Tax Claims. Seller, or an Affiliate of Seller, at its own expense, shall have the sole right to represent the Company and the Subsidiaries’ interests in any Tax Claim relating to any Pre-Closing Tax Period and to employ counsel of its choice, unless Seller elects in writing not to control the handling of such Tax Claim. Seller shall use their commercially reasonable efforts to provide the Buyer with the right to participate in such Tax Claim at its own expense. If Seller or an Affiliate elects to control the defense, compromise or settlement of any Tax Claim, Seller shall use its commercially reasonable efforts to keep the Buyer informed of the progress and disposition of such Tax Claim. The Buyer shall handle any Tax Claim relating to any taxable period of the Company and the Subsidiaries included in a Pre-Closing Tax Period which Seller elects in writing not to control.
      12.12     Survival. All of the covenants, obligations and agreements of the Parties set forth in this Article 12 shall survive the Closing.
ARTICLE 13
INDEMNITY FOR EXCLUDED LIABILITIES
      13.1     Indemnity. From and after the Closing Date, Seller shall indemnify the Buyer, its Affiliates (including the Company and the Subsidiaries) and its directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse the Buyer, its Affiliates (including the Company and the Subsidiaries) and its directors, officers, employees and agents, for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, costs and expenses of any nature whatsoever (including, without limitation, the reasonable fees and expenses of such indemnified parties’ counsel and court costs), whether or not resulting from third party claims, resulting from or arising out of any Excluded Liabilities.
      13.2     Survival. The indemnity set forth in this Article 13shall survive the Closing.
ARTICLE 14
OTHER PROVISIONS
      14.1     Notices. All notices and other communications hereunder (each a “Notice”) shall be in writing and shall be deemed duly given or made (i) as of the date and time delivered by hand or sent by facsimile or e-mail (in the latter two cases with electronic evidence of receipt by the recipient of the Notice) if delivered personally or by facsimile or e-mail and (ii) on the third business day after deposit in the U.S. Mail, if mailed by registered or certified mail (return receipt requested), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by written notice):
      If to the Buyer:

Elk Associates LLC
c/o Icahn Associates Corp.
767 Fifth Avenue
New York, New York 10153
Attention: Marc Weitzen
Fax: (212) 688-1158
E-Mail: mweitzen@sfire.com
      If to Seller:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attention: Simone Wu
Fax: 703-547-2025
E-Mail: simone.wu@xo.com

      with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Bruce R. Kraus, Esq.
Fax: (212) 728-9107
E-Mail: bkraus@willkie.com
      If to the Special Committee:

XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attention: Robert Knauss
Fax: (703) 547-2000
      with a copy to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Alan I. Annex, Esq.
Fax: (212) 801-6400
E-Mail: annexa@gtlaw.com
      14.2     Entire Agreement. This Agreement, together with the Disclosure Schedules, the Exhibits, and the Related Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.
      14.3     Binding Effect; Assignment; No Third Party Benefit. Subject to the following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, the Buyer shall be entitled to assign this Agreement and any and all of their rights and obligations hereunder to an Affiliate of such Party without the prior written consent of any other Party hereto; provided, further, that no such assignment shall (i) have a material adverse effect on, or materially delay, the consummation of the transactions contemplated hereby or (ii) relieve the Buyer from any obligation hereunder. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
      14.4     Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect.
      14.5     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules or principles.
      14.6     Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal or State court located in the borough of Manhattan, State of New York (including the United States District Court for the Southern District of New York and the New York State Supreme Court, County of New York), in the event any dispute arises out of this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any Related Agreement or any of the transactions contemplated hereby and thereby in any other court other than such courts.
      14.7     Further Assurances. From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.
      14.8     Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
      14.9     Disclosure. Each Disclosure Schedule to this Agreement shall only be deemed to include and incorporate disclosures made on the other Disclosure Schedules to this Agreement to the extent such other disclosures are expressly cross-referenced on the applicable other Disclosure Schedule, except to the extent Buyer is reasonably apprised from the context and content of the disclosure that such disclosure relates to another Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
      14.10     Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties and such amendment or modification is approved by the Special Committee and no performance, term or condition can be waived in whole or in part, except by a writing signed by the Party against whom enforcement of the waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

      IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

XO HOLDINGS, INC.
(Seller)

By:	/s/ Carl J. Grivner

Name: Carl J. Grivner

Title:	Chief Executive Officer

XO COMMUNICATIONS, INC.
(Company)

By:	/s/ Carl J. Grivner

Name: Carl J. Grivner

Title:	President and Chief Executive Officer

ELK ASSOCIATES LLC
(Buyer)

By:	/s/ Edward Mattner

Name: Edward Mattner

Title:	Treasurer

AMENDMENT NO. 1 TO
EQUITY PURCHASE AGREEMENT
      THIS AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT(this “Amendment”) is made and entered into as of March 1, 2006 by and among XO Holdings, Inc., a Delaware corporation (“Seller”), XO Communications, LLC, a Delaware corporation (as successor by merger to XO Communications, Inc., a Delaware corporation, the “Company”), and Elk Associates LLC, a Delaware limited liability company (“Buyer”).
      R E C I T A L S:
      WHEREAS, Seller, the Company and Elk are parties to that certain Equity Purchase Agreement, dated as of November 4, 2005 (the “Purchase Agreement”);
      WHEREAS, Seller, the Company and Elk desire to amend the Purchase Agreement as provided herein;
      WHEREAS, pursuant to Section 14.10 of the Purchase Agreement, any amendment or modification of the Purchase Agreement must be approved by the Special Committee (as defined in the Purchase Agreement), and this Amendment has been approved by the Special Committee;
      NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
SECTION 1.
DEFINED TERMS
      1.1.     Definitions. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Purchase Agreement.
SECTION 2.
AMENDMENTS TO PURCHASE AGREEMENT
      2.1.     Section 1.1.
      (a) Assumed Debt. Section 1.1 of the Purchase Agreement is hereby amended by inserting the following definition therein in alphabetical order:

“‘Assumed Debt” means $75 million of the outstanding indebtedness of the Company under the Credit Agreement.”
      (b) Base Purchase Price. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Base Purchase Price” therein in its entirety and inserting the following in lieu thereof:

“‘Base Purchase Price” means $625 million.”
      (c) Excluded Liabilities. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Excluded Liabilities” therein in its entirety and inserting the following in lieu thereof:

“‘Excluded Liabilities” means all liabilities of the Company or any of its Subsidiaries under, arising out of or related to (a) all Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement other than the Assumed Debt, (b) the Preferred Securities, the Warrants and the Common Securities (including without limitation any and all liabilities related thereunder under federal or state securities laws), (c) the Allegiance Litigation, (d) any and all claims with respect to the filing by Allegiance Telecom, Inc. of a case under Chapter 11 of the Bankruptcy Code and the Asset Purchase Agreement dated as of February 18, 2004 related thereto, (e) the XO Plan of Reorganization and (f) any and all Excluded Assets.

      (d) Purchase Price. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Purchase Price” therein in its entirety and inserting the following in lieu thereof:

“‘Purchase Price” means the sum of (a) Base Purchase Price, as adjusted by the Adjustment Amount as hereinafter provided, plus (b) the assumption by Buyer of the Assumed Debt.”
      2.2.     New Definitions.
      (a) Section 1.1 of the Purchase Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“‘ATLT” means the Allegiance Telecom Liquidating Trust.

“‘ATLT Services Agreement” means that certain Transition Services Agreement, dated as of June 23, 2004, between the ATLT and the Company, as such agreement may be amended from time to time.”

“‘Communications Services” means XO Communications Services, Inc., a Delaware corporation.

“‘Continuing Agreements” means, collectively, the LMDS Services Agreement, the Master Spectrum Lease, the Wireline Services Agreement and the Wireless Services Agreement.”

“‘Intercompany Commitments” has the meaning assigned to such term in Section 7.17.”

“‘LMDS Co.” means LMDS Holdings, Inc., a Delaware corporation and the successor by merger to LMDS Holdings.

“‘LMDS Services Agreement” means that certain Transition Services Agreement, dated as of September 29, 2005, by and between Communications Services and LMDS Co., as such agreement may be amended from time to time.”

“‘Master Spectrum Lease” means that certain Master Spectrum Lease Agreement, dated as of March 1, 2006, by and between LMDS Co. and Communications Services, as such agreement may be amended from time to time.”

“‘Wireless Services Agreement” means that certain Network Services Agreement, dated as of March 1, 2006, by and between Communications Services and LMDS Co., as such agreement may be amended from time to time, pursuant to which LMDS Co. (as Service Provider) provides certain services to Communications Services (as Customer).”

“‘Wireline Services Agreement” means that certain Network Services Agreement, dated as of March 1, 2006, by and between Communications Services and LMDS Co., as such agreement may be amended from time to time, pursuant to which Communications Services (as Customer) provides certain services to LMDS Co. (as Service Provider).”
      2.3.     Section 3.2(d). Section 3.2(d) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(d) evidence that (i) all outstanding Obligations (as defined in the Credit Agreement) under the Credit Agreement other than the Assumed Debt shall have been paid in full (or will be paid in full on the Closing Date) and that upon such payment, no further Obligations (as defined in the Credit Agreement) of the Company or any Subsidiary other than the Assumed Debt shall be outstanding thereunder and (ii) prior to the Closing Date, Seller has made an offer to repurchase all of the outstanding Preferred Securities, which if accepted, would take place simultaneously with the Closing;”

      2.4.     Section 3.3. Section 3.3 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“3.3 Deliveries by the Buyer. At the Closing, Buyer will deliver the following documents to Seller:

(a) a certificate executed by the president, senior vice president, or vice president of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled;

(b) evidence of (i) the complete release and discharge, from and after the Closing, of Seller and its subsidiaries and Affiliates (other than the Company and any Subsidiary) from any and all Obligations (as defined in the Credit Agreement) relating to the Assumed Debt and (ii) the complete release, from and after the Closing, of any Lien (as defined in the Credit Agreement) pursuant to the Credit Agreement on, in, relating to or otherwise affecting any Excluded Assets;

(c) such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement; and

(d) a counterpart signature page to the Tax Termination and Indemnity Agreement duly executed by Starfire.”
      2.5.     Section 6.2(i). Section 6.2(i) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(i) other than one or more prepayments, not exceeding $100 million in the aggregate, of the outstanding indebtedness under the Credit Agreement (none of which prepayments shall be made from and after February 28, 2006), pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements included in the Disclosure Documents filed prior to the date hereof or incurred since June 30, 2005 in the ordinary course of business consistent with past practice and in connection with any Proceeding;”
      2.6.     Section 7.4(f). Section 7.4(f) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(i) Bonus Plan. On or about ten (10) days following the Closing, to the extent not previously paid by the Company in accordance with its 2005 Annual Bonus Plan, Buyer shall cause the Company to make a bonus payment under the Company’s 2005 Annual Bonus Plan to each Transferred Employee eligible therefor who remains in the employ of the Company at such time in an amount equal to the sum of (a) the amounts accrued therefor through the date of this Agreement and (b) provided that such Transferred Employee’s performance continues as it has heretofore and subject to the terms and conditions of such Plan, the amount accrued therefor thereafter in the ordinary course of business through December 31, 2005.”
      2.7.     Section 7.11. Section 7.11 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“7.11 Excluded Assets. Notwithstanding the restrictions set forth regarding the conduct of the Company and its Subsidiaries pending closing set forth in Article 6 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Company or any Subsidiary to transfer to Seller or any of its Affiliates (other than the Company or any Subsidiary), the following (collectively, the “Excluded Assets”):

(a) the stock of LMDS Holdings;

(b) all of the cash and Marketable Securities of the Company and the Subsidiaries and the interests in the ATLT held by it and its subsidiaries;

(c) all assets related to the Excluded Liabilities, including books and records relating to the Company’s outstanding securities and debt obligations, and all claims and causes of action asserted by the Company in the Allegiance Litigation;

(d) all assets listed in Schedule 7.11; and

(e) the Excluded Information.

Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller’s representations and warranties in Article 4 shall not apply to any of the items described in clauses (a) and (e) of the immediately preceding sentence and the Excluded Liabilities.”
      2.8.     New Sections 7.16 and 7.17. Article 7 of the Purchase Agreement is hereby amended by adding the following new Sections 7.16 and 7.17 at the end thereof:

“7.16 ATLT Information Rights. From and after the Closing, Buyer shall cause the Company to maintain books and records and provide or make available to the ATLT in accordance with the provisions of Sections 4.1 and 4.2 of the ATLT Services Agreement the books and records and information and materials required by such provisions to be maintained and provided or made available to the ATLT, as the case may be, by the Company; provided, however, that, except as provided in this Section 7.16, Buyer shall have no obligations or liabilities under the ATLT Services Agreement and such obligations or liabilities (other than as provided in this Section 7.16) shall remain Excluded Liabilities.”

“7.17 Intercompany Agreements. No later that twenty (20) days prior to the Closing Date, Seller shall provide a complete and accurate list of any and all Commitments between the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Subsidiary), on the other hand (such Commitments, the “Intercompany Commitments”), and at the Buyers sole and absolute discretion some or all of the Intercompany Commitments (other than the Continuing Agreements) shall be terminated or otherwise settled on or prior to the Closing and Seller shall and shall cause its Affiliates to cause the Intercompany Commitments (other than the Continuing Agreements) to be so terminated or otherwise settled as so determined by Buyer.”
      2.9.     Section 14.10. Section 14.10 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“4.10 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer, which amendment or modification shall have been approved by the Special Committee, and no performance, term or condition can be waived in whole or in part, except by a writing signed by the Party against whom enforcement of the waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.”
      2.10.     Exhibit A. Exhibit A to the Purchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit A attached hereto.
      2.11.     Exhibit B. Exhibit B to the Purchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit B attached hereto.
      2.12.     Schedule 7.11. Schedule 7.11 of Seller’s Disclosure Schedule is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit C attached hereto.
SECTION 3.
MISCELLANEOUS
      3.1.     Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the
      Purchase Agreement, the terms “this Agreement,” herein, hereinafter, hereunder, hereto and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Purchase Agreement as amended by this Amendment.
      3.2.     Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules or principles.
      3.3.     Counterparts. This Amendment may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Equity Purchase Agreement to be duly executed as of the date first written above.

XO HOLDINGS, INC.

By:	/s/ Carl J. Grivner

Name: Carl J. Grivner

Title:	President and Chief Executive Officer

XO COMMUNICATIONS, LLC

By:	/s/ William Garrahan

Name: William Garrahan

Title:	Acting Chief Financial Officer and

Senior Vice President

ELK ASSOCIATES LLC

By:	/s/ Edward Mattner

Name: Edward Mattner

Title:	Treasurer

Annex B

November 2, 2005
Special Committee of Independent Directors
XO Communications, Inc.
11111 Sunset Hills Drive
Reston, VA 20190
Members of the Special Committee of Independent Directors:
      We understand that XO Communications, Inc. (“XO”), XO Holdings, Inc., a wholly-owned subsidiary of XO (“Holdings”), and Elk Associates LLC, (“Buyer”), propose to enter into an Equity Purchase Agreement, substantially in the form of the draft dated as of October 25, 2005 (the “Purchase Agreement”), pursuant to which after effecting an internal restructuring (the “Restructuring”), as a result of which XO’s stockholders’ shares will be converted into like shares of Holdings and Holdings will become the parent of the successor by merger of XO (“XO LLC”), the Company (as defined below) will sell its competitive local exchange carrier business (the “CLEC Business”) through the sale of the equity interests of XO LLC (the “Equity Interests”) to Buyer (the “Transaction”) for $700 million in cash (the “Consideration”). As used herein, the term “Company” means XO prior to the Restructuring and Holdings thereafter.
      Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company pursuant to an engagement letter dated May 27, 2005 (the “Engagement Letter”) to act as the Company’s financial advisor in connection with a possible sale or other significant transaction (or series of transactions including the Company and/or its subsidiaries as set forth more specifically in the Engagement Letter) and have agreed, upon request, to render an opinion (“Opinion”), in writing, to the Board and/or any committee thereof, as to the fairness, from a financial point of view, of the consideration to be paid in a transaction such as the Transaction. We will receive a fee for our services pursuant to the Engagement Letter, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon completion of the Transaction or another transaction. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such Engagement Letter. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company, Buyer and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies has in the past provided and in the future may provide investment banking and other financial services to the Company and companies affiliated with Buyer on matters unrelated to the Transaction for which it has received or would expect to receive compensation.
      You have asked for our Opinion as investment bankers as to whether the Consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.
      In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the draft Purchase Agreement dated October 25, 2005, which, for purposes of this Opinion we have assumed, with your permission to be identical in all material respects to the document to be executed; (ii) reviewed certain financial and other information about the Company and the CLEC Business that was publicly available; (iii) reviewed information furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information regarding the Company and the CLEC Business; (iv) held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance, of the Company and the CLEC Business; (v) reviewed the valuation of the CLEC Business implied by the Consideration; (vi) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the CLEC Business; (vii) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain

Special Committee of Independent Directors
XO Communications, Inc.
November 2, 2005

respects to the CLEC Business; and (viii) prepared a discounted cash flow analysis of the CLEC Business. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company and the CLEC Business as we considered appropriate in rendering this Opinion.
      In our review and analysis and in rendering this Opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This Opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. Our analyses were based, among other things, on the financial projections for the CLEC Business (the “Financial Projections”) furnished to us by senior management of the Company. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no Opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this Opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the CLEC Business, and that the Financial Projections and the assumptions derived therefrom provide a reasonable basis for our Opinion. Although the Financial Projections did not form the principal basis for our Opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the Opinion rendered herein.
      Our Opinion speaks only as of the date hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.
      In our review, we did not obtain or receive any independent evaluation or appraisal of, nor did we conduct any evaluation, appraisal or inspection of any of the assets or liabilities of, the Company or the CLEC Business, including the Excluded Assets and Excluded Liabilities (as such terms are used in the Purchase Agreement), nor have we been furnished with any such evaluations or appraisals or reports of such inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our Opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company (including the CLEC Business), and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company, the members of the Special Committee of Independent Directors of the Company to whom this Opinion is addressed and its Board of Directors generally, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Purchase Agreement to the Company. In addition, in preparing this Opinion, we have not taken into account any tax consequences of the Transaction to either the Company or its equityholders.
      In rendering this Opinion we have also assumed that: (i) in all respects material to our analysis that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Consideration; (ii) except for the existing default under the Credit Facility (as defined in the Purchase Agreement), there is not now, and there will not as a result of the consummation of the transactions contemplated by the Purchase Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which

Special Committee of Independent Directors
XO Communications, Inc.
November 2, 2005

the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company as of the respective dates of such financial statements.
      It is understood that our Opinion is solely for the use and benefit of the Special Committee of Independent Directors of the Board of Directors of the Company in its consideration of the Transaction, and our Opinion does not address the relative merits of the Transaction on the terms contemplated by the Purchase Agreement or the documents referred to therein as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction. Our Opinion does not constitute a recommendation as to how any Company stockholder should vote or act on any matter relevant to the Purchase Agreement. Our Opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our Opinion may be included in the Company’s proxy statement or similar disclosure document with respect to the Transaction; provided that it is reproduced in full, and that any summary of, or other description of, the Opinion in such proxy statement or other disclosure document, or other reference to Jefferies or its Opinion, will be acceptable to Jefferies and its counsel in their sole discretion.
      Based upon and subject to the foregoing, we are of the Opinion as investment bankers that, as of the date hereof, the Consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

Jefferies & Company, Inc.

Annex C
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
XO COMMUNICATIONS, LLC
* * * * *
      This Amended and Restated Limited Liability Company Agreement (this “Operating Agreement”) of XO Communications, LLC (the “Company”) is made on the date set forth below by the undersigned sole member (the “Original Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”).
      W I T N E S S E T H:
      WHEREAS, the Company was formed as a limited liability company under the Act on October 25, 2005 pursuant to the filing of the Certificate of Formation of the Company in the office of the Secretary of State of the State of Delaware;
      WHEREAS, the Original Member executed and enacted that certain Limited Liability Company Agreement, dated as of February 28, 2006 (the “Original Agreement”); and
      WHEREAS, the Original Member desires to amend and restate the Original Agreement in its entirety as set forth herein;
      NOW, THEREFORE, the Original Member hereby agrees to amend and restate the Original Agreement in its entirety as follows:
1.     Formation; Name; Original Agreement. The name of the Company is “XO Communications, LLC” and all business shall be conducted under that name.
2.     Purpose. The purpose for which the Company has been formed is to engage in any lawful act or activity that may be engaged in by a limited liability company formed under the Act as the members of the Company may from time to time determine.
3.     Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware is the Corporation Service Company at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.
4.     Admission. Upon execution and delivery of this Operating Agreement, the Original Member hereby resigns as sole member of the Company and Elk Associates LLC, a Delaware limited liability company (the “Member”), is hereby admitted as the sole member of the Company. The Member shall not be required to make any capital contribution to the Company but may make capital contributions from time to time.
5.     Resignation of the Member. The Member may resign from the Company at any time.
6.     Management of the Company. The business and affairs of the Company shall be conducted and managed by the Member. Notwithstanding the foregoing, the Member may designate persons in its sole discretion as officers of the Company, to perform any function that the Member is authorized to perform (including, without limitation, executing any instrument, agreement or document that the Member is authorized to execute) where such documents have been approved, orally or in writing, in advance by the Member. Such execution shall be deemed to constitute a proper approval of the same by the Member.
7.     Assignment of Interest. The Member may assign all or any portion of its membership interest in the Company to any person (“Assignee”). Each Assignee shall become a member of the Company upon the occurrence of such assignment and shall have all of the rights and powers and shall be subject to all of the duties and obligations of a member from and after the time of such assignment.
8.     Title to Property. Title to any property (whether real, personal or mixed) owned by or leased to the Company shall be held in the name of the Company, or in the name of any nominee the Member may in its discretion designate.
9.     Limited Liability. The Member shall not be liable for any debts or losses of the Company beyond the aggregate amount of its capital contribution, except as otherwise required by law.
10.     Distributions. At such times as determined by the Member, the Member shall cause the Company to distribute to the Member any cash or property held by it which is neither reasonably necessary for the operation of the Company nor in violation of the Act. The Member shall be liable to the Company for distributions made pursuant to this Section 10 only to the extent now or hereafter provided by the Act.
11.     Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the occurrence of an event of dissolution of the Company under the Act.
12.     Amendment. This Operating Agreement may be amended only in a writing executed by the Member.
13.     Application of Delaware Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware (without giving effect to the conflicts of laws principles thereof), and specifically the Act.
14.     Tax. The taxable year of the Company shall be the calendar year. The Company shall be disregarded as an entity separate from the Member for income tax purposes.
15.     No Third Party Beneficiaries. No person, other than the Member, shall have any rights hereunder.
16.     Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.
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      IN WITNESS WHEREOF, the undersigned has caused the execution of this Operating Agreement as of this             day of                     , 2006.

XO HOLDINGS, INC.,
Original Member

By:

Name:
Title:
ACKNOWLEDGED AND AGREED:
ELK ASSOCIATES LLC,
Sole Member

By:
Name:
Title:

Annex D
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
I. Purpose
      The primary function of the Audit Committee is to assist the Board of Directors of XO Holdings, Inc. (the “Company”) in fulfilling its oversight responsibilities by overseeing the processes involved in the preparation and review of the financial reports and other information provided to the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s auditing, accounting and financial reporting processes generally; and the audit process. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Oversee and appraise the audit efforts of the Company’s independent accountants and internal auditing department.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.
      The independent accounts shall be accountable to the Board of Directors of the Company and the Audit Committee.
      In addition, the Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.
II. Organization
      The Audit Committee shall be composed of three or more directors, all of whom are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member; provided, however, that one director who is not independent and who is not a current employee or an immediate family member of such employee may be appointed to the Audit Committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the Company and its stockholders. The Audit Committee shall be appointed annually by the Board of Directors. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. The Board shall appoint one of the members of the Audit Committee as the Chairperson.
III. Meetings
      The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, internal audit, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.
IV. Responsibilities and Duties
      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders

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that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.
      In carrying out these responsibilities, the Audit Committee will:
      1. Review and update the Committee’s charter annually.
      2. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountant.
      3. Confirm and assure the independence of the internal auditors and independent accountant, including the receipt and consideration of a formal written statement from the independent accountants regarding relationships and services they have performed which may potentially affect their objectivity and independence.
      4. Consider, in consultation with the independent accountant and internal audit, the audit scope and plan of the internal auditors and the independent accountant.
      5. Consider and review with the independent accountant and internal audit:

(a) The adequacy of the Company’s internal controls including computerized information system controls and security.

(b) Any related significant findings and recommendations of the independent accountant and internal audit together with management’s responses thereto.
      6. Review with management and the independent accountant at the completion of the annual examination:

(a) The Company’s annual financial statements and related footnotes.

(b) The independent accountant’s audit of the financial statements and its report thereon.

(c) Any significant changes required in the independent accountant’s audit plan.

(d) Any serious difficulties or disputes with management encountered during the course of the audit.

(e) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.
      7. Consider the independent accountant’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.
      8. Consider and review with management and internal audit:

(a) Significant findings during the year and management’s responses thereto.

(b) Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

(c) Any changes required in the planned scope of their audit plan.

(d) The internal auditing department budget and staffing.

(e) The internal auditing department charter.
      9. Review with management and the independent accountant any material issues brought to the attention of the Committee by the independent accountant or internal audit regarding the interim financial reports before each is filed with the SEC.

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